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                                                                    EXHIBIT 4.1

                                                                  EXECUTION COPY







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                              AMENDED AND RESTATED
                                CREDIT AGREEMENT

                           DATED AS OF APRIL 25, 1997

                                     AMONG

                           UNITED STATES CAN COMPANY

                                AS THE BORROWER,

                            THE LENDERS NAMED HEREIN

                                AS THE LENDERS,

                                      AND

                            BANK OF AMERICA ILLINOIS

                              AS THE AGENT AND AS
                           THE PRIMARY ISSUING LENDER





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




                               TABLE OF CONTENTS



ARTICLE I.


       DEFINITIONS AND INTERPRETATION                                         1
       SECTION 1.1. Defined Terms                                             1
       SECTION 1.2.  Use of Defined Terms                                     1
       SECTION 1.3.  Interpretation                                           1
       SECTION 1.4.  Accounting Terms                                         2
       SECTION 1.5.  Collateral Documents                                     2


ARTICLE II.


       AMOUNT AND TERM OF COMMITMENT                                          3
       SECTION 2.1.  Commitment                                               3
            SECTION 2.1.1  General Terms                                      3
            SECTION 2.1.2  Incremental Syndication                            3
       SECTION 2.2.  Reduction of Commitment Amount                           3
            SECTION 2.2.1.  Optional                                          3
            SECTION 2.2.2.  Mandatory                                         4
       SECTION 2.3.  Various Types of Loans                                   4
       SECTION 2.4.  Borrowing Procedures                                     4
       SECTION 2.5.  Evidence of Loans7
       SECTION 2.6.  Continuation/Conversion/Redenomination Procedures        7
       SECTION 2.7.  Pro Rata Treatment                                       8
       SECTION 2.8.  Principal Payments                                       8
            SECTION 2.8.1.  Repayments and Prepayments                        8
            SECTION 2.8.2.  Application                                       9
       SECTION 2.9.  Interest Payments                                       10
            SECTION 2.9.1.  Rates                                            10
            SECTION 2.9.2.  Default Rate                                     10
            SECTION 2.9.3.  Payment Dates                                    10
            SECTION 2.9.4.  Rate Determinations                              11
       SECTION 2.10.  Increased Costs and Reduction of Returns               12
       SECTION 2.11.  Funding Losses                                         13
       SECTION 2.12.  Illegality                                             14
       SECTION 2.13.  Right of the Lenders to Fund through Other Offices     15
       SECTION 2.14.  Commitment Fee and Fee Obligations Generally           15
       SECTION 2.15.  Payments and Computations                              16
       SECTION 2.16.  Taxes                                                  18
       SECTION 2.17.  Sharing of Payments, Etc.                              21
       SECTION 2.18.  Warranty                                               21
       SECTION 2.19.  Conditions                                             21



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    SECTION 2.20.  All Obligations Secured                                    21
    SECTION 2.21.  Use of Proceeds                                            22
    SECTION 2.22.  Currency Equivalents                                       23
    SECTION 2.23.  Amendment and Restatement of Existing Agreement;
                   Transitional Provisions                                    23

ARTICLE III.

    LETTERS OF CREDIT24
    SECTION 3.1.  Commitment for Letters of Credit                            24
    SECTION 3.2.  Issuance of Letters of Credit                               25
    SECTION 3.3.  Letter of Credit Fee                                        25
    SECTION 3.4.  Obligations of the Lenders to Issuing Lender under a
                  Letter of Credit                                            26
    SECTION 3.5.  Reimbursement Obligation                                    27
    SECTION 3.6.  Representatives of Beneficiaries                            27
    SECTION 3.7.  Responsibility of the Agent, the Issuing Lender
                  and the Lenders                                             27
    SECTION 3.8.  Modifications to Letters of Credit                          28
    SECTION 3.9.  Uniform Customs and Practice for Documentary Credits        28
    SECTION 3.10. Indemnification                                             29
    SECTION 3.11. Liability of Issuing Lender                                 29
    SECTION 3.12. Reliance by Issuing Lender                                  29
    SECTION 3.13. Notice of Default                                           30
    SECTION 3.14. Indemnification                                             30
    SECTION 3.15. Documents and Reports                                       31
    SECTION 3.16. Amendments                                                  31
    SECTION 3.17. Interpretation                                              31
    SECTION 3.18. Reductions and Reinstatements                               31

ARTICLE IV.

    CONDITIONS OF LENDING                                                     32
    SECTION 4.1.  Conditions Precedent to Effectiveness of this Agreement     32
    SECTION 4.2.  Conditions Precedent to Each Borrowing and Each
                  Issuance of a Letter of Credit                              34
    SECTION 4.3.  No Waiver                                                   35

ARTICLE V.

    REPRESENTATIONS AND WARRANTIES                                            35
    SECTION 5.1.  Representations and Warranties of the Borrower              35




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ARTICLE VI.

        COVENANTS                                                            43
        SECTION 6.1.  Affirmative Covenants                                  43
        SECTION 6.2.  Negative Covenants                                     48
        SECTION 6.3.  Financial Covenants                                    57
        SECTION 6.4.  Financial Reporting                                    59

ARTICLE VII.

        EVENTS OF DEFAULT; REMEDIES                                          63
        SECTION 7.1.  Events of Default                                      63
        SECTION 7.2.  Acceleration                                           66
        SECTION 7.3.  Injunctive Relief                                      67
        SECTION 7.4.  Bond Letters of Credit                                 67

ARTICLE VIII.

        THE AGENT                                                            67
        SECTION 8.1.  Appointment and Authorization                          67
        SECTION 8.2.  Delegation of Duties                                   68
        SECTION 8.3.  Liability of Agent                                     68
        SECTION 8.4.  Reliance by Agent                                      68
        SECTION 8.5.  Notice of Default                                      69
        SECTION 8.6.  Credit Decision                                        69
        SECTION 8.7.  Indemnification                                        70
        SECTION 8.8.  Agent in Individual Capacity                           70
        SECTION 8.9.  Successor Agent                                        71
        SECTION 8.10.  Collateral Matters                                    71

ARTICLE IX.

        MISCELLANEOUS                                                        72
        SECTION 9.1.  Amendments, etc.                                       72
        SECTION 9.2.  Notices, etc.                                          72
        SECTION 9.3.  No Waiver; Remedies                                    73
        SECTION 9.4.  Costs and Expenses                                     73
        SECTION 9.5.  Setoff                                                 74
        SECTION 9.6.  Binding Effect                                         74
        SECTION 9.7.  Assignments, Participations, etc.                      74
        SECTION 9.8.  Survival of Warranties and Agreements                  76
        SECTION 9.9.  Marshalling; Recourse to Security; Payments Set Aside  77
        SECTION 9.10.  Limitation of Liability                               77
        SECTION 9.11.  Indemnification                                       77



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SECTION 9.12.  Consent to Jurisdiction and Service of Process; Waiver of
               Jury Trial                                                     78

SECTION 9.13.  Performance of Obligations                                     79

SECTION 9.14.  Construction                                                   79

SECTION 9.15.  Governing Law                                                  79

SECTION 9.16.  Execution in Counterparts                                      79

SECTION 9.17.  Entire Agreement                                               79

SECTION 9.18.  Designated Senior Indebtedness of Subsidiary Guarantors        80





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                                    Exhibits



Exhibit A        -    Form of Assignment and Acceptance
Exhibit B        -    Form of Notice of Borrowing
Exhibit C        -    Form of Change Notice
Exhibit D        -    Form of Standard Letter of Credit
Exhibit E        -    Form of Letter of Credit Request
Exhibit F        -    Opinions of Counsel for the Borrower
Exhibit G        -    Form of Compliance Certificate



                                   Schedules

Schedule I       -    Definitions
Schedule II      -    List of Percentages and Applicable Lending Offices
Schedule III     -    Existing Loans and Existing L/C's
Schedule IV      -    List of Closing Documents
Schedule 5.1(g)  -    Existing Liens
Schedule 5.1(i)  -    Litigation
Schedule 5.1(k)  -    ERISA Plans
Schedule 5.1(l)  -    Environmental Matters
Schedule 5.1(r)  -    Subsidiaries
Schedule 5.1(t)  -    Insurance Policies
Schedule 5.1(u)  -    Labor Contracts

                     AMENDED AND RESTATED CREDIT AGREEMENT


          THIS AMENDED AND RESTATED CREDIT AGREEMENT (including Schedules and Exhibits, this "Agreement") dated as of April 25, 1997, among UNITED STATES CAN COMPANY, a Delaware corporation (the "Borrower"), the institutions listed on the signature pages hereof (together with their successors and assigns, the "Lenders"), and BANK OF AMERICA ILLINOIS ("Bank of America"), as representative for the Lenders (in such capacity, the "Agent").

                                   ARTICLE I.

                         DEFINITIONS AND INTERPRETATION

          SECTION 1.1. Defined Terms. Capitalized terms (whether or not underscored) used in this Agreement, including its preamble, shall (unless a clear contrary intention appears) have the respective meanings assigned thereto in Schedule I.

          SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Schedules and each Notice of Borrowing, Change Notice, Compliance Certificate, Assignment and Acceptance, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

          SECTION 1.3. Interpretation. In this Agreement and each other Loan Document, unless a clear contrary intention appears:

          (a)  the singular number includes the plural number and vice versa;

          (b) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

          (c)  reference to any gender includes each other gender;

          (d) reference to any agreement (including this Agreement and the Schedules and Exhibits hereto), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;



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          (e)  reference to any Applicable Law means such Applicable Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder;

          (f) unless the context indicates otherwise, reference to any Article, Section, Schedule or Exhibit means such Article or Section hereof or Schedule or Exhibit hereto;

          (g) "hereunder," "hereof," "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

          (h) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; and

          (i) relative to the determination of any period of time, "from" means "from and including" and "to" and "through" means "to but excluding."

          SECTION 1.4. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Except as otherwise provided herein, if any changes in accounting principles from those used in the preparation of the most recent financial statements referred to in Section 5.1(f) are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Borrower with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, standards or terms found in Article VI or in the related definitions of terms used therein, the parties hereto agree to enter into negotiations in order to amend such provisions so as to reflect equitably such changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such changes as if such changes had not been made, provided that no change in GAAP that would affect the method of calculation of any of the financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Majority Lenders, so as to reflect such change in accounting principles.

          SECTION 1.5. Collateral Documents. References in this Agreement or any other Loan Document to the Security Agreement or any other Collateral Document, in a case where such Collateral Document is or would be governed by the laws of any jurisdiction other than Illinois, shall mean and be a reference to a document having a purpose and effect under the laws of such other jurisdiction similar to the purpose and effect of the corresponding form of Collateral Document referred to herein.



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                                  ARTICLE II.

                         AMOUNT AND TERM OF COMMITMENT

          SECTION 2.1. Commitment. On the terms and subject to the conditions of this Agreement (including Article IV), each Lender severally and for itself alone agrees to make Loans to, and to issue or participate in the issuance of Letters of Credit for the account of, the Borrower pursuant to the Commitment as described in this Article II and in Article III, respectively.

          SECTION 2.1.1  General Terms.   From time to time on any Business Day
occurring prior to the Commitment Termination Date, each Lender, severally and for itself alone, agrees to make revolving loans in Dollars or in Alternative Currencies (relative to such Lender, its "Loans") to the Borrower equal to such Lender's Percentage of the aggregate amount of the Borrowing of Loans requested by the Borrower to be made on such day. The commitment of each Lender described in this Section 2.1 is herein referred to as its "Commitment"; provided that (a) the aggregate principal amount of all Loans which any Lender shall be committed to have outstanding hereunder shall not at any time exceed the product of such Lender's Percentage and the Availability and (b) the aggregate principal amount of all Loans which the Lenders shall be committed to have outstanding hereunder (determined on a Dollar equivalent basis) shall not at any time exceed the Availability. On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Loans.

          SECTION 2.1.2 Incremental Syndication. If, on or prior to December 31, 1997, the Lenders as a group collectively assign pursuant to Section 9.7 ratable, undivided interests in a portion of their respective rights and obligations under and with respect to this Agreement to a single Assignee in an aggregate proposed Commitment amount equal to $15,000,000 (the "Incremental Syndication"), then, subject to Sections 2.2 and 7.2, and effective as of the date of effectiveness of such Incremental Syndication, the Commitment Amount shall be automatically and simultaneously increased from $110,000,000 to
$125,000,000.   No assigning Lender's Commitment shall be decreased (or
increased) as a result of such Incremental Syndication, but each such assigning Lender's Percentage shall be decreased as provided in Schedule II.

          SECTION 2.2. Reduction of Commitment Amount. The Commitment Amount is subject to reduction from time to time pursuant to this Section 2.2.

          SECTION 2.2.1. Optional. The Borrower may, from time to time on any Business Day, voluntarily reduce the amount of the Commitment Amount by paying to the Agent for the account of the Lenders such amount as is necessary to reduce the outstanding principal balance of the Loans plus the then Letter of Credit Obligations to such reduced Commitment Amount; provided that all such reductions shall require at least one (1) Business Day's prior written notice to the Agent and be permanent and that any partial reduction of the


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Commitment Amount shall be in a minimum amount of $2,500,000 and in an integral multiple of $1,000,000 in excess thereof.

          SECTION 2.2.2. Mandatory. The Commitment Amount shall be automatically and permanently reduced (a) by $12,500,000, from $125,000,000 to $112,500,000, on April 25, 2000 and (b) by $12,500,000, from 112,500,000 to
$100,000,000, on April 25, 2001; provided, however, if the Incremental Syndication shall have not occurred, no reduction to the Commitment Amount shall occur on April 25, 2000 and on April 25, 2001 the Commitment Amount shall be automatically and permanently reduced by $10,000,000, from $110,000,000 to $100,000,000.

          SECTION 2.3. Various Types of Loans. Each Loan shall be either a Base Rate Loan or a Eurodollar Loan (each a "type" of Loan), as the Borrower shall specify in the related notice of Borrowing or Change Notice pursuant to
Section 2.4 or 2.6. Eurodollar Loans having the same Interest Period are sometimes called a "Group"; provided, however, that, if the Borrower shall request the Lenders to make, on the same day, more than one set of Eurodollar Loans having the same Interest Period, each such set of Eurodollar Loans shall be considered a "Group" hereunder. Base Rate Loans and Eurodollar Loans may be outstanding at the same time provided that not more than ten different Groups of Eurodollar Loans shall be outstanding at any one time.

          SECTION 2.4. Borrowing Procedures. (a) The Borrower shall give notice to the Agent of each proposed Borrowing not later than (i) in the case of a Borrowing of Base Rate Loans, 11:00 A.M. (Chicago time) on the proposed date of such Borrowing, (ii) in the case of a Borrowing of Eurodollar Loans to be denominated in Dollars, 11:00 A.M. (Chicago time) at least three (3) Business Days prior to the proposed date of such Borrowing and (iii) in the case of a Borrowing of Eurodollar Loans to be denominated in an Alternative Currency, 11:00 A.M. (Chicago time) at least four (4) Business Days prior to the proposed date of such Borrowing. Each such notice (a "Notice of Borrowing") shall be requested by telephone with same day written confirmation by facsimile transmission, substantially in the form of Exhibit B hereto, specifying therein the date, the amount and type of such Borrowing and, in the case of a Borrowing of Eurodollar Loans, the initial Interest Period therefor and the currency.
Each Borrowing shall be in Dollars or in an Alternative Currency and each Borrowing denominated in an Alternative Currency shall be a Eurodollar Loan.
All Loans requested on the Closing Date shall be Base Rate Loans. Promptly following receipt of any such notice, the Agent shall advise each Lender thereof.

          (b) In the case of a proposed Borrowing comprised of Eurodollar Loans in an Alternative Currency other than Sterling or French Francs, the obligation of each Lender to make its Eurodollar Loan in the requested Alternative Currency as part of such Borrowing is subject to the confirmation by such Lender to the Agent not later than 10:00 A.M. (Chicago time) on the third (3rd) Business Day before the requested date of such Borrowing that such Lender agrees to


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




make its Eurodollar Loan in the requested Alternative Currency, which confirmation shall be notified immediately by the Agent to the Borrower. If any Lender shall not have so provided to the Agent such confirmation, the Agent shall promptly notify the Borrower and each Lender that a Lender has not provided such confirmation, whereupon the Borrower may, by notice to the Agent not later than the second (2nd) Business Day before the requested date of such Borrowing, withdraw the Notice of Borrowing relating to such requested Borrowing. If the Borrower does so withdraw such Notice of Borrowing, the Borrowing requested in such Notice of Borrowing shall not occur and the Agent shall promptly so notify each Lender. If the Borrower does not so withdraw such Notice of Borrowing, the Agent shall promptly so notify each Lender and such Notice of Borrowing shall be deemed to be a Notice of Borrowing which requests a Borrowing comprised of Eurodollar Loans in an aggregate amount in Dollars equivalent, on the date the Agent so notifies each Lender, to the amount of the originally requested Borrowing in the originally requested Alternative Currency; and in such notice by the Agent to each Lender the Agent shall state such aggregate equivalent amount of such Borrowing in Dollars and such Lender's Percentage of such Borrowing.

          (c) Each Lender shall, before 2:00 P.M. (Chicago time) on the date of each such Borrowing, make available for the account of its Applicable Lending Office to the Agent (i) in the case of a Borrowing in Dollars, at such account maintained at the Payment Office for Dollars as shall have been notified by the Agent to the Lenders prior thereto and in same day funds, such Lender's Percentage of such Borrowing in Dollars, and (ii) in the case of a Borrowing in an Alternative Currency, at such account maintained at the Payment Office for such Alternative Currency as shall have been notified by the Agent to the Lenders prior thereto and in same day funds, such Lender's Percentage of such Borrowing in such Alternative Currency. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article IV, the Agent will make such funds available to the Borrower at the aforesaid applicable Payment Office or, at the Borrower's option, at such other account as the Borrower shall designate from time to time.

          (d) Any Lender which does not make funds available at the applicable time specified under this Section 2.4 shall pay to the Agent on demand interest thereon at the Federal Funds Rate for the number of days from the date of the applicable Borrowing to the date on which such amount becomes immediately available to the Agent, together with such other compensatory amounts as may be required to be paid by such Lender to the Agent pursuant to the Rules for Interbank Compensation of the Council on International Banking or the Clearinghouse Compensation Committee, as the case may be, as in effect from time to time. A statement of the Agent submitted to any Lender with respect to any amounts owing under this Section 2.4 shall be conclusive in the absence of manifest error. If such amount is not in fact made available to the Agent by such Lender on the same Business Day as the date of such Borrowing, the Agent shall be entitled to recover such amount from the Borrower, with interest thereon at the rate then applicable to the Loans comprising such Borrowing, on demand.



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          (e)  Each Borrowing consisting of Eurodollar Loans or Base Rate Loans, and each Group of Eurodollar Loans, shall be in an aggregate amount not less than $1,000,000, or an integral multiple of $100,000 in excess thereof (or the equivalents thereof in any applicable Alternative Currency). For purposes of this Section 2.4 and all other provisions of this Article II, the equivalent in Dollars of any Alternative Currency or the equivalent in any Alternative
Currency of Dollars or of any other Alternative Currency shall be determined in accordance with Section 2.22.

          (f) Except as otherwise provided in Section 2.4(b), each Notice of Borrowing (whether in writing or by telephone) shall be irrevocable and binding on the Borrower. The Borrower shall provide the Agent with documents reasonably satisfactory to the Agent indicating the names of those employees of the Borrower authorized by the Borrower to make telephonic requests for Loans and continuations, conversions and redenominations thereof, and the Agent shall be entitled to rely upon such documentation until notified in writing by the Borrower of any change(s) in the names of the employees so authorized. The Agent shall be entitled to act on the instructions of anyone identifying himself as one of the persons authorized to request Loans and continuations, conversions and redenominations thereof by telephone and the Borrower shall be bound thereby in the same manner as if the Person were actually so authorized. The Borrower agrees to indemnify and hold the Agent and each Lender harmless from any and all claims, damages, liabilities, losses, costs and expenses (including Attorney Costs) which may arise or be created by the acceptance of instructions for making, continuing, converting or redenominating any Loans by telephone. In the case of any request for a Borrowing of Eurodollar Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure (i) to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article IV or (ii) to otherwise make the Borrowing in accordance with such Notice of Borrowing, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing when such Loan, as a result of such failure, is not made on such date.

          (g) Except as otherwise provided in Section 2.4(b), unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender's Percentage of such Borrowing, the Agent may assume that such Lender has made such Percentage available to the Agent on the date of such Borrowing in accordance with Section 2.4(c) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such Percentage available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such

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corresponding amount, such amount so repaid shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

          (h) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

          SECTION 2.5. Evidence of Loans. Except to the extent a Loan may, at the request of any Lender, be evidenced by a note, all Loans and payments hereunder shall be recorded on the books of the Lender making such Loan or receiving such payment, which shall be rebuttably presumptive evidence of the amount of such Loans outstanding at any time hereunder. Notwithstanding any term or condition of this Agreement to the contrary, however, the failure of any Lender to record the date and amount of any Loan made by such Lender hereunder or error in so recording shall not limit or otherwise affect the obligations of the Borrower to repay any such Loan and interest thereon; provided that if there is an error in so recording there shall be a rebuttable presumption that the records of the Agent are true and correct as to the amount of the Loan.

          SECTION 2.6. Continuation/Conversion/Redenomination Procedures. Subject to Sections 2.3 and 2.4, the Borrower may convert any outstanding Loans of one type comprising the same Borrowing into Loans of another type comprising the same Borrowing, continue any outstanding Eurodollar Loans comprising the same Borrowing and denominated in one currency as Eurodollar Loans denominated in the same currency, or redenominate any outstanding Eurodollar Loans comprising the same Borrowing and denominated in one currency as Eurodollar Loans denominated in another currency, in each case by giving notice thereof to the Agent not later than 11:00 A.M. (Chicago time), (a) in the case of a conversion of a Dollar denominated Eurodollar Loan into a Base Rate Loan, on or before the proposed date of such conversion, (b) in the case of a continuation of or conversion of a Dollar denominated Loan into a Dollar denominated Eurodollar Loan, at least three (3) Business Days prior to the proposed date of such continuation or conversion and (c) in the case of a continuation of an Alternative Currency denominated Eurodollar Loan, a conversion of a Base Rate Loan into an Alternative Currency denominated Loan, or a redenomination of any Loan into a Loan denominated in another currency, at least four (4) Business Days prior to such continuation, conversion or redenomination; provided, that Eurodollar Loans may be continued, converted or redenominated only as of the last day of the Interest Period applicable thereto; and provided, further, that each redenomination of Loans into Alternative Currency denominated Loans shall be subject to the provisions of Section 2.4(b) as if such redenominated Loans were requested as a new Borrowing of Loans under such section. Each such notice (a "Change Notice") shall be by telephone with same day written confirmation by facsimile transmission substantially in the form of Exhibit C, specifying therein the date and amount of such continuation, conversion or redenomination, the type and currency of the Loan to be so converted, continued or redenominated, and, in the case of a continuation or redenomination of or conversion into a Eurodollar Loan, the new Interest Period therefor. Promptly upon receipt of such notice (which shall be effective upon receipt by the Agent), the Agent shall advise each Lender thereof. Subject to Sections 2.18 and 2.19, such Loan shall be so converted, continued or redenominated on the requested date of conversion, continuation or redenomination; provided that each conversion, continuation or redenomination shall be on a Business Day and, after giving effect to any such conversion, continuation or redenomination, the aggregate principal amount of each Group of Eurodollar Loans shall be at least $1,000,000 and an integral multiple of $100,000 (or the equivalent thereof in any applicable Alternative Currency). Each Eurodollar Loan shall automatically convert to a Base Rate Loan at the end of the Interest Period applicable thereto, unless (i) in the case of an expiring Dollar denominated Eurodollar Loan, the Borrower shall have delivered to the Agent a Change Notice not less than three (3) nor more than five (5) Business Days prior to the last day of the Interest Period applicable thereto or, in the case of an expiring Alternative Currency denominated Eurodollar Loan, the Borrower shall have delivered to the Agent a Change Notice not less than four
(4) nor more than six (6) Business Days prior to the last day of the Interest Period applicable thereto and (ii) all of the other conditions contained in this
Section 2.6 are complied with.

          SECTION 2.7. Pro Rata Treatment. All Borrowings, continuations, conversions, redenominations, prepayments, repayments and mandatory and voluntary Commitment Amount reductions shall be effected so that after giving effect thereto each Lender will have a ratable share (according to its Percentage) of all types and Groups of Loans, Letters of Credit and the Commitment Amount.

          SECTION 2.8. Principal Payments. Repayments and prepayments of principal of the Loans shall be made in accordance with this Section 2.8.

          SECTION 2.8.1. Repayments and Prepayments. The Borrower will make payment in full of all unpaid principal of each Loan on the Commitment Termination Date. Prior thereto, the Borrower:

          (a) may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided that

               (i) any such prepayment of a Eurodollar Loan prior to the last day of the Interest Period for such Loan shall be subject to Section 2.11,

               (ii) no such prepayment of a Eurodollar Loan may be made which, after giving effect thereto, would result in the aggregate outstanding principal amount of any Group of Loans to be (A) less than $1,000,000 or an integral multiple of the Alternative Currency equivalent of $100,000 in excess thereof, in the case of Dollar denominated Eurodollar Loans or (B) less than the applicable Alternative Currency equivalents of $3,000,000 or in an integral multiple of $1,000,000 in excess thereof, in the case of Alternative Currency denominated Eurodollar Loans,

               (iii) each such voluntary prepayment shall require (A) in the case of Base Rate Loans or Dollar denominated Eurodollar Loans, written notice by at least 11:00 A.M. on such Business Day but no more than three (3) Business Days' prior written notice to the Agent and
          (B) in the case of Alternative Currency denominated Eurodollar Loans, at least four (4) but no more than six (6) Business Days' prior written notice to the Agent, and

               (iv) each such voluntary prepayment shall be in a minimum amount of (A) $1,000,000 and an integral multiple of $100,000 in excess thereof (or, if less, the aggregate principal amount of all such Loans outstanding) in the case of Dollar denominated Loans and (B) the Alternative Currency equivalent of $3,000,000 and an integral multiple of the Alternative Currency equivalent of $1,000,000 in excess thereof (or, if less, the aggregate principal amount of all such Loan outstanding) in the case of Alternative Currency denominated Loans;

          (b) shall, on each date when any reduction in the Commitment Amount shall become effective, make a mandatory prepayment of all Loans equal to the excess, if any, of the aggregate outstanding principal amount of all Loans (determined on a Dollar equivalent basis) over Availability as so reduced;

          (c) shall, from time to time, make mandatory prepayments of the Loans in such amounts and at such times as may be necessary to prevent (i) the aggregate outstanding principal amount of all Loans (determined on a Dollar equivalent basis) from exceeding Availability and (ii) the aggregate outstanding Letter of Credit Obligations from exceeding Letter of Credit Availability (determined on a Dollar equivalent basis);

          (d) shall, immediately upon any acceleration of the maturity of any Loans pursuant to Section 7.2, repay all Loans.

Each repayment and prepayment of any Loans made pursuant to this Section 2.8.1 shall be without premium or penalty, except as may be required by Section 2.11. No mandatory or voluntary prepayment of principal of the Loans shall cause a reduction in the Commitment Amount.

          SECTION 2.8.2. Application. Unless the Borrower specifies otherwise at the time of such prepayment, any prepayment of any type of Loans shall be applied first to the portion of such Loans being maintained as Base Rate Loans and then to the portion of such Loans being maintained as Eurodollar Loans.

          SECTION 2.9. Interest Payments. Interest on Loans shall accrue and be payable in accordance with this Section 2.9.

          SECTION 2.9.1. Rates. From the date any Loan is made to the date the principal amount of such Loan is repaid in full, interest shall accrue on the outstanding principal amount of such Loan at a rate per annum:

          (a) on that portion of the outstanding principal amount thereof maintained from time to time as a Base Rate Loan, equal to the Base Rate from time to time in effect; and

          (b) on that portion of the outstanding principal amount thereof maintained from time to time as a Eurodollar Loan, during each Interest Period applicable thereto, equal to the sum of the Eurodollar Rate (Adjusted) for such Interest Period, plus the then Applicable Eurodollar Margin per annum.

          SECTION 2.9.2.  Default Rate.  Notwithstanding the provisions of
Section 2.9.1, after the occurrence of any Default or Event of Default described in Section 7.1(a) or Section 7.1(e) and, at the election of the Majority Lenders at any time after the occurrence of any other Event of Default described in
Section 7.1, until the time when such Event of Default shall have been cured or waived or the principal of and interest on all Loans and all other monetary Obligations arising under this Agreement or any other Loan Document shall have been paid in full, the Borrower shall pay interest (after as well as before judgment) on the principal amount of all Loans and, to the fullest extent permitted by applicable law, on such other Obligations, respectively, at a rate per annum (the "Default Rate") which is determined:

          (a) in the case of the principal amount of such Eurodollar Loans, by increasing the Applicable Eurodollar Margin under clause (b) of Section
     2.9.1 by 2.0% per annum; and

          (b) in the case of other Obligations (including the principal amount of such Base Rate Loans), at a rate per annum equal to the sum of the Base Rate from time to time in effect plus 2.0%.

          SECTION 2.9.3. Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

          (a)  on the Commitment Termination Date;

          (b)  with respect to any portion of any Loan prepaid pursuant to
     Section 2.8.1, (A) in the case of Base Rate Loans, on the last day of the next fiscal quarter ending after such prepayment, but only with respect to interest accrued on such Loan through the date of prepayment, and (B) in the case of Eurodollar Loans, on the date of such prepayment;

          (c)  in the case of any Loan:

               (i) on that portion of the outstanding principal amount thereof maintained as a Base Rate Loan, on the last day of each fiscal quarter, commencing with the first such day following the Closing Date;

               (ii) on that portion of the outstanding principal amount thereof maintained as a Eurodollar Loan, on the last day of each applicable Interest Period and, if such Interest Period shall exceed three months, on the day of the third month of such Interest Period numerically corresponding to the first day of such Interest Period (or, if there is no such numerically corresponding day in such third month or if such numerically corresponding day is not a Business Day, on the next preceding Business Day of such third month); and

          (d) on that portion of any Loans the maturity of which is accelerated pursuant to Section 7.2, immediately upon such acceleration.

Interest accrued on the principal amount of each Loan or other monetary Obligation arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Commitment Termination Date, upon acceleration or otherwise) shall be payable upon demand.

          SECTION 2.9.4.  Rate Determinations.

          (a) All determinations by the Agent of any rate of interest applicable to any Loan or other monetary Obligation shall be conclusive in the absence of manifest error.

          (b) If Bank of America or the Agent shall have determined that for any reason adequate and reasonable means do not exist for ascertaining the Eurodollar Rate in Dollars or in any Alternative Currency for any requested Interest Period with respect to a proposed Eurodollar Loan or that the Eurodollar Rate applicable pursuant to Section 2.9.1 for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Agent will forthwith give notice of such determination to the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans in Dollars or in such Alternative Currency (as applicable) hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Change Notice then submitted by it. If the Borrower does not revoke such notice, the Lenders shall make, convert, continue or redenominate the Loans, as originally proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted, continued or redenominated as Base Rate Loans instead of Eurodollar Loans or, if such circumstances arise only with respect to the Loans requested in a particular Alternative Currency, such Loans shall be made as Eurodollar Loans denominated in Dollars.

               (c) On the date on which the aggregate unpaid principal amount of Loans shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000 (or the equivalent thereof in any applicable Alternative Currency), such Loans shall, if they are Eurodollar Loans, automatically convert into Base Rate Loans, and on and after such date the right of the Borrower to convert Base Rate Loans into Eurodollar Loans shall terminate. The Borrower shall be obligated to reimburse the Lenders for costs incurred in connection with such automatic conversion in accordance with Section 2.11.

               SECTION 2.10.  Increased Costs and Reduction of Returns.

               (a) If any Issuing Lender or any Lender shall determine that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Eurodollar Rate) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to (including a reduction in the sum receivable by) such Issuing Lender or Lender of agreeing to make or making, funding, continuing, redenominating or maintaining any of its Loans as, or converting (or its obligation to convert) any portion of the principal amount of any of its Loans into, Eurodollar Loans, or issuing, maintaining or participating in any Letter of Credit, then the Borrower shall be liable for, and shall from time to time, upon demand therefor by such Issuing Lender or Lender (with a copy of such demand to the Agent), immediately pay to the Agent for the account of such Issuing Lender or Lender, from time to time as specified by such Issuing Lender or Lender, additional amounts as are sufficient to compensate such Issuing Lender or Lender for such increased cost (including such reduced amount). A certificate as to such amounts, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

               (b) If any Issuing Lender or any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Issuing Lender or Lender (or its Applicable Lending Office) or any corporation controlling such Issuing Lender or Lender, with any Capital Adequacy Regulation, in any such case affects or would affect the amount of capital required or expected to be maintained by such Issuing Lender or Lender or any corporation controlling such Issuing Lender or Lender and (taking into consideration such Issuing Lender or Lender's or such corporation's policies with respect to capital adequacy and such Issuing Lender or Lender's desired return on capital) determines that the amount of such capital is increased as a consequence of its commitment to issue, its issuance of or participation in any Letter of Credit or its Commitment, Loans, credits or obligations under this Agreement, then, upon demand of such Issuing Lender or Lender (with a copy to the Agent), the Borrower shall pay to the Agent for the account of such Issuing Lender or Lender, from time to time as specified by such Issuing Lender or Lender, additional amounts as are sufficient to compensate such Issuing Lender or Lender or such corporation for such increase. A certificate as to such amounts, submitted to the Borrower and the Agent by such Issuing Lender or Lender shall be conclusive and binding for all purposes, absent manifest error.

          Each Issuing Lender and each Lender agree to notify the Borrower and the Agent promptly of any circumstances that would cause the Borrower to pay additional amounts pursuant to this Section 2.10, provided that the failure to give such notice shall not affect the Borrower's obligation to pay such additional amounts hereunder. Notwithstanding anything to the contrary in this
Section 2.10, the Borrower shall have no obligation to pay any additional amounts under clauses (a) or (b) of this Section 2.10 unless the claiming Issuing Lender or Lender shall have made demand upon the Borrower for such additional amounts within six (6) months after the claiming Issuing Lender or Lender learned of the circumstances that would cause the Borrower to pay such additional amounts. The agreements and obligations of the Borrower in this
Section 2.10 shall survive the payment of all other Obligations.

          SECTION 2.11. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation, reemployment or redenomination of deposits or other funds acquired by such Lender to make, continue, redenominate or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurodollar Loan) as a result of:

          (a) repayment or prepayment of the principal amount of any Eurodollar Loans on a date other than the last day of the Interest Period applicable thereto, whether pursuant to Section 2.8 or otherwise;

          (b) any conversion of all or any portion of the outstanding principal amount of any Eurodollar Loans to Base Rate Loans prior to the expiration of the Interest Period then applicable thereto;

          (c) any Loans not being made as Eurodollar Loans in accordance with the Notice of Borrowing therefor; or

          (d) any Loans not being continued as, or converted or redenominated into, Eurodollar Loans in accordance with the Change Notice given therefor,

then, upon the request of such Lender to the Borrower (with a copy to the Agent), the Borrower shall pay to the Agent for the account of such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Solely for purposes of calculating amounts payable by the Borrower to such Lenders under this Section 2.11, each Eurodollar Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the rate used in determining the Eurodollar Rate for such Eurodollar Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period and in the same currency, whether or not such Eurodollar Loan is in fact so funded. Any claim by a Lender for reimbursement under this Section 2.11 shall be set forth in a certificate delivered by such Lender to the Borrower and the Agent and shall be conclusive and binding absent manifest error. The agreements and obligations of the Borrower in this Section 2.11 shall survive the payment of all other Obligations.

          SECTION 2.12.  Illegality.

          (a) If any Lender shall determine that the introduction of any Applicable Law, or any change in any Applicable Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make Eurodollar Loans in Dollars or in any Alternative Currency, then, on notice thereof by such Lender to the Borrower through the Agent, the obligation of that Lender to make, convert into or continue or redenominate Eurodollar Loans in Dollars or such Alternative Currency, as the case may be, shall be suspended until such Lender shall have notified the Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

          (b) If a Lender shall determine that it is unlawful to maintain any Eurodollar Loan in Dollars or in any Alternate Currency, the Borrower shall prepay in full all Eurodollar Loans in Dollars or such Alternative Currency, as the case may be, of that Lender then outstanding, together with interest accrued thereon, or convert or redenominate such Eurodollar Loans, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately prepay in full all such Eurodollar Loans, together with interest accrued thereon, upon request therefor if such Lender may not lawfully continue to maintain such Eurodollar Loans until the last day of the Interest Period, together with any amounts required to be paid in connection therewith pursuant to Section 2.11.

          (c) If the Borrower is required to prepay any Eurodollar Loan immediately as provided in Section 2.12(b), then concurrently with such prepayment, the Borrower shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

          (d) If the obligation of any Lender to make or maintain Eurodollar Loans in Dollars or any Alternative Currency has been terminated, the Borrower may elect, by giving notice to such Lender through the Agent that all Loans which would otherwise be made by such Lender as Eurodollar Loans in Dollars or such Alternative Currency, as the case may be, shall instead be Base Rate Loans or Eurodollar Loans denominated in Dollars.

          (e) Before giving any notice to the Agent pursuant to this Section 2.12, the affected Lender shall designate a different Eurodollar Office with respect to its Eurodollar Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

          (f) Upon receipt by the Borrower of a notice from any Lender (an "Affected Bank") pursuant to this Section 2.12, the Borrower may (i) request one or more of the other Lenders to acquire and assume all or part of such Affected Bank's Loans and Commitment (but no Lender shall be required to do so) or (ii) designate a replacement for such Affected Bank satisfying the qualifications of an Eligible Assignee. Any such transfer or assignment shall be subject to the provisions of Section 9.7.

          SECTION 2.13. Right of the Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any Eurodollar Loan by causing a foreign branch or affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or affiliate.

          SECTION 2.14.  Commitment Fee and Fee Obligations Generally.

          (a) Commitment Fee. The Borrower agrees to pay to the Agent, for the account of each Lender, a commitment fee (the "Commitment Fee") in an amount equal to the product of (i) the Applicable Commitment Fee Percentage multiplied by (ii) the daily average amount by which the Commitment Amount exceeds the sum of the outstanding principal balance of the Loans plus the then Letter of Credit Obligations for each fiscal quarterly period ending after the Closing Date and for the period commencing on the last day of the fiscal quarter most recently ending immediately prior to the Commitment Termination Date and ending on the Commitment Termination Date. The Commitment Fee shall be payable quarterly in arrears on the last day of each fiscal quarter for the fiscal period then ended and on the Commitment Termination Date. Solely for purposes of calculating the Commitment Fee under this Section 2.14(a), the equivalent in Dollars of each Eurodollar Loan made in an Alternative Currency as determined on the date of the making of such Loan shall be the amount of the Commitment Amount used in connection with such Loan, and no further adjustments shall be made with respect to fluctuations thereafter in the value of the Alternative Currency of such Loan.

          (b) Arrangement Fee and Agency Fee. The Borrower agrees to pay to the Agent, for its own account, an arrangement fee and an agency fee in an amount and at the times set forth in a letter agreement between the Borrower and the Agent of even date herewith (the "Fee Letter").

          (c) Closing Fee. The Borrower agrees to pay on the Closing Date, to each Lender, an amount equal to the product of 0.125% and the Commitment of such Lender as of the Closing Date.

          (d) Fee Obligations. The obligation of the Borrower to pay the fees described in this Section 2.14, and the Letter of Credit Fees described in
Section 3.3, shall be in addition to, and not in lieu of, the obligation of the Borrower to pay interest and expenses and other amounts otherwise described in this Agreement. The fees described in this Section 2.14 shall be fully earned on the earlier of the date paid or accrued and shall be non-refundable. The Letter of Credit Fees and the fees described in this Section 2.14 shall bear interest, if not paid when due, at the Default Rate.

          SECTION 2.15.  Payments and Computations.

          (a) Allocation. All payments by the Borrower pursuant to this Agreement or any other Loan Document (except with respect to principal of, interest on, and other amounts directly relating to Loans denominated in an Alternative Currency), whether in respect of principal of or interest on Loans or other Obligations, shall be made by the Borrower no later than 12:00 Noon (Chicago time) on the day when due in Dollars to the Agent in same day funds by deposit of such funds to the Agent's account maintained at the Payment Office for Dollars in Chicago. All payments by the Borrower pursuant to this Agreement or any other Loan Document with respect to principal of, interest on, and other amounts directly relating to Loans denominated in an Alternative Currency shall be made by the Borrower no later than 12:00 Noon (at the Payment Office for such Alternative Currency) on the day when due in such Alternative Currency to the Agent in same day funds by deposit of such funds to the Agent's account maintained at such Payment Office. All payments in respect of principal of or interest on Loans or Letter of Credit Obligations shall (unless otherwise specified herein) be made by the Borrower to the Agent for the account of the Lenders pro rata according to the respective unpaid principal amounts of the Loans made by them or to their respective participation or other interests in such Letter of Credit Obligations, as the case may be. The payment of all fees referred to in Section 2.14 and Section 3.3 shall (unless otherwise specified therein) be made by the Borrower to the Agent for the account of the Lenders entitled thereto. All other amounts payable to the Agent or any Lender under this Agreement or any other Loan Document (except under Sections 2.10, 2.11, 2.12(b), 2.14(b), 2.16, 3.3(b) or the Closing Date Assignment) shall be paid to the Agent for the account of the Person entitled thereto. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.7(d), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. The Agent shall promptly remit to each Lender in immediately available funds such Lender's share of all such payments received by the Agent for the account of such Lender.

          (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

          (c) All computations of interest or fees hereunder or under any other Loan Document shall be made by the Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or such fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided if such extension would cause payment of interest on or principal of Eurodollar Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

          (e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

          (f) All payments of principal, interest, fees and all expenses and other amounts due hereunder or under any other Loan Document payable to the Lenders shall be made without condition and in same day funds and delivered to the Agent on the date thereof not later than the applicable cut-off time described in Section 2.15(a), and funds received by the Agent after that time shall be deemed to have been paid on the next succeeding Business Day.

          (g) Each payment of principal shall be applied to such Loans as provided herein or, if not so provided, as the Borrower shall direct by notice to be received by the Agent on or before the date of such payment or, in the absence of such notice, first, to the unpaid principal amount of any Loans outstanding that are being maintained as Base Rate Loans, and then as the Agent shall determine in its discretion. Concurrently with each remittance to any Lender of its share of any such payment, the Agent shall advise such Lender as to the application of such payment.

          SECTION 2.16. Taxes

          (a) Subject to Section 2.16(d), any and all payments by the Borrower to each Lender or the Agent under this Agreement shall be made free and clear of, and without, unless required by Applicable Law (in which case Section 2.16(d) shall apply), deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender's net income by the jurisdiction under the laws of which such Lender or the Agent, as the case may be, is organized or maintains any Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").

          (b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as "Other Taxes").

          (c) Subject to Section 2.16(g), the Borrower shall indemnify and hold harmless each Lender and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by Lender or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within thirty (30) days from the date Lender or the Agent makes written demand therefor, which written demand shall be made no sooner than thirty (30) days prior to the date Lender intends to pay such Taxes or Other Taxes.

          (d) If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then, subject to Section 2.16(g):

          (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) such Lender or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

          (ii)  the Borrower shall make such deductions; and

          (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (e) Within thirty (30) days after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

          (f) Each Lender which is a foreign person (i.e., a person other than a United States person for United States Federal income tax purposes) agrees that:

          (i) it shall, no later than the Closing Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 9.7 after the Closing Date, the date upon which Lender becomes a party hereto) deliver to the Borrower through the Agent two accurate and complete signed originals of IRS Form 4224 or any successor thereto ("Form 4224"), or two accurate and complete signed originals of IRS Form 1001 or any successor thereto ("Form 1001"), as appropriate, in each case indicating that the Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States Federal income tax;

          (ii) if at any time the Lender makes any changes necessitating a new Form 4224 or Form 1001, it shall with reasonable promptness deliver to the Borrower through the Agent in replacement for, or in addition to, the forms previously delivered by it hereunder, two accurate and complete signed originals of Form 4224; or two accurate and complete signed originals of Form 1001, as appropriate, in each case indicating that the Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States Federal income tax;

          (iii) it shall, before or promptly after the occurrence of any event (including the passing of time but excluding any event mentioned in (ii) above) requiring a change in or renewal of the most recent Form 4224 or Form 1001 previously delivered by such Lender, deliver to the Borrower through the Agent two accurate and complete original signed copies of Form 4224 or Form 1001 in replacement for the forms previously delivered by the Lender; and

          (iv) it shall, promptly upon the Borrower's or the Agent's reasonable request to that effect, deliver to the Borrower or the Agent (as the case may be) such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Lender's tax status for withholding purposes.

          (g) The Borrower will not be required to pay any additional amounts in respect of United States Federal income tax pursuant to Section 2.16(d) to any Lender for the account of any Applicable Lending Office of such Lender:

          (i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with its obligations under Section 2.16(f) in respect of such Applicable Lending Office;

          (ii) if such Lender shall have delivered to the Borrower a Form 4224 in respect of such Applicable Lending Office pursuant to Section 2.16(f), and such Lender shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Borrower hereunder for the account of such Applicable Lending Office for any reason other than a change in United States law or regulations or in the official interpretation of such law or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 4224; or

          (iii) if the Lender shall have delivered to the Borrower a Form 1001 in respect of such Applicable Lending Office pursuant to Section 2.16(f), and such Lender shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Borrower hereunder for the account of such Applicable Lending Office for any reason other than a change in United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 1001.

          (h) If, at any time, the Borrower requests any Lender to deliver any forms or other documentation pursuant to Section 2.16(f)(iv), then the Borrower shall, on demand of such Lender through the Agent, reimburse such Lender for any costs and expenses (including Attorney Costs) reasonably incurred by such Lender in the preparation or delivery of such forms or other documentation.

          (i) If the Borrower is required to pay additional amounts to any Lender or the Agent pursuant to Section 2.16(d), then such Lender shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office so as to eliminate any such additional payment by the Borrower which may thereafter accrue if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

          (j) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.16 shall survive for an additional six (6) years after the payment in full of principal and interest hereunder.

          SECTION 2.17. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans or the Letters of Credit (other than pursuant to Section 2.10, 2.11, 2.12(b), 2.16, 3.3(b) or the Closing Date Assignment) in excess of its ratable share of payments on account of such Loans and/or the Letters of Credit obtained by all the Lenders entitled thereto, such Lender shall forthwith purchase from the other Lenders such participations in such Loans and/or Letters of Credit made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase from each such Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.17 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

          SECTION 2.18. Warranty. Each Notice of Borrowing and Notice of Change Notice pursuant to Section 2.4 or 2.6, and the delivery of each Letter of Credit Request pursuant to Section 3.2, shall automatically constitute a warranty by the Borrower to the Agent and each Lender to the effect that on the date of such requested Borrowing or continuation, conversion or redenomination (other than any conversion from a Eurodollar Loan to a Base Rate Loan required by Section 2.12 or 2.19) or the issuance of the requested Letter of Credit, as the case may be, (a) the warranties contained in the Loan Documents (except to the extent changes in facts or conditions are expressly permitted or required hereunder or thereunder) shall be true and correct in all material respects as of such requested date as though made on the date thereof and (b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing or will result therefrom.

          SECTION 2.19. Conditions. Notwithstanding any other provision of this Agreement, (a) no Lender shall be obligated to make any Loan, (b) no Lender shall be obligated to convert into or permit the continuation or redenomination at the end of the applicable Interest Period of any Eurodollar Loan and (c) no Issuing Lender shall be obligated to issue any Letter of Credit if, in any such case, an Event of Default or Unmatured Event of Default exists or would result therefrom.

          SECTION 2.20. All Obligations Secured. The Loans, the Reimbursement Obligations, and all other Obligations of the Borrower and each other Person to the Agent, either Issuing Lender, any Lender or any other Secured Party, shall be secured by the Agent's Lien, for the benefit of the Secured Parties, on all of the Collateral and by all other Liens heretofore, now, or at any time or times hereafter granted by the Borrower or any other Person to the Agent, either Issuing Lender, any Lender or any other Secured Party to secure any Obligations. The Borrower agrees that all of the rights of the Secured Parties set forth in this Agreement shall apply to any modification, amendment or restatement of, or supplement to, this Agreement, any supplements or exhibits hereto, and the other Loan Documents, unless otherwise agreed in writing.

          SECTION 2.21. Use of Proceeds. The Borrower shall apply the proceeds of each Borrowing, and shall utilize each Letter of Credit, for general corporate purposes (including to provide ongoing working capital and funds for acquisitions permitted hereunder). Notwithstanding anything contained herein to the contrary, the Borrower shall not apply the proceeds of any Borrowing or utilize any Letter of Credit to directly or indirectly provide funds to or for the benefit of any Subsidiary for acquisitions permitted by Section 6.2(a), unless, in the case of any acquisition resulting in the Borrower directly or indirectly having a new Domestic Subsidiary or in the case of any acquisition of assets by any existing or newly created Domestic Subsidiary of the Borrower (including, without limitation, an acquisition by merger), the Borrower shall
(a) have pledged and granted, or caused to be pledged and granted, a senior, perfected and exclusive Lien in favor of the Agent, for the benefit of the Secured Parties, in (i) all of the outstanding capital stock and other equity interests of such Domestic Subsidiary pursuant to a pledge agreement substantially similar to that certain Pledge Agreement previously executed and delivered by the Borrower in connection with the Existing Agreement and (ii) in all of the same categories of property of such Domestic Subsidiary as those included with the definition of "Collateral" in the Security Agreement pursuant to one or more security agreements substantively similar to the Security Agreement, (b) have caused such Domestic Subsidiary to have executed and delivered in favor of the Agent, for the benefit of the Secured Parties, an unconditional guaranty of the Obligations pursuant to a guaranty substantively similar to the guaranties previously executed by former Subsidiaries of the Borrower in connection with the Existing Agreement (in each case under clauses
(a) and (b) of this section, in form, scope and substance reasonably acceptable to the Agent, collectively, the "Subsidiary Documents") and (c) the Borrower shall have delivered or cause to be delivered such other agreements, instruments, documents, including, without limitation, UCC financing statements, subordination agreements, intercreditor agreements, bailee agreements, landlord waivers, secretary's certificates, legal opinions, certified resolutions, incumbency certificates, certificates of incorporation, by-laws, good standing certificates and lien search reports, as the Agent may reasonably request with respect to such Subsidiary Documents; provided, however, that such Security Documents and other documentation shall only be required with respect to Domestic Subsidiaries which have not been merged with and into the Borrower, or with and into another Domestic Subsidiary with respect to which Subsidiary Documents were previously executed and delivered to the Agent, within sixty (60) days of such acquisition or creation of such Domestic Subsidiary or such acquisition of assets.

          SECTION 2.22. Currency Equivalents. For all purposes of this Agreement, (i) the equivalent in Dollars of any Alternative Currency shall be determined by using the quoted spot rate at which Bank of America's (or its Affiliate's) principal office in London offers to exchange Dollars for such Alternative Currency in London at 11:00 A.M. (London time) two Business Days prior to the date on which such equivalent is to be determined, (ii) the equivalent in any Alternative Currency of any other Alternative Currency shall be determined by using the quoted spot rate at which Bank of America's (or its Affiliate's) principal office in London offers to exchange such Alternative Currency for the equivalent in Dollars of such other Alternative Currency in London at 11:00 A.M. (London time) two Business Days prior to the date on which such equivalent is to be determined, and (iii) the equivalent in any Alternative Currency of Dollars shall be determined by using the quoted spot rate at which Bank of America's (or its Affiliate's) principal office in London offers to exchange such Alternative Currency for Dollars in London at 11:00 A.M. (London time) two Business Days prior to the date on which such equivalent is to be determined. Except as specified in Section 2.14(a), the equivalent in Dollars of each Eurodollar Loan made in an Alternative Currency shall be recalculated hereunder on each date that it shall be necessary to determine the amount of the Commitment, Commitment Amount, Availability or any Loan or Loans outstanding on such date.

          SECTION 2.23. Amendment and Restatement of Existing Agreement; Transitional Provisions. (a) The Borrower, the Agent and certain of the Lenders and other financial institutions (collectively, the "Existing Lenders") are currently parties to that certain Credit Agreement dated as of April 29, 1994 (as heretofore amended, the "Existing Agreement") pursuant to which, among other things, the Existing Lenders made "Revolving Loans" (as defined therein) to the Borrower (to the extent outstanding as of the Closing Date, the "Existing Loans") and issued or participated in certain "Letters of Credit" (as defined therein) for the account of the Borrower (to the extent outstanding on the Closing Date, the "Existing L/C's"). The Lenders and those Existing Lenders which are not party to this Agreement have entered into that certain Assignment and Acceptance Agreement of even date herewith (collectively, the "Closing Date Assignment") pursuant to which the Lenders have agreed to purchase from such Existing Lenders, and such Existing Lenders have agreed to sell to the Lenders, all of such Existing Lenders' rights, claims and interests in and under the Existing Agreement (including, without limitation, such Existing Lenders' interests in the Existing Loans and Existing L/C's), and the Lenders have agreed to assume and such Existing Lenders have agreed to delegate, all of such Existing Lenders' commitments to extend additional loans and financial accommodations to the Borrower under the Existing Agreement, all of which transactions to take place upon the Closing Date concurrently with the satisfaction of each of the conditions precedent set forth in Section 4.1.

          (b) The Agent, the Lenders and the Borrower hereby agree that (i) upon and after the satisfaction of each of the conditions precedent set forth in
Section 4.1 of this Agreement, the Existing Agreement shall be hereby amended and restated in its entirety in the manner set forth in this Agreement, (ii) the execution and delivery of this Agreement and each other Loan

Document on the Closing Date, does not effect a novation, payment, discharge, or extinguishment of any of the Existing Loans, Existing L/C's or other "Obligations" under and as defined in the Existing Agreement, but merely a restatement and substitution of the terms thereof and (iii) all Liens in favor of the Agent securing the "Obligations" under and as defined in the Existing Agreement to the extent provided in the Loan Documents executed in connection with the Existing Agreement, shall be continuing, perfected Liens securing all of the Obligations under this Agreement from and after the Closing Date, as provided in the Security Agreement.

          (c) As of the Closing Date, the Existing Loans (i) shall remain outstanding, (ii) shall constitute part of the initial outstanding principal balance of the Loans under this Agreement, (iii) to the extent constituting "Base Rate Loans" under and as defined in the Existing Agreement, shall be Dollar denominated Base Rate Loans under this Agreement and may remain as Base Rate Loans or be converted into Dollar or Alternative Currency denominated Eurodollar Loans pursuant to and subject to the provisions of this Agreement, and (iv) to the extent constituting "Eurodollar Loans" under and as defined in the Existing Agreement, shall be Dollar denominated Base Rate Loans under this Agreement effective as of the Closing Date (and, if the Closing Date shall occur on a date other than the last day of the "Interest Period" of any such "Eurodollar Loan" under the Existing Agreement, then, on the Closing Date, the Borrower shall pay to the Lenders all amounts payable under Section 2.11 of the Existing Agreement with respect to such "Eurodollar Loan") and such Base Rate Loans may remain as Base Rate Loans or be converted into Dollar or Alternative Currency denominated Eurodollar Loans pursuant to and subject to the provisions of this Agreement. As of the Closing Date, the Existing L/C's shall remain outstanding and constitute Letters of Credit issued pursuant to this Agreement. All "Reimbursement Obligations" and other "Letter of Credit Obligations" (as respectively defined in the Existing Agreement) which remain outstanding on the Closing Date with respect to the Existing L/C's shall constitute Reimbursement Obligations and Letter of Credit Obligations under this Agreement. As of the Closing Date, all accrued and unpaid interest, fees, expenses and other amounts under and with respect to the Existing Agreement shall constitute accrued and unpaid interest, fees, expenses and other amounts under and payable to the Lenders and the Agent on the Closing Date. Schedule III sets forth, as of the date hereof, the aggregate outstanding principal balance of all Existing Loans and each issued and undrawn Existing L/C (indicating the respective issuers thereof).


                                  ARTICLE III.

                               LETTERS OF CREDIT

          SECTION 3.1. Commitment for Letters of Credit. The Primary Issuing Lender agrees, on the terms and conditions contained herein, to issue letters of credit in Dollars for the account of the Borrower, and each Lender severally agrees to participate in such letters of credit, in an amount equal to its respective Percentage, from time to time during the period commencing on the date hereof, and continuing until the Commitment Termination Date (the "Letters of Credit"); provided that (a) except as otherwise provided in Section
3.4 hereof, the Letter of Credit Obligations shall not at any time exceed the Letter of Credit Availability; and (b) all such Letters of Credit shall be in form and substance acceptable to the Primary Issuing Lender and the Agent.

          SECTION 3.2.  Issuance of Letters of Credit.

          (a) The Borrower shall give the Primary Issuing Lender prior written notice (a "Letter of Credit Request") not later than 11:00 A.M. (Chicago time) on the third Business Day prior to the date on which the issuance or amendment of a Letter of Credit is requested (or such shorter time if consented to by the Agent), specifying:

          (i) the requested date for issuance or amendment of such Letter of Credit, which shall be a Business Day;

          (ii) the expiry date of such Letter of Credit, which shall be a Business Day and on or prior to the Commitment Termination Date;

          (iii) the beneficiary of such Letter of Credit;

          (iv)  the aggregate face amount of such Letter of Credit; and

          (v) any requested special conditions for such Letter of Credit, if different from the form attached hereto as Exhibit D.

Each such Letter of Credit Request shall be by telecopier, telex or cable, confirmed immediately in writing by mail, in substantially the form of Exhibit E and executed by an authorized officer of the Borrower.

          (b) Upon receipt of a Letter of Credit Request, the Primary Issuing Lender shall promptly send a copy thereof to the Agent who shall then notify each Lender of the contents thereof. Upon satisfaction of the conditions precedent specified in Article IV hereof, the Primary Issuing Lender shall issue the Letter of Credit requested to be issued by it or amend the Letter of Credit requested to be amended, as the case may be, on the date specified in the Letter of Credit Request; provided that the Primary Issuing Lender shall not issue or maintain a Letter of Credit having an expiration date which extends beyond the Commitment Termination Date.

          SECTION 3.3. Letter of Credit Fee. The Borrower agrees to pay to the Agent (a) ratably for the account of each Lender, a letter of credit fee for the term of such Letter of Credit at the rate equal to the Applicable Eurodollar Margin of the aggregate face amount outstanding of such Letter of Credit, and
(b) for the Primary Issuing Lender's own account (in addition to its pro rata share of the fee payable to it as a Lender, in accordance with clause (a) above), a letter of credit fee for the term of such Letter of Credit at the rate of one fifth of one percent (0.20%) per annum of the aggregate face amount outstanding of each such Letter of Credit and the Primary Issuing Lender's customary processing fees for the issuance, amendment or renewal of the Letter of Credit. The fee for any Letter of Credit issued by the Primary Issuing Lender hereunder, as determined in accordance with clauses (a) and (b) above (the "Letter of Credit Fee"), shall be payable quarterly in arrears on the last day of each fiscal quarter, on the Commitment Termination Date and on the earliest of the cancellation, expiration or return of such Letter of Credit to the Primary Issuing Lender; provided that if any Letter of Credit is cancelled and/or returned to the Primary Issuing Lender prior to the expiration thereof, the Borrower shall from time to time, upon demand by the Primary Issuing Lender and/or any Lender therefor, immediately pay to the Primary Issuing Lender and/or such Lender additional amounts sufficient to compensate it for its expenses not covered by a previously received Letter of Credit Fee. A certificate as to the amount of such expenses submitted to the Borrower and the Agent by the Primary Issuing Lender and/or such Lender shall be conclusive and binding for all purposes, absent manifest error.

          SECTION 3.4. Obligations of the Lenders to Issuing Lender under a Letter of Credit. Each Issuing Lender will notify the Agent, and the Agent will thereupon notify each other Lender, promptly upon presentation to it of a draft for payment drawn under, or purporting to be drawn under, a Letter of Credit issued by it; provided that the Agent and each Lender shall have received prior notice, by 2:00 P.M. (Chicago time) on the Business Day on which such Issuing Lender intends to make payment of each such draft, to the extent that the Borrower fails to provide funds therefor, each other Lender shall make payment to such Issuing Lender in immediately available funds at such Issuing Lender's Domestic Lending Office of an amount equal to such Issuing Lender's payment multiplied by such other Lender's Percentage. The obligation of each Lender to make payments to such Issuing Lenders under this Section 3.4 shall be unconditional, continuing, irrevocable and absolute. In the event that any Lender fails to make payment to an Issuing Lender of any amount due under this
Section 3.4, such Issuing Lender shall be entitled to receive the principal and interest otherwise payable to such Lender hereunder with respect to such amount until such Issuing Lender receives such payment from such Lender; provided that nothing contained in this sentence shall relieve such Lender of its obligation to make payment to the Issuing Lenders for such amounts in accordance with this
Section 3.4. Each Lender acknowledges that, because the interest component of a Bond Letter of Credit may be reinstated pursuant to Section 7.4 at a time when the Borrower has not reimbursed the Lenders in full for an interest drawing under a Bond Letter of Credit, the Letter of Credit Obligations may exceed the Letter of Credit Availability from time to time and each Lender agrees to pay the applicable Issuing Lender its Percentage of any drawing under a Bond Letter of Credit notwithstanding that any such payment may result in the aggregate owing such Lender in respect of Loans and Letter of Credit obligations exceeding the product of such Lender's Percentage times Availability.

          SECTION 3.5. Reimbursement Obligation. The Borrower agrees unconditionally and irrevocably to pay immediately to the Agent for the account of the applicable Issuing Lender the amount of each payment which may be drawn under a Letter of Credit, or purport to be so drawn (such obligation of the Borrower being referred to herein as a "Reimbursement Obligation" with respect to such Letter of Credit). If at any time the Borrower fails immediately to repay a Reimbursement Obligation pursuant to this Section 3.5, the Borrower shall be deemed to have requested a Base Rate Loan, as of the date of the payment giving rise to the Reimbursement Obligation, from each Lender, equal in amount to such Lender's Percentage multiplied by the amount of the unpaid Reimbursement Obligation, the proceeds of which shall be used to repay such Reimbursement Obligation. If, as a result of a Default or an Event of Default, a Base Rate Loan may not be made on a date on which a Base Rate Loan would be deemed to have been requested pursuant to the preceding sentence, the unpaid amount of the Reimbursement Obligation shall bear interest at the Default Rate and shall be payable on demand. Regardless of the expiration date of any Letter of Credit, the Borrower shall remain liable with respect to each Letter of Credit; and all letter of credit fees shall continue to accrue, until the applicable Issuing Lender is released from liability by every Person which is entitled to draw or demand payment under such Letter of Credit.

          SECTION 3.6. Representatives of Beneficiaries. Each Issuing Lender may receive, accept or pay as complying with the terms of such Letter of Credit, any drafts or other documents, otherwise in order, which may be signed by, or issued to, the administrator or executor of, or the trustee in bankruptcy of, or the receiver for any of the property of, the party in whose name such Letter of Credit provides that any drafts or other document should be drawn or issued.

          SECTION 3.7. Responsibility of the Agent, the Issuing Lender and the Lenders. Neither the Agent, either Issuing Lender nor any Lender shall be liable or responsible for:

          (a) the use which may be made of the Letters of Credit or for any acts or omissions of the beneficiary(ies) in connection therewith;

          (b) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

          (c) failure of any draft to bear any reference or adequate reference to a Letter of Credit, or failure of documents to accompany any draft at negotiation, or failure of any Person to surrender or to take up a Letter of Credit or to send forward documents, apart from drafts required by the terms of the relevant Letter of Credit, each of which provisions, if contained in such Letter of Credit itself, it is agreed may be waived by the applicable Issuing Lender;

          (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless, or otherwise, whether or not they may be in cipher; or

          (e) any other circumstances whatsoever in making or failing to make payment under a Letter of Credit;

except only that the Borrower shall have a claim against the applicable Issuing Lender, and such Issuing Lender shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which are determined to be caused by (i) such Issuing Lender's willful misconduct or gross negligence in determining whether documents presented under the relevant Letter of Credit complied with the terms of such Letter of Credit or (ii) such Issuing Lender's willful or grossly negligent failure to pay under the relevant Letter of Credit after the presentation to such Issuing Lender by the relevant beneficiary of such Letter of Credit of a sight draft and certificate strictly complying with the terms and conditions of such Letter of Credit.

          The happening of any one or more of the contingencies referred to in subparagraphs (a), (b), (c), (d) or (e) above shall not affect, impair or prevent the vesting of any of the rights or powers of the Issuing Lender, the Lenders or the Agent hereunder. In furtherance and extension and not in limitation of the specific provisions hereinbefore set forth, it is hereby further agreed that any action, inaction or omission taken or suffered by the Agent, either Issuing Lender or any Lender, under or in connection with a Letter of Credit or the relative drafts, documents or assets, if in good faith, and in conformity with such foreign or domestic laws, customs or regulations as are applicable thereto, shall be binding upon the Borrower and shall not place the Agent, either Issuing Lender or any Lender under any resulting liability to the Borrower. The word "assets" as used in this Section 3.7 includes goods and merchandise, as well as any and all documents relative thereto, securities, funds, choses in action, and any and all other forms of property, whether real, personal or mixed and any right or interest of the Borrower therein or thereto.

          SECTION 3.8. Modifications to Letters of Credit. In the event of any change or modification with respect to (a) the amount or duration of any Letter of Credit, (b) the drawing, negotiation, presentation, acceptance, or maturity of any drafts, acceptances or other documents, or (c) any of the other terms or provisions of any Letter of Credit, such being done at the request of the Borrower, this Agreement shall be binding upon the Borrower in all respects with regard to the Letter of Credit so changed or modified, inclusive of any action taken by either Issuing Lender or any Lender with respect to such Letter of Credit.

          SECTION 3.9. Uniform Customs and Practice for Documentary Credits. Except as otherwise expressly provided in this Agreement or as the Borrower and the Lenders may otherwise expressly agree with regard to, and prior to the issuance of, a Letter of Credit, the

"Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500," as hereafter amended, revised, supplemented, or replaced by other publication of similar effect, shall in all respects be deemed a part hereof as fully as if incorporated herein and shall apply to such Letter of Credit.

          SECTION 3.10. Indemnification. The Borrower hereby agrees to indemnify and hold harmless the Agent, each Issuing Lender and each Lender from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Agent, an Issuing Lender or a Lender may incur (or which may be claimed against the Agent, the Issuing Lender or a Lender by any Person) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, any Letter of Credit; provided that the Borrower shall not be required to indemnify each Issuing Lender for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (a) the willful misconduct or gross negligence of an Issuing Lender in determining whether a sight draft, certificate or document presented under a Letter of Credit complied with the terms of such Letter of Credit; or
(b) an Issuing Lender's willful or grossly negligent failure to pay under a Letter of Credit after the presentation to such Issuing Lender by the beneficiary of such Letter of Credit of a sight draft and any other documents strictly complying with the terms and conditions of such Letter of Credit. Nothing in this Section 3.10 is intended to limit the reimbursement obligation of the Borrower contained in Section 3.5 hereof.

          SECTION 3.11. Liability of Issuing Lender. None of the Issuing Lender-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with any Reimbursement Agreement or Bond Document (except for its own gross negligence or willful misconduct), or
(ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or Affiliate of the Borrower, or any officer thereof, contained in any Reimbursement Agreement or Bond Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Issuing Lender under or in connection with, any Reimbursement Agreement or Bond Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of any Reimbursement Agreement or Bond Document, or for any failure of the Borrower or any other party to any Reimbursement Agreement or Bond Document to perform its obligations thereunder (other than for the gross negligence or willful misconduct of the Issuing Lender). No Issuing Lender-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Reimbursement Agreement or Bond Document, or to inspect the properties; books or records of the Borrower or any of its Subsidiaries or Affiliates.

          SECTION 3.12. Reliance by Issuing Lender. Each Issuing Lender shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower). Each Issuing Lender shall be fully justified in failing or refusing to take any action under any Reimbursement Agreement or Bond Document which would otherwise require the consent of the Majority Lenders or all of the Lenders unless it shall first receive such advice or concurrence of the Majority Lenders (or, if required by this Agreement, all Lenders) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Issuing Lender shall in all cases be fully protected in acting, or in refraining from acting, under any Reimbursement Agreement or Bond Document in accordance with a request or consent of the Majority Lenders (or, if required by this Agreement, all Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

          SECTION 3.13. Notice of Default. An Issuing Lender shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless such Issuing Lender shall have received written notice from the Agent (or, with respect to a Default or Event of Default under Section 7.1(n), from any party to a Bond Document, which notice shall then promptly be delivered by such Issuing Lender to the Agent). Each Issuing Lender shall take such action with respect to such Default or Event of Default under the Reimbursement Agreements and the Bond Documents as shall be requested by the Agent in accordance with Section 7.4; provided that unless and until such Issuing Lender shall have received any such request, such Issuing Lender may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interest of the Lenders, except any action resulting in the acceleration, redemption or mandatory tender of any Bonds or the nonreinstatement of the interest component of any Bond Letter of Credit.

          SECTION 3.14. Indemnification. The Lenders shall indemnify upon demand the Issuing Lender-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do
so), ratably according to such Lender's Percentage from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the prepayment of the Loans and the termination of the related Letter of Credit) be imposed on, incurred by or asserted against any such Person and which are in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment to the Issuing Lender-Related Persons of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Person's gross negligence or willful misconduct or for the fees and expenses of counsel in connection with the preparation, execution, delivery, administration, or modification of any Reimbursement Agreement or Bond Document or any amendments thereto. The obligation of the Lenders in this Section shall survive the payment of all Obligations hereunder.

          SECTION 3.15. Documents and Reports. Each Issuing Lender agrees to deliver to the Agent (for delivery to the Lenders) copies of all documents and reports delivered to such Issuing Lender pursuant to any Reimbursement Agreement to which it is a party or any Bond Document relating thereto.

          SECTION 3.16.  Amendments.   An Issuing Lender may enter into any
amendment or modification of, or may waive compliance with the terms of any Bond Document (other than a Bond Indenture) without the consent of any Lender; provided that without the consent of the Agent (acting at the direction of the Majority Lenders) an Issuing Lender shall not execute any instrument agreeing to any amendment or modification of, or waiver of compliance with any Reimbursement Agreement or Bond Document, (i) which would (A) reduce the principal of, interest on, any Letter of Credit Obligations, (B) postpone the due date for any payment of principal of, or interest on, any Letter of Credit Obligation, (C) extend the Stated Expiration Date of a Letter of Credit, (D) waive any "Event of Default" arising under any Reimbursement Agreement or Bond Document, (E) increase in any material manner (in the reasonable opinion of such Issuing Lender) the obligations of the Lenders, or (F) release or otherwise adversely affect the interests of the Lenders in any collateral granted under any Reimbursement Agreement or Bond Document, or (ii) after the occurrence of a Default or Event of Default.

          SECTION 3.17. Interpretation. Notwithstanding any provision of any Reimbursement Agreement to the contrary, it is understood that in the event of any conflict between the terms of any such Reimbursement Agreement and the terms this Agreement, the terms of this Agreement shall control, except that such Reimbursement Agreement may provide for further representations, warranties, covenants, defaults, remedies and other provisions relating specifically to the transaction or affairs underlying any Letter of Credit to be issued or renewed hereunder, which additional provisions are incorporated herein by reference.

          SECTION 3.18. Reductions and Reinstatements. The Borrower and the Lenders recognize, acknowledge and agree that (i) the Bond Letters of Credit may provide for automatic reductions and reinstatements as set forth in the provisions of such Letter of Credit, and (ii) Bond Letters of Credit may provide for the beneficiary thereof to reduce from time to time the amounts available to be drawn thereon.

                                  ARTICLE IV.

                             CONDITIONS OF LENDING

          SECTION 4.1. Conditions Precedent to Effectiveness of this Agreement. Upon the satisfaction of each of the following conditions precedent set forth in this Section 4.1, (i) the Existing Agreement shall be amended and restated in its entirety by this Agreement, (ii) each reference to the Existing Agreement in the Loan Documents, and in all other agreements, documents and instruments then in existence, shall thereafter mean and refer to the Existing Agreement as amended and restated by this Agreement, (iii) each of the Loan Documents executed and delivered as of the Closing Date, including, without limitation, the Security Agreement, which purports to amend or amend and restate any other Loan Document executed and delivered in connection with the Existing Agreement shall thereupon become effective to amend or amend and restate, as the case may be, such other Loan Document, and (iv) each reference in the Loan Documents, and in all other Loan Documents then in existence, to any Loan Documents which were executed and delivered in connection with the Existing Agreement and are being amended or amended and restated by one of the Loan Documents executed and delivered as of the Closing Date shall thereafter mean and refer to such previously executed Loan Documents as amended or amended and restated, as the case may be, by such Loan Documents executed and delivered as of the Closing
Date:

          (a) This Agreement. The Agent shall have received counterparts of this Agreement executed by the Borrower and each of the Lenders, or, as to any of the Lenders, advice satisfactory to the Agent that such Lender has executed this Agreement.

          (b) Secretary's Certificate. The Secretary or Assistant Secretary of the Borrower shall have executed and delivered to the Agent a certificate, certifying (i) that attached thereto is a true and correct copy of the resolutions adopted by the Board of Directors of the Borrower authorizing the execution and delivery of the Loan Documents to be executed and delivered by the Borrower on the Closing Date, (ii) as to the names and true signatures of the officers of the Borrower authorized to execute the documents referred to in the immediately preceding clause (i), (iii) as to a true and correct copy of the Borrower's By-Laws attached thereto, and (iv) that the Borrower's Certificate of Incorporation has not been amended since the date of the certified copy of such document delivered pursuant to clause (c) below.

          (c) Corporate Documents. The Borrower shall have delivered to the Agent a true and correct copy of its Certificate of Incorporation and a good standing certificate, each certified by the Secretary of State of Delaware, as of a date no earlier than the fifteenth (15th) day immediately preceding the Closing Date.

          (d) Officer's Certificate. The Executive Vice President-Finance of the Borrower shall have executed and delivered to the Agent a certificate certifying that as of the Closing Date, no Default or Event of Default has occurred and is continuing, all representations and warranties contained in this Agreement and the other Loan Documents are true and correct and all conditions set forth in this Article IV have been satisfied in all material respects.

          (e) Opinion Counsel for the Borrower. The Agent shall have received an opinion letter from Ross & Hardies, counsel to the Borrower, addressed to the Agent and the Lenders, opining as to the matters set forth in Exhibit F.

          (f) Security Agreement. The Borrower shall have executed and delivered to the Agent, in form and substance acceptable to the Agent, the Security Agreement.

          (g) Delivery of Other Documents. The Agent shall have received on or before the Closing Date each of the other documents and instruments described in the List of Closing Documents attached hereto as Schedule IV, each fully executed (where required) and in form and substance satisfactory to Agent.

          (h) Insurance. The Agent shall have received evidence satisfactory to the Agent of the existence of insurance on the Collateral and business of the Borrower and its Subsidiaries, in amounts and with insurers acceptable to the Agent, together with evidence establishing that the Agent is named as a loss payee and/or additional insured, as applicable, on all related insurance policies.

          (i)  Evidence and Perfection of Liens.  The Agent shall have received
(i) such documents as the Agent may reasonably request to evidence and perfect all Liens granted by the Collateral Documents and (ii) such other evidence that all other actions necessary or, in the opinion of the Agent, desirable to perfect and protect the priority of the security interests and liens created by the Collateral Documents, and to enhance the Agent's ability to preserve and protect its interests in and access to the Collateral, have been taken.

          (j) Characterization Under the Parent Indenture. The Agent shall have received evidence satisfactory to it that (i) this Agreement constitutes the "Credit Agreement" under and as defined in Section 1.01 of the Parent Indenture, (ii) all of the Obligations constitute and will continue to constitute "Bank Indebtedness", "Permitted Indebtedness", "Senior Indebtedness of Subsidiary Guarantors" and "Designated Senior Indebtedness of Subsidiary Guarantors", as each such term is defined in the Parent Indenture and (iii) the Agent is the sole "Representative" (as defined in the Parent Indenture) of the Obligations.

          (k) Third Party Agreements. The Agent shall have received such consents, estoppels, subordination agreements and other documents and instruments required by the terms of the Collateral Documents to be executed by landlords, tenants, bailees and other Persons party to material contracts relating to any Collateral as to which the Agent has been granted Liens pursuant to the Collateral Documents.

          (l) Other Documents. The Agent shall have received such other approvals, opinions or documents as the Agent or any Lender may reasonably request.

          (m) Closing Fees, Expenses, etc. The Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees then due and payable pursuant to Section 2.14, all interest, fees, expenses and other amounts due on the Closing Date pursuant to Section 2.23(c), and all costs and expenses which have been invoiced and are payable pursuant to Section 9.4.

          (n) Other Conditions. The conditions precedent to each Borrowing as provided in Section 4.2 shall be satisfied on the Closing Date.

          SECTION 4.2. Conditions Precedent to Each Borrowing and Each Issuance of a Letter of Credit. The obligation (a) of each Lender to make its initial Loan (other than the Existing Loans) and each subsequent Loan and (b) of the Primary Issuing Lender to issue its initial and each subsequent Letter of Credit (other than the Existing L/C's) and the Lenders obligations to participate in such Letters of Credit shall be subject to the further conditions precedent that on the date of each such Borrowing or the issuance of such Letter of Credit:

          (a) the following statements shall be true (and each of the giving of an applicable Notice of Borrowing, or a Letter of Credit Request, and the acceptance by the Borrower of the proceeds of such Loan, or the issuance of such Letter of Credit, shall constitute a representation and warranty by the Borrower that on the date of such Loan, or the issuance of such Letter of Credit, such statements set forth in clauses (i) through (iii) are true):

          (i) The representations and warranties contained in Section 5.1 are correct in all material respects on and as of the date of such Loan or the issuance of such Letter of Credit, as the case may be, both before and after giving effect to such Loan or the issuance of such Letter of Credit, and, in the case of any such Loan, to the application of the proceeds therefrom, as though made on and as of such date;

          (ii) No event has occurred and is continuing, or would result from such Loan or the issuance of such Letter of Credit, as the case may be, or, in the case of any such Loan, from the application of the proceeds therefrom, which constitutes a Default or an Event of Default; and

          (iii) Loans outstanding plus the Letters of Credit Obligations shall not exceed the Availability, both before and after giving effect to such Loan and/or such Letter of Credit.

          (b) no law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall enjoin, prohibit or restrain, such Lender from making the requested Loan, or issuing or participating in the requested Letter of Credit, as the case may be; and the Agent shall have received such certificates, approvals, opinions or documents as either Issuing Lender and/or any Lender through the Agent shall have reasonably requested prior to the Closing Date, the date of such Loan or the date of the issuance of such Letter of Credit, as the case may be.

          SECTION 4.3. No Waiver. In no event shall any Lender's making of any Loan or issuance of or participation in a Letter of Credit hereunder at a time when any condition precedent to any Loan or Letter of Credit, as specified in this Article IV, was not satisfied (a) constitute a waiver of such condition by such Lender with respect to subsequently requested Loans or Letters of Credit, or (b) to the extent such unsatisfied condition constituted a Default or Event of Default, constitute a waiver by any Lender of such Default or Event of Default.


                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES

          SECTION 5.1. Representations and Warranties of the Borrower. In order to induce the Lenders to enter into this Agreement, and to make the Loans and issue and/or participate in the Letters of Credit, the Borrower represents and warrants to each Lender as of the Closing Date, and on and as of the date of any Loan or the issuance of any Letter of Credit that:

          (a) Organization; Corporate Powers. The Borrower and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction in which such qualification and good standing are necessary in order for it to conduct its business and own its property as heretofore conducted and owned (except such jurisdictions where failure to so qualify could not reasonably be expected to have a Material Adverse Effect), and
(iii) has all requisite corporate power to conduct its business, to own and operate its property and to execute, deliver and perform all of its obligations under the Loan Documents to which it is a party.

          (b) Authorizations; Enforceability. The Borrower and each of its Subsidiaries has the requisite corporate authority to execute, deliver and perform each of the Loan Documents executed by it. Each of the Loan Documents to which the Borrower or any of its Subsidiaries is party has been duly executed and delivered by the Borrower or such Subsidiary, as the case may be, and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforceability of creditors' rights generally and by general equitable principles.

          (c) No Conflict. The execution, delivery and/or performance by the Borrower and each of its Subsidiaries of each Loan Document to which it is a party do not and will not, by the lapse of time, the giving of notice or otherwise, (i) constitute a violation of any Applicable Law or a breach of any provision contained in such party's charter or by-laws or contained in any agreement, instrument or document to which the Borrower or such Subsidiary is a party or by which it is bound or (ii) result in or require the creation or imposition of any Lien whatsoever upon any of the properties or assets of such party (other than Liens granted pursuant to the Collateral Documents).

          (d) Approvals. No approval, consent or authorization of, or notice to or filing with, any Governmental Authority or any securities exchange is required in connection with the execution, delivery or performance by the Borrower or any of its Subsidiaries of any of the Loan Documents or the granting of a Lien on any of the Collateral in the manner and for the purpose contemplated by the Collateral Documents, except filings and recording to perfect such Liens.

          (e) Licenses and Permits. The Borrower and each of its Subsidiaries owns or possesses or is licensed or otherwise has the right to use all Permits and other governmental approvals and authorizations, franchises, authorizations and other rights that are reasonably necessary for the operations of its business, without conflict with the rights of any other Person with respect thereto.

          (f) Financial Reports. The consolidated balance sheet of the Parent and its Subsidiaries as at December 31, 1996 and as at March 2, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows of the Parent and its Subsidiaries for the fiscal year ended December 31, 1996 and for the period from January 1, 1997 through March 2, 1997, copies of each of which have been furnished to each Lender, fairly present the consolidated financial condition of the Parent and its Subsidiaries as at such respective dates and the consolidated results of the operations of the Parent and its Subsidiaries for such respective periods ended on such dates, all in accordance with GAAP, consistently applied. Since December 31, 1996, there has been no change in any circumstances, facts or conditions nor shall an event have taken place which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (g) Title to Property; Liens. Each of the Borrower and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its properties and assets, real and personal, of any nature whatsoever, free and clear of all Liens, except for Liens permitted by Section 6.2(h). The assets and properties owned by and leased to the Borrower and each of its Subsidiaries which are used in the conduct of their respective businesses are in adequate operating condition and repair, ordinary wear and tear excepted, are free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations, and are able to serve the function for which they are intended in the conduct of the Borrower's or such Subsidiary's business. The Parent, itself, on a consolidating basis, owns no assets or property, other than (i) its investment in the Borrower and the Borrower's Subsidiaries and (ii) other property having an aggregate book value which does not exceed $5,000,000.

          (h) No Default. Neither the Borrower nor any of its Subsidiaries is in violation of any Applicable Law, or in default under any agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or affected, which default could have a Material Adverse Effect. No Event of Default or Default has occurred and is continuing, and, as of the Closing Date (immediately prior to the satisfaction of all of the conditions precedent set forth in Section 4.1) no "Event of Default" or "Default" has occurred and is continuing under and as defined in the Existing Agreement.

          (i)  Litigation; Contingent Liabilities.

                    (a) Except as set forth in Schedule 5.1(i), no claims, litigation, arbitration proceedings or governmental proceedings are pending or, to the knowledge of the Borrower, overtly threatened against or are affecting the Borrower or any of its Subsidiaries, or any of their respective properties, assets or revenues, the results of which could reasonably be expected to have a Material Adverse Effect.

                    (b) Other than any liability incident to the claims, litigation or proceedings disclosed in Schedule 5.1(i), or provided for or disclosed in the financial statements referred to in Schedule 5.1(f), neither the Borrower nor any of its Subsidiaries has any contingent liabilities which are material to the Borrower, any of its Subsidiaries or the Borrower and its Subsidiaries taken as a whole.

          (j) Patents, Trademarks and Licenses. The Borrower and each of its Subsidiaries owns or possesses all the licenses, patents, copyrights, trademarks, service marks, trade names, and other similar property rights which are reasonably necessary for the present and planned future conduct of its business, without conflict with the rights of any other Person with respect thereto.

          (k) ERISA. As of the Closing Date, neither the Borrower nor any ERISA Affiliate maintains or contributes to any Plan other than those listed on
Schedule 5.1(k). As to each Plan which is not a Multiemployer Plan and which is intended to be qualified under Section 401(a) of the IRC as currently in effect, either (i) such Plan has been determined by the IRS to be so qualified, and each trust related to such Plan has been determined to be exempt from federal income taxation under Section 501(a) of the IRC as currently in effect, or else (ii) an application for a determination for such Plan has been filed and is now pending with the IRS. The foregoing representations shall not apply to amendments to such Plans adopted after the date of any such IRS determination, or after the date of filing of any such application for an IRS determination which is now pending with the IRS, as the case may be; in any event, however, no such amendment adversely affects the qualified status of the Plan to which it relates. As of the Closing Date, except as disclosed on Schedule 5.1(k), neither the Borrower nor any ERISA Affiliate maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(l) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA. Neither the Borrower nor any ERISA Affiliate has failed to comply materially with any of the responsibilities, obligations or duties imposed on it by ERISA or regulations promulgated thereunder with respect to any Plan. No Benefit Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the IRC) whether or not waived. Except as disclosed on Schedule 5.1(k), neither the Borrower nor any ERISA Affiliate nor any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the IRC or (ii) has taken or failed to take with respect to any Plan any action which would constitute or result in a Termination Event. Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Schedule B to the most recent annual report filed with the IRS with respect to each Benefit Plan and furnished to Agent is complete and accurate. Since the date of each such Schedule B, there has been no adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B. Except as disclosed on Schedule 5.1(k), neither the Borrower nor any ERISA Affiliate has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan. Neither the Borrower nor any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the IRC on or before the due date for such installment or other payment. Neither the Borrower nor any ERISA Affiliate is required to provide security to a Benefit Plan under
Section 401(a)(29) of the IRC due to a Plan amendment that results in an increase in current liability for the plan year.

          Each Foreign Employee Benefit Plan is in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plan. The aggregate of the liabilities to provide all of the accrued benefits under any Foreign Pension Plan does not exceed the current fair market value of the assets held in the trust or other funding vehicle for such Plan by more than $5,000,000. With respect to such liabilities relating to each such Foreign Employee Benefit Plan (other than a Foreign Pension Plan) maintained by the Borrower, any of its Subsidiaries or any ERISA Affiliate, reasonable reserves have been established in accordance with prudent business practices or, where required, by ordinary accounting practices in the jurisdiction in which such Plan is maintained. The aggregate unfunded liabilities, after giving effect to any reserves for such liabilities, with respect to such Foreign Employee Benefit Plans will not result in a material liability of the Borrower and its Subsidiaries. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against the Borrower, any of its Subsidiaries or any ERISA Affiliates with respect to any Foreign Employee Benefit Plan.

          (l)  Environmental Matters.

          (i) To the best of the Borrower's knowledge after diligent investigation, except as specifically disclosed in Schedule 5.1(l), the ongoing operations of the Borrower and each of its Subsidiaries comply in all respects with all Environmental Laws, except such noncompliance which would not (if enforced in accordance with applicable law) result in liability in excess of $5,000,000 in the aggregate.

          (ii) Except as specifically disclosed in Schedule 5.1(l), the Borrower and each of its Subsidiaries has obtained all material licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for its ordinary course operations, all such Environmental Permits are in good standing in all material respects, and the Borrower and each of its Subsidiaries is in compliance with all material terms and conditions of each such Environmental Permit.

          (iii) Except as specifically disclosed in Schedule 5.1(l), none of the Borrower, any of its Subsidiaries or any of their respective present Property or operations is subject to any outstanding written order from or agreement with any Governmental Authority nor subject to any judicial or docketed administrative proceeding, nor has been notified that it is a potentially responsible party, respecting any Environmental Law, Environmental Claim or Hazardous Material.

          (iv) To the best of the Borrower's knowledge after diligent investigation, except as specifically disclosed in Schedule 5.1(l), there are no Hazardous Materials or other conditions or circumstances existing with respect to any Property, or arising from operations prior to the Closing Date, of the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to Environmental Claims with a potential liability to the Borrower and its Subsidiaries in excess of $5,000,000 in the aggregate for any such condition, circumstance or Property. In addition, neither the Borrower nor any of its Subsidiaries has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, (y) that are not in compliance with any Environmental Permits or Environmental Laws, or (z) that are leaking or disposing of Hazardous Materials, either on or off-site. The Borrower and its Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment in a manner consistent with all applicable laws and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

          (v) Except as specifically disclosed in Schedule 5.1(1), none of the Properties have at any time been operated as a treatment, storage or disposal facility.

          (vi) To the best of the Borrower's knowledge after diligent investigation, except as set forth in Schedule 5.1(i), neither the Borrower nor any of its Subsidiaries has any contingent liability in connection with
     (1) any actual, threatened, or potential spillage, disposal or release into the environment of, or otherwise with respect to, any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance, whether on any premises now or previously owned or occupied by the Borrower or any such Subsidiary or on any other premises that could reasonably be expected to have a potential liability to the Borrower and its Subsidiaries in excess of $5,000,000 in the aggregate or
     (2) any other unsafe or unhealthful condition that could reasonably be expected to have a potential liability to the Borrower and its Subsidiaries in excess of $5,000,000 in the aggregate.

          (m) Payment of Taxes. The Borrower and its Subsidiaries have filed all federal income and other federal, state and local tax returns and other reports as required by law, and have paid all taxes and other similar charges that are due and payable, except such taxes, if any, that are being contested in good faith by appropriate proceedings and have been fully reserved against in accordance with GAAP. Neither the Borrower nor any of its Subsidiaries has any knowledge of any proposed tax assessment against any of them for which adequate provision has not been made on its accounts. The provisions for taxes on the books of the Borrower and each of its Subsidiaries are adequate for all open years, and for its current fiscal period.

          (n) Fiscal Year. The Borrower has established a fiscal year ending on December 31 each year.

          (o) Governmental Regulation. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Interstate Commerce Act, the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act or any other Applicable Law except to the extent that such regulation would not reasonably be expected to have a Material Adverse Effect.

          (p) Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each of the quoted terms is defined or used in Regulation G, T, U or X of the Board of Governors of the Federal Reserve System as in effect from time to time). No part of the proceeds of any of the Loans and no Letter of Credit has been used for so purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation G, T, U or X.

          (q) Other Loan Documents. The representations and warranties made by the Borrower and each of its Subsidiaries contained in each Loan Document are true and correct in all material respects, except only to the extent of any inaccuracy arising as a result of the granting of, and any filing, recording or other act to perfect, Liens pursuant to the Collateral Documents.

          (r) Subsidiaries; Capitalization. As of the Closing Date, the Borrower has no Domestic Subsidiaries. A complete and correct disclosure of all Foreign Subsidiaries in existence as of the Closing Date is set forth in
Schedule 5.1(r), together with the names, jurisdictions of organization, the percentage of shares of such Foreign Subsidiaries owned by the Borrower and each other Subsidiary of the Borrower as of the Closing Date, and an indication as to which of such Foreign Subsidiaries is a Material Foreign Subsidiary as of the last day of the fiscal month most recently ended as of the Closing Date. All of the issued and outstanding shares of capital stock of each Domestic Subsidiary of the Borrower, if any, have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by the Borrower, free and clear of all Liens (other than Liens granted pursuant to the Collateral Documents). No shares of capital stock of any Domestic Subsidiary are held as or otherwise constitute treasury stock. No authorized but unissued shares of capital stock of any Domestic Subsidiary are subject to any option, warrant, right to call, preemption right or other commitment of any kind whatsoever. As of the Closing Date the Borrower is the sole "Subsidiary Guarantor" (as defined in the Parent Indenture). The Parent has no direct Subsidiaries other than the Borrower.

          (s) Debt; Contingent Obligations. The financial statements referred to in Section 5.1(f) contain a complete and accurate disclosure of (i) all Debt of the Borrower and its Subsidiaries outstanding as of the respective dates of such financial statements and (ii) all material loss contingencies and other contingent obligations of the Borrower and its Subsidiaries as of such dates, including all Guaranties of the Borrower and its Subsidiaries. As of the Closing Date, neither the Borrower nor any of its Subsidiaries has incurred any other Debt or Guaranties since the respective dates of such financial statements, except as would have been permitted under Sections 6.2(f) and 6.2(i) of this Agreement had this Agreement been in effect at the time of the incurrence of any such additional Debt or Guaranties. Neither the Borrower nor any of its Subsidiaries has incurred any loss contingencies or other contingent obligations since the respective dates of such financial statements which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any other "Subsidiary Guarantor" (as defined in the Parent Indenture) has any "Designated Senior Indebtedness of Subsidiary Guarantors" (as defined in the Parent Indenture) other than the Obligations. The Parent itself, on a consolidating basis, has no liabilities, other than (i) the Parent Subordinated Debt and (ii) other liabilities and expense accruals which do not exceed, in the aggregate, $5,000,000. The Parent is the exclusive legal and beneficial owner of, and has not assigned, pledged or participated all or any part of, the Subordinated Intercompany Note.

          (t) Insurance. Schedule 5.1(t) sets forth a complete and accurate list of insurance policies and programs in effect with respect to the properties and businesses of the Borrower and its Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder and
(iv) the policy or other identification number thereof. Such insurance policies and programs are in such forms and amounts, and provide coverage against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties.

          (u) Labor Matters. Schedule 5.1(u) sets forth complete and accurate lists of all labor contracts to which the Borrower or any of its Subsidiaries is a party, specifying in each case the expiration date thereof and any material disputes relating thereto.

          (v) Collateral Documents. The provisions of the Collateral Documents executed by any Loan Party in favor of the Agent evidence legal, valid, enforceable and continuing Liens, in favor of the Agent for the benefit of the Secured Parties, in all right, title and interest of such Loan Party in any and all of the Collateral described therein, securing the Obligations from time to time outstanding, and upon all filings and recordings being duly made in the locations referred to in the applicable Collateral Documents or the taking of possession of the Collateral by the Agent in accordance with the provisions of such Collateral Documents, each of such Collateral Documents constitutes a fully perfected first priority Lien in all right, title and interest of such Loan Party in such Collateral superior in right to any Liens, existing or future, which such Loan Party or any creditors thereof or purchasers therefrom, or any other Person, may have against such Collateral or interests therein, except to the extent, if any, otherwise provided in Section 6.2(h).

          (w) Accuracy of Information. The schedules, certificates and other written statements and information furnished to the Agent, either Issuing Lender and the Lenders by or on behalf of the Borrower in connection with the negotiation of this Agreement and the other Loan Documents do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading. There is no fact currently known to the Borrower which now or in the future could reasonably be expected to have a Material Adverse Effect and which has not been set forth or referred to in this Agreement, the other Loan Documents, or such schedules, certificates, statements or information heretofore furnished to the Agent and the Lenders.

                                  ARTICLE VI.

                                   COVENANTS

          SECTION 6.1. Affirmative Covenants. The Borrower covenants and agrees that so long as any of the Lenders shall have any Commitment hereunder, there shall exist any outstanding Loans, any Letter of Credit shall remain outstanding, or any other Obligations shall remain outstanding, unless the Majority Lenders shall otherwise give their prior written consent:

          (a) Corporate Existence. The Borrower shall, and shall cause each of its Subsidiaries to, maintain its corporate existence, qualification and good standing in all jurisdictions in which such qualification and good standing are necessary in order for the Borrower and each such Subsidiary to conduct its business and own its property as presently conducted and owned in such jurisdictions; and the Borrower shall maintain all rights, privileges, licenses, patents, patent rights, copyrights, trademarks, trade names, trade styles, franchises and other authority for the conduct of its respective business in the ordinary course as conducted from time to time, except to the extent that the failure to maintain such rights, privileges, licenses, patents, patent rights, copyrights, trademarks, trade names, trade styles, franchises and other authority would not be reasonably expected to have a Material Adverse Effect.

          (b) Compliance with Laws. The Borrower shall, and shall cause each of its Subsidiaries to (i) comply with all Applicable Laws applicable to the Borrower and each such Subsidiary and (ii) obtain as needed, and maintain in good standing, all Permits and other governmental approvals and authorizations necessary for its operations.

          (c) Maintenance of Properties; Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, (i) obtain the consent or approval of any Person whose consent or approval is required in order for the Borrower or any such Subsidiary to grant or keep effective Liens to or for the benefit of the Agent in any property of the Borrower or any Subsidiary intended to secure the Obligations; and (ii) maintain in good repair, working order and condition, excepting ordinary wear and tear and damage due to casualty, all of its properties which are used in the conduct of its business (whether owned or leased by such party) and make or cause to be made all appropriate repairs, renewals and replacements thereof, in each case consistent with sound business practices. The Borrower shall, and shall cause each of its Subsidiaries to, maintain the insurance policies and programs listed on Schedule 5.1(t) or substantially similar programs or policies and amounts. Together with each delivery of the annual financial statements required by Section 6.4(c), the Borrower shall deliver or cause to be delivered to the Agent a detailed schedule setting forth for each such policy or program then in effect, (i) the amount of such policy, (ii) the risks insured against by such policy, (iii) the name of the insurer and each insured party under such policy and (iv) the policy number of each such policy. In addition, the Borrower shall deliver to the Agent prompt written notice of any cancellation or reduction in the amount or coverage of any of the insurance policies required by this Section

6.1(c) and, in the event any new or substitute policies shall be issued, the Borrower shall deliver the certificates evidencing such new or substitute insurance within ten (10) days of such policies' effectiveness. No Default or Event of Default with respect to this Section 6.1(c) shall be deemed to exist or be continuing unless the Agent, at the direction of the Majority Lenders, shall have given written notice thereof to the Borrower.

          (d) Notice of Litigation. The Borrower shall deliver or cause to be delivered to the Agent, promptly upon the occurrence thereof, notice of any of the following events: (i) the institution of, or threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower or any of its Subsidiaries, which could reasonably be expected to have a Material Adverse Effect, relates to any Loan Document and is not currently listed on Schedule 5.1(i), was not previously disclosed in writing by the Borrower to the Agent pursuant to this Section 6.1(d), or was not previously disclosed in financial statements delivered to the Agent pursuant to Section 6.4, (ii) any development in any action, suit, proceeding, governmental investigation or arbitration already disclosed which could reasonably be expected to have a Material Adverse Effect and (iii) any final judgment (or judgments) or money judgment (or judgments), writ or warrant of attachment, or similar process involving in excess of $5,000,000 in the aggregate being entered or filed against the Borrower, any of its Subsidiaries or any of their respective assets.

          (e) Taxes; Claims. The Borrower shall, and shall cause each of its Subsidiaries to, (i) promptly file all federal, state and local tax returns and other reports which the Borrower or any such Subsidiary is required by law to file, (ii) maintain adequate reserves for the payment of all taxes, assessments, governmental charges, and other similar charges, and pay promptly, when due, all such taxes, assessments, and other charges in such manner as will not give rise to any Lien other than Customary Permitted Liens, (iii) promptly pay all other Claims (including claims for labor, services, materials and supplies) that have become due and payable and that by law have or may give rise to a Lien on the Borrower's or such Subsidiary's property or assets, prior to the time when any penalty or fine may be incurred with respect thereto and otherwise in such manner as will not give rise to any Lien other than Customary Permitted Liens, and (iv) pay all trade accounts payable in accordance with usual and customary business terms; provided that the Borrower and its Subsidiaries shall not be required to pay any such tax, assessment, charge, claim or account which (x) is being contested in good faith by appropriate proceedings which will prevent the forfeiture or sale of any Property of the Borrower or any of its Subsidiaries or any material interference with the use thereof by the Borrower or any such Subsidiary, and (y) has been fully reserved against in accordance with GAAP.

          (f) ERISA Notices. The Borrower shall deliver or cause to be delivered to the Agent, at the Borrower's expense, the following information and notices as soon as possible, and in any event:

               (i) within ten (10) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know that a Termination Event has occurred, a written statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

               (ii) within ten (10) Business Days after either the Borrower or any ERISA Affiliate knows or has reason to know that a prohibited transaction (defined in Sections 406 of ERISA and 4975 of the IRC) has occurred which could reasonably be expected to result in liabilities to the Borrower and its Subsidiaries in excess of $5,000,000, a statement of the chief financial officer of the Borrower describing such transaction and the action which the Borrower or any such ERISA Affiliate has taken, is taking or proposes to take with respect thereto;

               (iii) within three (3) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by the Borrower or any ERISA Affiliate with respect to such request;

               (iv) within three (3) Business Days after receipt by the Borrower or any ERISA Affiliate of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan in either case in a distress termination under Section 4041(c) of ERISA, copies of each such notice;

               (v) within three (3) Business Days after receipt by the Borrower or any ERISA Affiliate of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the IRC which could reasonably be expected to result in liabilities to the Borrower and its Subsidiaries in excess of $5,000,000, copies of each such letter;

               (vi) within three (3) Business Days after the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability which could reasonably be expected to result in liabilities to the Borrower and its Subsidiaries in excess of $5,000,000, copies of each such notice;

               (vii) within three (3) Business Days after the Borrower or any ERISA Affiliate fails to make a required installment or any other required payment under Section 412 of the IRC on or before the due date for such installment or payment which could reasonably be expected to result in the imposition of a Lien under Section 412(n) of the IRC, a notification of such failure;

               (viii) within three (3) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know (A) a Multiemployer Plan has been terminated, (B) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (C) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan which, in any such case, could reasonably be expected to result in liabilities to the Borrower and its Subsidiaries in excess of $5,000,000, a notification of such event or fact; and

               (ix) within ten (10) Business Days after receipt by the Borrower of a written notice from the Agent or any Lender, copies of any Foreign Employee Benefit Plan and related documents, reports and correspondence as requested by such Agent or such Lender.

For purposes of this Section 6.1(f), the Borrower and any ERISA Affiliate shall be deemed to know all facts known by the administrator of any Plan of which the Borrower or such ERISA Affiliate is the plan sponsor.

          (g) ERISA Compliance. The Borrower shall, and shall cause each ERISA Affiliate to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, IRC, and all other applicable laws, and the regulations and interpretations thereunder.

          (h) Patents, Trademarks and Licenses. The Borrower shall, and shall cause each of its Subsidiaries to, obtain as needed and maintain adequate licenses, patents, copyrights, trademarks, service marks, trade names, and other similar property rights reasonably necessary to conduct its business as currently conducted.

          (i) Notice of Labor Disputes. The Borrower shall notify the Agent promptly upon the Borrower's learning of any material labor dispute to which the Borrower or any of its Subsidiaries is likely to become a party, any strikes or walkouts, or threatened strikes or walkouts, relating to any of its plants or other facilities, and the expiration or termination of any labor contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is bound (other than an expiration or termination of a labor contract which has been replaced by a new labor contract or an extension of an existing labor contract).

          (j)  Notice of Default.  The Borrower shall promptly notify the Agent,
(i) of any condition or event that constitutes a Default or an Event of Default and (ii) of any other default under any contractual obligation to which the Borrower or any of its Subsidiaries is a party or by which any of them or their respective properties may be bound (the breach of which could reasonably be expected to have a Material Adverse Effect), such notice to specify the nature and period of existence of any such condition, event, or default and what action the Borrower or any of its Subsidiaries, as applicable, has taken, is taking or proposes to take with respect thereto.

          (k) Environmental Notices. The Borrower shall notify the Agent in writing, promptly upon, but in no event later than ten (10) days after, becoming aware of any of the following which could reasonably be expected to result in liabilities or expenses of the Borrower and its Subsidiaries in excess of $5,000,000: (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Borrower or any of its Subsidiaries or any of their respective Properties pursuant to any applicable Environmental Laws, (ii) all other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the Property of the Borrower or any Subsidiary that could reasonably be anticipated to cause such Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws.

          (l)  Environmental Laws.

          (i) The Borrower shall, and shall cause each of its Subsidiaries to, conduct its operations and keep and maintain its Property in compliance with all Environmental Laws, and will obtain, maintain in good order, and comply with, all Environmental Permits and registrations, in each case where the failure so to comply with Environmental Laws or to obtain, maintain and comply with Environmental Permits and registrations could, individually or in the aggregate, result in liability to the Borrower and its Subsidiaries in excess of $5,000,000.

          (ii) Upon the written request of the Agent or any Lender, the Borrower shall submit and cause each of its Subsidiaries to submit, to the Agent with sufficient copies for each Lender, at the Borrower's sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to
     Section 6.1(k), that could, individually or in the aggregate, result in liability in excess of $5,000,000.

          (m) Books, Records and Inspections. The Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of record and account (including records relating to the Collateral) in which full, true and correct entries in conformity with GAAP and all Applicable Law shall be made of all dealings and transactions in relation to its business and activities. The Borrower, upon reasonable prior notice, shall, and shall cause each of its Subsidiaries to, permit officers and designated representatives of the Agent and each Lender to visit and inspect, under guidance of officers of the Borrower or such Subsidiary, as the case may be (or without the guidance of any officers of the Borrower or such Subsidiary during the existence of a Default or Event of Default), any of the properties and operations of the Borrower or any of its Subsidiaries, and to examine the books of account and other documents of the Borrower or any of its Subsidiaries and (at the expense of the Borrower upon and during the continuance of a Default or Event of Default) make copies thereof and discuss the affairs, finances and accounts of the Borrower or any of its Subsidiaries with, and be advised as to the same by, its and their officers and to interview any of the employees, representatives or agents of the Borrower or such Subsidiary regarding environmental compliance, hazard or liability, and, upon and during the continuance of a Default or Event of Default, its independent auditors and the Borrower hereby authorizes its independent auditors to discuss such financial matters with any Lender or the Agent or any representative thereof, all at such reasonable times and intervals and to such reasonable extent as the Agent or any such Lender may desire. The Borrower agrees to pay the reasonable fees of its auditors incurred in connection with any reasonable exercise of the rights of the Agent and the Lenders pursuant to this Section upon and during the continuance of a Default or Event of Default.

          (n) Further Assurances. The Borrower agrees that, until all Obligations have been indefeasibly paid and fully satisfied and the Commitments have been terminated, the Agent's security interests in and Liens on and against the Collateral, and all proceeds thereof, shall continue in full force and effect. The Borrower shall perform, from time to time, any and all steps reasonably requested by the Agent to perfect, maintain and protect the Agent's security interests in and Liens on and against the Collateral granted or purported to be granted by the Collateral Documents, as well as the priority of such security interests and Liens, or to enable the Agent to exercise its rights and remedies hereunder with respect to any Collateral, including (i) executing and filing financing or continuation statements, or amendments thereof, and terminations of financing statements and other releases, in form and substance reasonably satisfactory to the Agent, (ii) delivering to the Agent all certificates, notes and other instruments (including all letters of credit in respect of which the Borrower is named as a beneficiary) representing or evidencing the Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, including note powers, all in form and substance reasonably satisfactory to the Agent, and (iii) executing and delivering all further instruments and documents, and taking all further action, as the Agent may reasonably request.

          SECTION 6.2. Negative Covenants. The Borrower covenants and agrees that so long as any of the Lenders shall have any Commitment hereunder, there shall exist any outstanding Loans, any Letter of Credit shall remain outstanding, or any other Obligations shall remain outstanding, unless the Majority Lenders shall otherwise give their prior written consent:

          (a) Consolidation, Mergers and Acquisitions. The Borrower shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with or acquire substantially all of the outstanding capital stock or assets, or any material asset or assets, of any other Person or liquidate, windup or dissolve (or suffer any liquidation or dissolution), except:

          (i) any Subsidiary may merge with or into the Borrower if the Borrower is the surviving or continuing corporation, any Subsidiary may merge with or into a Domestic Subsidiary, and any Foreign Subsidiary may merge with and into another Foreign Subsidiary; provided, however, that, in any such case under this clause (i), no Default or Event of Default exists immediately prior to such merger, or would result therefrom;

          (ii) the Borrower or any of its Subsidiaries may merge with or into any other corporation, or acquire substantially all of the assets, or any material asset or assets, from another Person, or acquire not less than 90% of the outstanding capital stock of another Person if: (A) the Borrower, or such Subsidiary, is the continuing or surviving entity, or the purchaser of such assets or capital stock, as the case may be; (B) in the case of a merger involving the Borrower or a Domestic Subsidiary, the total amount of the assets of the other corporation, as shown on its most recent consolidated balance sheet prepared in accordance with GAAP, or, in the case of an asset acquisition by the Borrower or a Domestic Subsidiary, the purchase price (including the amount of any liabilities to be assumed by the Borrower or a Domestic Subsidiary) of the asset or assets acquired, or, in the case of a stock acquisition by the Borrower or a Domestic Subsidiary, the purchase price of the capital stock acquired, as the case may be, is less than or equal to ten percent (10%) of the total amount of the consolidated assets of the Borrower as shown on the most recent consolidated balance sheets prepared in accordance with GAAP and delivered to the Lenders, pursuant to Section 6.4(b); (C) no Default or Event of Default exists immediately prior to such merger or acquisition, or would result therefrom; (D) in the case of the acquisition by, or of, a Domestic Subsidiary, the Borrower and its Subsidiary shall have complied with the requirements of clauses (a), (b) and (c) of Section 2.21, if applicable, regardless of whether any proceeds of any Borrowing or any Letter of Credit are used, directly or indirectly, to facilitate such merger or acquisition; and (E) the board of directors (or similar governing body) of the Person which is the proposed counterparty to such merger or target of such acquisition has approved such merger or acquisition; and

          (iii) with the prior written consent of the Majority Lenders, which consent shall not be unreasonably withheld, the Borrower may merge with or into the Parent with the Parent being the continuing or surviving entity if: (a) the Parent expressly assumes in writing all of the obligations of the Borrower under this Agreement and all of the other Loan Documents and takes all steps reasonably requested by the Agent to preserve the priority of the perfected security interests and liens granted under the Collateral Documents to the Agent, (b) if at such time any Parent Subordinated Debt remains outstanding, the Agent shall have first received evidence satisfactory to it that, notwithstanding such merger, this Agreement would constitute "Bank Indebtedness", "Permitted Indebtedness", "Senior Indebtedness" and "Designated Senior Indebtedness", the Agent would constitute the sole "Representative" with respect to the Obligations, and the Obligations would constitute the sole "Designated Senior Indebtedness" of the Parent

     (as each such term is defined in the Parent Indenture) and (c) no Default or Event of Default exists immediately prior to such merger, or would result therefrom.

          (b) Investments. The Borrower shall not, and shall not permit any of its Subsidiaries to, make, directly or indirectly, any Investments, except:

               (i) Investments by the Borrower in any Domestic Subsidiary, by any Domestic Subsidiary in any other Domestic Subsidiary, and by any Foreign Subsidiary in any other Foreign Subsidiary, in any case in the form of capital contributions, transfers of property, loans, advances or, if permitted by Section 6.2(a), acquisitions;

               (ii) Investments by any Foreign Subsidiary in the Borrower or any Domestic Subsidiary, in any case in the form of capital contributions or transfers of property;

               (iii) Investments by the Borrower or any Domestic Subsidiary in any Foreign Subsidiary, in the form of capital contributions, transfers of property which does not constitute Collateral, loans, advances or, if permitted by Section 6.2(a), acquisitions, provided, that the aggregate amount of such Investments made by the Borrower and its Domestic Subsidiaries (valuing transfers of property at net book value), other than an acquisition of such Foreign Subsidiary permitted by Section 6.2(a) and Investments made prior to the Closing Date, does not exceed $20,000,000 in any fiscal year of the Borrower (except in the case of Investments during 1997 in U.K. Can Ltd. for its Merthyr Tydfil, Wales facility); and provided, further, that no such Investment may be made at any time that a Default or Event of Default shall have occurred and is continuing or would result therefrom;

               (iv) Customary Permitted Investments; provided that at any time Loans or Letters of Credit shall be outstanding, the aggregate amount of all such Investments shall not exceed $5,000,000; and

               (v) an Investment consisting of purchase money financing not exceeding $5,000,000 in aggregate unpaid principal amount at any time provided by the Borrower or any Subsidiary to a purchaser of real property sold to such Person by the Borrower or any Subsidiary; provided that no such Investment shall be made at any time that a Default or Event of Default shall have occurred and is continuing or would result therefrom; and

               (vi) Other Investments (including Customary Permitted Investments in excess of the limit set forth in clause (ii) above) in an amount not exceeding $5,000,000 in the aggregate; provided that no such Investment shall be made at any time that a Default or Event of Default shall have occurred and is continuing or would result therefrom.

For purposes of this Section 6.2(b), at the time when a Person becomes a Subsidiary, all Investments of such Person shall be deemed to have been made by such Person at such time.

          (c) Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, declare, pay or make, or offer to pay or make any Restricted Payment (directly or indirectly through any Affiliate) except that (i) the Borrower may make any regularly scheduled payment due on any Subordinated Debt (other than with respect to the Parent Subordinated Debt, the Subordinated Guaranties or the Subordinated Intercompany Note) if and to the extent that such payment is not prohibited at such time by the subordination provisions or other applicable terms of such Subordinated Debt or any instrument governing such Subordinated Debt; (ii) the Borrower may make Permitted Tax Payments; (iii) the Borrower may make Restricted Payments in order to enable the Parent (A) to repurchase or redeem shares of, or options to purchase, capital stock of the Parent or stock appreciation rights from directors, officers and employees (or their legal representatives or heirs, as the case may be) of the Parent or the Borrower or any Subsidiary of the Borrower whose employment has terminated or who has died or retired or become disabled or upon the vesting of stock appreciation rights; provided that the aggregate amount of such Restricted Payments in any fiscal year shall not exceed $1,000,000; (B) to pay reasonable legal, administrative, operational and accounting expenses incurred in the ordinary course of business in connection with the maintenance of the Parent's existence as the Borrower's parent corporation; and (C) to pay reasonable compensation and benefits of officers, employees and consultants of the Parent and reasonable directors' fees to the directors of the Parent; (iv) the Borrower may pay cash dividends on account of any shares of any class of capital stock of the Borrower (or on any warrants, options or rights with respect thereto) in an amount not to exceed 25% of Net Income in any given fiscal year, but in any event not more than 25% of consolidated cumulative Net Income attributable to the period commencing on April 29, 1994 and ending on the date of such proposed cash dividends at any time that the Total Leverage Ratio as of the last day of the last fiscal quarter of such fiscal year does not exceed 3.50 to 1.00, but in no event may the Borrower pay such cash dividends prior to the delivery of the annual audited consolidated financial statements referred to in Section 6.4(c) for the fiscal year ended in which such Total Leverage Ratio test has been satisfied; and (v) the Borrower may make Debt Service Payments; provided that no Default or Event of Default exists immediately prior to any Restricted Payment otherwise permitted by this Section 6.2(c) or would result therefrom.

          (d) Transactions with Affiliates. Unless permitted by Sections 6.2(b) or 6.2(c), the Borrower shall not, and shall not permit any of its Subsidiaries to, enter into, or be a party to any transaction with any of the Borrower's or such Subsidiary's Affiliates or stockholders, except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms which are fully disclosed to the Lenders and are no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arm's-length transaction with a Person not the Borrower's or such Subsidiary's Affiliate or stockholder; provided, however, that the Borrower need not disclose to the Lenders any such transaction (i) which is solely among Foreign

Subsidiaries or (ii) which involves property having an aggregate net book value, and consideration payable, of less than $5,000,000.

       (e) Negative Pledges, etc. The Borrower shall not, and not permit any of its Subsidiaries to, enter into any agreement (excluding this Agreement and any other Loan Document) prohibiting (i) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired; (ii) the ability of the Borrower or any Subsidiary to amend or otherwise modify this Agreement or any other Loan Document; or (iii) the ability of any of the Borrower's Subsidiaries to make any payments, directly or indirectly, to the Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Borrower; provided, however, that, the Borrower and its Subsidiaries shall be permitted to enter into any agreement which prohibits the Borrower or such Subsidiary from granting a Lien on equipment or real property which serves as collateral for a secured loan, or which is the subject matter of a lease, if such loan or lease and Liens are otherwise permitted by this Agreement; and provided, further, however, that any Foreign Subsidiary shall be permitted to enter into any agreement which prohibits such Foreign Subsidiary from granting Liens on its or its Foreign Subsidiaries' property, other than property consisting of capital stock or other equity interests in any Foreign Subsidiary, if the indebtedness incurred by such Foreign Subsidiary in connection with such agreement is not subject to a Guaranty issued by the Borrower or any Domestic Subsidiary.

       (f) Guaranties. The Borrower shall not, and shall not permit any of its Subsidiaries to, create or become or be liable, whether directly or indirectly, with respect to any Guaranty, except that the Borrower or any of its Subsidiaries may incur unsecured Guaranties (i) of the Parent Subordinated Debt pursuant to the Subordinated Guaranties, (ii) for the benefit of any supplier or vendor to any Foreign Subsidiary to secure obligations incurred in the ordinary course of business by such Foreign Subsidiary, (iii) for the benefit of General Electric Capital Corporation to secure obligations incurred by U.K. Can Limited for the sole purpose of financing its acquisition of real property, plant or equipment and (iv) unless otherwise permitted in clauses
(i), (ii) or (iii), (A) for the benefit of the Borrower or any Subsidiary if the primary obligation is permitted by the Agreement, (B) for the benefit of the Parent, the Borrower or any wholly-owned Subsidiary of the Borrower, or (C) for the benefit of any lessor, supplier or vendor to the Borrower or its Subsidiaries to secure obligations incurred in the ordinary course of business by the Borrower or its Subsidiaries (provided that the aggregate amount of such Guaranties described in this clause (C) outstanding at any time shall not exceed $10,000,000); provided that (1) each Guaranty permitted under clauses
(i), (iii) or (iv) shall be limited in amount to a stated maximum Dollar liability, (2) the Guaranties permitted under clause (iii) shall be limited in an amount to a stated maximum Dollar liability of $30,000,000 in the aggregate,
(3) each Guaranty permitted under clause (ii) shall be limited in amount to the aggregate purchase price of goods purchased by the applicable Foreign Subsidiary from such supplier or vendor, (4) the Guaranties permitted under clause (iv) shall be limited in amount to a stated aggregate maximum Dollar liability of $20,000,000 and (5) after the incurrence of any such Guaranty, there would exist no Default or Event of Default.

       (g) Sales of Assets. The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, assign, transfer, lease, convey or otherwise dispose of any properties or assets (including accounts receivable and capital stock or other equity of Subsidiaries), whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement or grant any right or option to do so, in one transaction or a series of transactions unless such transaction or arrangement constitutes a Permitted Disposition or consists of a transfer of property among the Borrower and its Subsidiaries permitted under Section 6.2(b). Notwithstanding anything to the contrary in this Section 6.2(g), the Borrower may not, and shall not permit any of its Subsidiaries to, make any Permitted Disposition of the types described in clause (b) of the definition of Permitted Dispositions if at the time of such proposed Permitted Disposition, or after giving effect thereto, a Default or an Event of Default shall have occurred and be continuing.

       (h) Liens, etc. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist, whether directly or indirectly, any Lien on or with respect to any of the Borrower's or such Subsidiary's properties and assets, whether now or hereafter acquired or upon any income or profits therefrom, except:

       (i)   Liens granted pursuant to the Loan Documents;

       (ii)  Customary Permitted Liens;

       (iii) Liens existing on the Closing Date and disclosed on Schedule
             5.1(g);

       (iv) Liens on real property, plant or equipment acquired by the Borrower or any Subsidiary of the Borrower to secure the purchase price of such property, or to secure indebtedness incurred within six (6) months of the acquisition of such property, and primarily for the purpose of financing the acquisition of such property, or Liens existing on such property at the time of its acquisition (whether or not assumed by the Borrower or any of its Subsidiaries); provided that (A) such Liens shall attach solely to such property, (B) the aggregate principal amount of the indebtedness secured by such Liens shall not exceed, at any time outstanding, one hundred percent (100%) of the appraisal value or the aggregate purchase price of such property, whichever is greater and (C) the aggregate principal amount of the indebtedness secured by all Liens permitted under this Section 6.2(h)(iv) and all Liens permitted under
    Section 6.2(h)(iii) on all such property in the aggregate shall not exceed, at any time outstanding, forty percent (40%) of the amount of consolidated net property, plant and equipment of the Borrower as determined in accordance with GAAP as set forth on the most recent consolidated balance sheet of the Borrower prepared in accordance with GAAP and delivered to the Agent pursuant to Section 6.4(b);

          (v) Liens arising pursuant to Capitalized Leases permitted in accordance with Section 6.3(b);

          (vi) existing Liens on property pledged as collateral for liabilities assumed by the Borrower or any Subsidiary of the Borrower in connection with any merger or acquisition permitted by Section 6.2(a) (provided that such liabilities were not incurred in anticipation of, or to finance, any such merger or acquisition); and

          (vii) Liens on property of Foreign Subsidiaries, other than property consisting of capital stock or other equity interests of Foreign Subsidiaries and, in any event, provided that none of the indebtedness secured by such Liens is subject to a Guaranty issued by the Borrower or any Domestic Subsidiary.

          (i) Debt. The Borrower shall not, and shall not permit any of its Subsidiaries to, (x) make any optional prepayment, optional purchase, optional defeasance or optional retirement of any of its Debt or (y) create, incur, assume or otherwise become or remain liable with respect to any Debt, except the Borrower may, or permit any of its Subsidiaries to:

          (i)  incur, permit to exist and prepay the Obligations;

          (ii) permit to exist and prepay existing Debt which is not Subordinated Debt, including, without limitation, Debt in respect of Guaranties, disclosed in the financial statements referred to in
     Section 5.1(f), provided that such prepayments do not exceed $10,000,000 in the aggregate principal amount during any period of twelve consecutive months;

          (iii) incur and permit to exist, but not prepay, purchase, defease or retire, Subordinated Debt; provided that at the time of issuance thereof and after giving effect thereto and to the application of the proceeds thereof no Default or Event of Default shall exist hereunder; and, with respect to the Subordinated Debt evidenced by the Subordinated Intercompany Note, such Subordinated Debt shall only be permitted hereunder to the extent such Subordinated Note is legally and beneficially owned by (and not sold, assigned, pledged or participated by) the Parent;

          (iv) incur, permit to exist and prepay Debt secured by Liens permitted pursuant to Sections 6.2(h)(iv) or 6.2(h)(vii);

          (v) incur, permit to exist and prepay Capitalized Rentals, in such amounts and for such periods as permitted in accordance with Section 6.3(b);

     (vi) incur, permit to exist and prepay Debt assumed by the Borrower or any Subsidiary of the Borrower in connection with any merger or acquisition permitted by Section 6.2(a) (provided that such Debt was not incurred in anticipation of, or to finance, any such merger or acquisition);

     (vii) to the extent an obligation of one or more Foreign Subsidiaries, such Foreign Subsidiaries may incur, permit to exist and prepay any Debt; and

     (viii)  incur and permit to exist Guaranties permitted under Section
6.2(f).

Any Person which becomes a Subsidiary after the Closing Date shall for all purposes of this Section 6.2(i) be deemed to have created, assumed or incurred, at the time it becomes a Subsidiary, all Debt of such Person existing immediately after it becomes a Subsidiary. Notwithstanding anything herein to the contrary, the Borrower shall not, and shall not permit any of its Subsidiaries to, create or maintain any "Designated Senior Indebtedness of Subsidiary Guarantors" (as defined in the Parent Indenture) other than the Obligations.

     (j) ERISA. The Borrower shall not: (i) engage, nor shall the Borrower permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL; (ii) permit to exist any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC), whether or not waived; (iii) fail, or permit any ERISA Affiliate to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan; (iv) terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan which would result in any liability of the Borrower or any ERISA Affiliate, or the imposition of any Lien on their respective property, under Title IV of ERISA; (v) fail to make any contribution or payment to any Multiemployer Plan which the Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; (vi) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under
Section 412 of the IRC on or before the due date for such installment or other payment; (vii) amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability for the plan year such that the Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; (viii) permit any unfunded liabilities with respect to any Foreign Pension Plan; or (ix) fail, or permit any Subsidiary or ERISA Affiliate to fail, to pay any required contributions or payments to a Foreign Pension Plan on or before the due date for such required installment or payment; provided, however, that no act, omission or event specified in clause
(i) through (ix) shall be considered a violation of this Section 6.2(j) unless such act, omission or event could reasonably be expected to result in liabilities to the Borrower and its Subsidiaries in excess of $5,000,000.

     (k) Conduct of Business. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by the Borrower and its Subsidiaries on the Closing Date and (ii) any businesses or activities substantially similar or related thereto.

     (l) Sales and Leasebacks. The Borrower shall not, and shall not permit any of its Subsidiaries to, become liable, directly or by way of any Guaranties, with respect to any lease of any property (whether real or personal or mixed) whether now owned or hereafter acquired, (i) which the Borrower or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person, or (ii) which the Borrower or any of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by that entity to any other Person in connection with such lease; provided that this Section 6.2(l) shall not apply to (A) any sale or transfer of such property and the subsequent lease of such property in a transaction entered into within six (6) months after the acquisition of such property by such Person or the completion of the construction of such property and (B) any such sale or transfer and lease by a Foreign Subsidiary if the sale or transfer is otherwise permitted under Section 6.2(g) and none of the indebtedness of such Foreign Subsidiary with respect to such lease is subject to a Guaranty issued by the Borrower or any Domestic Subsidiary..

     (m) Margin Regulation. The Borrower shall not use or permit any other Person to use any portion of the proceeds of any credit extended under this Agreement in any manner which might cause the extension of credit or the application of such proceeds to violate the 1933 Act or the 1934 Act (each as amended to the Closing Date and from time to time thereafter, and any successor statute) or to violate Regulation G, Regulation U, or Regulation X, or any other regulation of the Federal Reserve Board, in each case as in effect on the date or dates of such extension of credit and such use of proceeds.

     (n) Subordinated Debt. The Borrower shall not amend, supplement or otherwise modify, or otherwise consent, affirm or acknowledge any amendment, supplement or modification to, (x) the Parent Indenture, any of the Parent Subordinated Notes or any Subordinated Guaranties (each as in effect as of the Closing Date), except for amendments for the purposes described in Section 9.01(1) or 9.01(3) of the Parent Indenture, or (y) any governing or principal loan agreement or any note entered into or issued in connection with any other Subordinated Debt, including, without limitation, the Subordinated Intercompany Note (as in effect as of the Closing Date). The Borrower shall deliver to the Agent (i) a copy of each such notice or other communication (including any accompanying officers' certificate, but not any accountants' certificate or opinion of counsel) delivered by or on behalf of the Parent, the Borrower or any Subsidiary to the Trustee under the Parent Indenture or to the holders of the Parent Subordinated Notes pursuant to Sections 3.01, 3.03, 4.06, 4.08, 4.10, 6.01, 7.06, 7.08, 8.02, 8.04, 9.01, 9.02, 10.04, 10.09, 11.06, 11.11 and
12.04 of the Parent Indenture, such delivery to be made at the same time and by the same means as such notice or other communication is delivered to the Trustee under the Parent Indenture or to such holders, and (ii) a copy of each notice or other communication received by the Parent or the Borrower from any holder of the Parent Subordinated Notes pursuant to the Parent Indenture or from the Trustee thereunder, or any holder of any Subordinated Debt (including, without limitation, the Subordinated
Intercompany Note), such delivery to be made promptly after such notice or other communication is received by the Parent or the Borrower.

     (o) Modification of Organizational Documents. The Borrower shall not permit the Certificate of Incorporation, By-Laws or other organizational documents of the Borrower or any Subsidiary to be amended or modified in any way which could reasonably be expected to have a Material Adverse Effect.

     (p) Change of Location or Name. The Borrower shall not, nor shall it permit any of its Domestic Subsidiaries to, change:

        (i) the location of its principal place of business, chief executive office, major executive office, chief place of business or its records concerning its business and financial affairs; or

        (ii)  its name or the name under or by which it conducts its business,

in each case without first giving the Agent thirty (30) days' prior written notice thereof and taking any and all actions which may be necessary or desirable, or which the Agent may request, to maintain and preserve all Liens in favor of the Agent granted pursuant to the Collateral Documents; provided that notwithstanding the foregoing, the Borrower will not, and will not permit any of its Domestic Subsidiaries to, change the location of its principal place of business, chief executive office, chief place of business or its records concerning its business and financial affairs from the contiguous continental United States of America to any place outside the contiguous continental United States of America.

     SECTION 6.3. Financial Covenants. The Borrower covenants and agrees that so long as the Lenders shall have any Commitment hereunder, any Letter of Credit shall remain outstanding, or any other Obligation shall remain outstanding, unless the Majority Lenders shall otherwise give their prior written consent:

     (a) Capital Expenditures. The Borrower and its consolidated Subsidiaries shall not make or permit Capital Expenditures (i) in excess of $65,000,000 during its 1997 fiscal year, or (ii) in excess of $75,000,000 during any fiscal year thereafter; provided that, if, during any such fiscal year the amount of actual Capital Expenditures made by the Borrower were less than the amount of Capital Expenditures permitted under the preceding clause of this section (without giving effect to this proviso) (the difference of such amounts being hereinafter referred to as the "Carryover Amount"), then, during the then immediately succeeding fiscal year, the Borrower and its Subsidiaries shall be permitted to make Capital Expenditures in an aggregate amount equal to the sum of the amount permitted under the preceding clause of this section for such fiscal year (without giving effect to this proviso) plus the Carryover Amount for such immediately preceding fiscal year. Notwithstanding any of the foregoing, the aggregate amount of such Capital Expenditures required by GAAP to be accounted for as Capitalized Leases for any fiscal year of the Borrower shall not exceed fifty percent (50%) of the aggregate maximum amount of Capital Expenditures permitted hereunder for such fiscal year.

     (b) Maximum Total Leverage. The Borrower and its consolidated Subsidiaries shall not permit the ratio (the "Total Leverage Ratio") of
(A) the aggregate unpaid principal amount of its Total Funded Debt as of the last day of any fiscal quarter ending during the periods described below to (B) EBITDA for the four (4) fiscal quarter period ending as of such fiscal quarter end, to exceed the corresponding ratio set forth below opposite such period:


                  Period              Ratio
     -------------------------  ---------------
     Closing Date through and
     including March 31, 2000      4.00 to 1.00

     April 1, 2000 through and
     including March 31, 2001      3.75 to 1.00

     April 1, 2001 and
     thereafter                    3.50 to 1.00


     (c) Maximum Domestic Leverage. The Borrower and its consolidated Subsidiaries shall not permit the ratio of (A) the aggregate unpaid principal amount of its Domestic Funded Debt as of the last day of any fiscal quarter ending during the periods described below to (B) Domestic EBITDA for the four (4) fiscal quarter period ending as of such fiscal quarter end, to exceed the corresponding ratio set forth below opposite such period:


                  Period              Ratio
     -------------------------  ---------------
     Closing Date through and
     including March 31, 2000      6.00 to 1.00

     April 1, 2000 through and
     including March 31, 2001      5.75 to 1.00

     April 1, 2001 and
     thereafter                    5.50 to 1.00

     (d) Maximum Senior Leverage. The Borrower and its consolidated Subsidiaries shall not permit the ratio of (A) the aggregate unpaid principal amount of its Senior Debt as of the last day of any fiscal quarter ending during the periods described below to (B) EBITDA for the four (4) fiscal quarter period ending as of such fiscal quarter end, to exceed the corresponding ratio set forth below opposite such period:


                   Period            Ratio
     ----------------------------  ---------------
     Closing Date through and
     including March 31, 2000      2.50 to 1.00

     April 1, 2000 through and
     including March 31, 2001      2.25 to 1.00

     April 1, 2001 and thereafter  2.00 to 1.00


     (e) Interest Coverage Ratio. The Borrower and its consolidated Subsidiaries shall not permit its Interest Coverage Ratio for any four
(4) fiscal quarter period during the periods described below to be less than the corresponding ratio set forth below opposite such period:


                  Period              Ratio
     -------------------------  ---------------
     Closing Date through and
     including March 31, 2000      2.50 to 1.00

     April 1, 2000 through and
     including March 31, 2001      2.75 to 1.00

     April 1, 2001 and
     thereafter                    3.00 to 1.00


     SECTION 6.4. Financial Reporting. The Borrower covenants and agrees that so long as any of the Lenders shall have any Commitment hereunder, there shall exist any outstanding principal under any Loans, any Letter of Credit shall remain outstanding, or any other Obligation shall remain outstanding, unless the Majority Lenders shall otherwise give their prior written consent:

     (a) System of Accounting. The Borrower shall maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP (except as may be otherwise required pursuant to Section 1.4), and each of the financial statements described below shall be prepared from such system and records.

     (b) Monthly Reports and Certificates; Quarterly Reports. As soon as practicable after its fiscal month ending April 6, 1997 and for each fiscal month ending after the Closing Date (other than each December), but in any event within thirty (30) days after the end of each such month, the Borrower shall provide the Agent with (i) monthly unaudited consolidated and supplemental consolidating financial statements for the Parent and its consolidated Subsidiaries, including balance sheets, statements of earnings and statements of cash flow, together with such financial statements for the same month of the Parent's immediately preceding fiscal year set forth in comparative form and (ii) monthly unaudited consolidated financial statements for the Parent and the consolidated Domestic Subsidiaries, together with such financial statements for the same month of the Parent's immediately preceding fiscal year set forth in comparative form. As soon as practicable after the end of the fiscal quarter ending on or about March 31, 1997 and each of the first three quarters in each fiscal year of the Parent ending after the Closing Date, but in any event within ninety (90) days after the end of each such fiscal quarter, the Borrower shall provide the Agent and each Lender with a copy of the Parent's quarterly report on Form 10-Q to the Securities and Exchange Commission for such fiscal quarter. Such quarterly report shall be accompanied by a certificate in the form of Exhibit G ("Compliance Certificate") signed by the Borrower's chief financial officer stating that the financial statements included in such report fairly and accurately reflect the financial condition of the Parent and its consolidated Subsidiaries as of the periods addressed therein, no Default or Event of Default has occurred and is continuing, and that the Borrower and its consolidated Subsidiaries have complied with each of the financial covenants contained in Section 6.3, the ratios and tests set forth in Sections 6.2(a)(ii), 6.2(b)(iii), 6.2(c), 6.2(f) and 6.2(g) and the covenant contained in Section 6.4(j), setting forth the figures providing the basis for such statement with respect to the financial covenants. If the Borrower's chief financial officer is unable to provide such a certificate because of the occurrence of a Default or Event of Default or because the Borrower has not complied with any of the covenants contained in the sections referred to in the immediately preceding sentence, the chief financial officer shall so indicate to the Agent and each Lender in writing and provide the Agent and each Lender with a written description of the cause(s) of each such Default, Event of Default or event of noncompliance and the steps being taken or proposed to be taken to cure such Default, Event of Default or event of noncompliance. All such statements shall be prepared on a basis consistent with such statements prepared in prior periods and shall be in accordance with GAAP (except for the absence of footnotes and normal year end audit adjustments).

     (c) Annual Reports. The Borrower shall provide the Agent with annual audited consolidated financial statements for the Parent and its consolidated Subsidiaries, including balance sheets, statements of earnings and statements of cash flow, as soon as available, and, in any event, within one-hundred twenty (120) days after the end of each of the Parent's fiscal years, which financial statements shall have been audited by Arthur Andersen & Co., or such other independent certified public accountants as shall be satisfactory to the Majority Lenders, and shall be prepared in accordance with GAAP, and accompanied by such independent certified public accountants' unqualified opinion. In addition, the Borrower shall provide to the Agent a Compliance Certificate for the last fiscal quarter of such fiscal year and, promptly after the

Borrower's or the Parent's receipt thereof, copies of any management letters and, upon the request of the Agent or any Lender therefor, work papers in connection with the preparation of financial statements that are received by the Borrower or the Parent from its independent certified public accountants.

     (d) Independent Certified Public Accountants. The Borrower hereby authorizes (i) the Agent to communicate directly with the Borrower's and the Parent's independent certified public accountants, and (ii) such independent certified public accountants, upon the Agent's request, to provide to the Agent copies of any financial statements or to disclose to the Agent other information contained in their files with respect to the Parent and its consolidated Subsidiaries and their respective businesses and financial affairs. The Borrower shall provide the Agent, upon the Agent's request, with copies of all information contained in the Borrower's and the Parent's files with respect to the Parent's and its consolidated Subsidiaries' businesses and financial affairs, including work papers generated by such entities in connection with the preparation of financial statements.

     (e)  Certificate of Accountants.  Within the period provided in
Section 6.4(c) for the provision of audited financial statements, the Borrower shall submit to the Agent a certificate of the accountants who render an opinion with respect to such financial statements (including a debt compliance letter from such accountants), stating that they have reviewed this Agreement, the Parent Indenture and the Subordinated Intercompany Note, and stating further, whether in making their audit, such accountants have become aware of any Default or Event of Default under any of the terms and provisions of this Agreement or of any default or event of default under any of the terms and provisions of the Parent Indenture or Subordinated Intercompany Note, insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof. In addition, each such certificate shall include, as an exhibit thereto, a worksheet showing such accountants' calculations of each of the ratios and tests set forth in Sections 6.3 and, to the extent applicable, the ratio set forth in Sections 6.2(a)(ii), in each case for all periods covered by such financial statements.

     (f)  Other Subsidiaries.  Within the period provided in paragraph
(c) above for the provision of audited financial statements, the Borrower shall submit to the Agent financial statements of the character and for the dates and periods as provided in said paragraph (c), covering each Subsidiary not otherwise included in the Parent's consolidated financial statements.

     (g)  Budgets; Projections.  The Borrower shall deliver to the Agent
(i) within sixty (60) days after the beginning of each fiscal year, a copy of the budget prepared for the Parent and its Subsidiaries for such fiscal year, and prompt notice of any material changes thereafter made to such budget; and (ii) as soon as available, and in any event promptly thereafter, a copy of any projections prepared for the Parent and its Subsidiaries for any fiscal year and any succeeding fiscal years, and prompt notice of any material changes thereafter made to such projections.

     (h) Other Information. With reasonable promptness, the Borrower shall deliver such other data and information as the Agent or a Lender through the Agent shall reasonably request.

     (i) Delivery of Financial Information to the Lenders. The Agent shall promptly deliver to each Lender a copy of the financial information delivered to the Agent by the Borrower pursuant to Section 6.4.

     (j) Parent's Consolidating Operations. In the event that, (i) for any fiscal year ending after the Closing Date, the Parent's consolidated revenues or expenses exceeds $5,000,000, excluding, respectively, all revenues and expenses of the Borrower and its Subsidiaries, all revenues constituting interest income received with respect to the Subordinated Intercompany Note and all expenses constituting interest expenses with respect to the Parent Subordinated Debt or (ii) as of the last day of any fiscal month ending after the Closing Date, the Parent's consolidated assets or liabilities exceeds $5,000,000, excluding, respectively, all assets and liabilities of the Borrower and its Subsidiaries, all assets constituting the Subordinated Intercompany Note and deferred financing costs with respect to the Parent Subordinated Debt and all liabilities constituting Parent Subordinated Debt, then, notwithstanding the other provisions of this Section 6.4, all monthly, quarterly and annual financial statements and projections required by this Sections 6.4 shall be prepared with respect to the Borrower and its consolidated Subsidiaries (instead of with respect to the Parent and its consolidated Subsidiaries) otherwise in accordance with Sections 6.4(b),
(c) and (g), and an annual accountants' opinion shall be delivered with respect to such annual financial statements of the Borrower and its consolidated Subsidiaries otherwise in accordance with Section 6.4(c). In the event that financial statements or projections with respect to the Borrower and its Subsidiaries are delivered to the Agent and the Lenders pursuant to this section, all financial accounting definitions and other financial accounting provisions contained in this Agreement which, as currently written, require an examination or analysis of the financial condition or performance for any accounting period of the Parent and its Subsidiaries shall be construed to mean and refer to the financial condition or performance of the Borrower and its Subsidiaries for such accounting period.

     (k) New Subsidiaries. As soon as practicable after the end of the fiscal quarter ending on or about March 31, 1997 and each fiscal quarter thereafter, the Borrower shall provide the Agent with an updated
Schedule 5.1(r) containing all of the information which would be required to be included in such schedule pursuant to Section 5.1 if such schedule were to be made true and complete as of the last day of such fiscal quarter (including, without limitation, information with respect to any newly acquired or created Domestic Subsidiaries); provided, however, that, no such updated schedule need be delivered to the Agent if the schedule which has been then most recently delivered to the Agent pursuant to this section (or attached to this

Agreement as Schedule 5.1(r)) remains true and complete in all material respects as of the last day of such fiscal quarter.


                                  ARTICLE VII.

                          EVENTS OF DEFAULT; REMEDIES

     SECTION 7.1. Events of Default. Each of the following occurrences shall constitute an Event of Default under this Agreement:

        (a) Failure to Make Payments When Due. The Borrower shall fail to pay on the date when due any principal of, or interest on, any Loan made to the Borrower, any fees due and payable by the Borrower, or any other amount due and payable by the Borrower under this Agreement or any other Loan Document or any of the other Obligations due and payable by the Borrower hereunder, and, except with respect to a payment of principal, such failure shall continue for three (3) Business Days.

        (b)  Breach of Covenants.

        (i) The Borrower shall fail duly and punctually to perform or observe any covenant or agreement binding on the Borrower under Section 6.1(f),
    Section 6.2 (other than Section 6.2(h) with respect to any nonconsensual Liens) or Section 6.3 of this Agreement.

        (ii) The Borrower shall fail duly and punctually to perform or observe any covenant or agreement binding on the Borrower under Section 6.1(d),
    (i), (j), (k) or Section 6.4 of this Agreement, and such failure shall continue unremedied for three (3) Business Days after an officer of the Borrower first has knowledge of such failure or the Borrower receives written notice thereof from the Agent, whichever is earlier.

        (iii) The Borrower shall fail duly and punctually to perform or observe any covenant or agreement binding on the Borrower under this Agreement (other than as provided in subsection (a) above or in clause (i) or (ii) of this subsection (b)) or under any of the other Loan Documents, and such failure shall continue unremedied for thirty (30) days after an officer of the Borrower first has knowledge of such failure or the Borrower receives written notice thereof from the Agent, whichever is earlier.

     (c) Incorrect Representation or Warranty. Any representation, warranty, financial statement or other written schedule or disclosure made by the Borrower or any officer of the Borrower under or in connection with this Agreement, any other Loan Document or any amendment, waiver or modification of any of the terms thereof shall prove to have been incorrect or misleading when made in any material respect.

          (d) Default as to Other Debt. Default in the payment when due (whether by scheduled maturity, required prepayment, required redemption, acceleration, demand or otherwise) on any Debt, individually or in the aggregate, having an outstanding principal amount in excess of $5,000,000, of or guaranteed by, the Borrower or any of its Subsidiaries (including, without limitation, the Parent Subordinated Debt or the Debt evidenced by the Subordinated Intercompany Note); or any breach, default or event of default shall occur, or any other event shall occur or condition shall exist, under any instrument, agreement or indenture pertaining thereto (including, without limitation, the Parent Indenture or the Subordinated Intercompany Note), if the effect thereof is to accelerate, or permit the holder(s) of such Debt to accelerate, the maturity of such Debt; or any such Debt shall be declared due and payable or required to be prepaid (other than by a regularly scheduled required prepayment), repurchased or redeemed prior to the originally stated maturity thereof; or the holder of any Lien shall commence foreclosure of such Lien.

          (e)  Bankruptcy.

          (i) Either the Parent, the Borrower, any of its Domestic Subsidiaries, any Material Foreign Subsidiary or any guarantor of any of the Obligations shall become insolvent or bankrupt, or generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or

          (ii) any proceeding shall be instituted by or against the Parent, the Borrower, any of its Domestic Subsidiaries, any Material Foreign Subsidiary or any guarantor of any of the Obligations seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed, undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or

          (iii) the Parent, the Borrower, any of its Domestic Subsidiaries, any Material Foreign Subsidiary or any guarantor of any of the Obligations hereunder shall take any corporate action to authorize any of the actions set forth in this Section 7.1(e).

          (f) Material Adverse Change. Since December 31, 1996, there shall have occurred a change in any circumstances, facts or conditions or an event shall have taken place which could, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

          (g) Judgments and Attachments. Any final judgment (or judgments) or money judgment (or judgments), writ or warrant of attachment, or similar process involving in excess of $5,000,000 in the aggregate shall be entered or filed against the Borrower, any of its Domestic Subsidiaries or Material Foreign Subsidiaries or any of their respective assets and either (1) shall remain undischarged, unpaid, unvacated, unbonded or unstayed for a period of thirty
(30) days from the date of its entry, or (2) there shall be any period of five
(5) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

          (h) ERISA Termination Event. Any Termination Event occurs which the Majority Lenders believe could have a Material Adverse Effect.

          (i) ERISA Waiver. If the plan administrator of any Plan applies under Section 412(d) of the IRC for a waiver of the minimum funding standards of
Section 412(a) of the IRC and the Majority Lenders believe that the business hardship upon which the application for such waiver is based could have a Material Adverse Effect.

          (j) Termination of Documents; Failure of Security. Any of the Loan Documents shall cease for any reason to be in full force and effect (other than in accordance with the terms hereof or thereof), or the Borrower, any of its Subsidiaries or any guarantor of the Obligations shall disavow its obligations under, or shall contest the validity or enforceability of, any of the Loan Documents or the Obligations, or any material Lien intended to be created thereby ceases to be or is not valid and perfected in any material respect, or the Parent Indenture or the subordination provisions of any of the documents and instruments evidencing any Subordinated Debt shall at any time cease to be in full force and effect; or any such Lien shall be subordinated or shall not have the priority contemplated by this Agreement, any of the other Loan Documents, or such subordination provisions, for any reason, or the Borrower, the Parent or any of their Subsidiaries shall institute any action seeking a determination of any of the foregoing.

          (k)  Change in Control.  (i) Any Person or group within the meaning of
Section 13(d)(3) of the 1934 Act and the rules and regulations promulgated thereunder, not a shareholder of the Parent as of the Closing Date, shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act), directly or indirectly, of Securities of the Parent (or other Securities convertible into such Securities) representing fifty percent (50%) of the combined voting power of all Securities of the Parent entitled to vote in the election of directors, other than Securities having such power only by reason of the happening of a contingency (hereinafter called a "Controlling Person"); or
(ii) the Parent shall cease to own at least 75% of all of the Borrower's issued and outstanding shares of common stock; or (iii) a majority of the Board of Directors of the Parent shall cease for any reason to consist of (A) individuals who on the Closing Date were serving as directors of the Parent and (B) individuals who subsequently become members of the Board if such individuals' nomination for election or election to the Board is recommended or approved by a majority of the Board of Directors of the Parent; or (iv) any Change of Control (as defined in the Parent Indenture) shall occur. For purposes of clause (i) above, a Person or group shall not be a Controlling Person if such Person or group holds voting power in good faith and not for the purpose of circumventing this
Section 7.1(k) as an agent, bank, broker, nominee, trustee, or holder of revocable proxies given in response to a solicitation pursuant to the 1934 Act, for one or more beneficial owners who do not individually, or, if they are a group acting in concert, as a group, have the voting power specified in clause (i).

          (l) Dissolution. Any proceeding shall be commenced or filing made under applicable law by any stockholder, officer or director of either the Borrower or any of its Subsidiaries to dissolve or liquidate the Borrower or any such Subsidiary; any order, judgment or decree shall be entered against the Borrower or any of its Subsidiaries decreeing its involuntary dissolution or split up; or the Borrower or any of its Subsidiaries shall otherwise dissolve or cease to exist.

          (m) Environmental Matters. Either the Borrower or any of its Subsidiaries becomes subject to any liabilities, costs, expenses, damages, fines or penalties, which could reasonably be expected to have a Material Adverse Effect, arising out of or relating to (i) the release or threatened release at any location of any Hazardous Material into the environment, or the incurrence of remediation costs in response thereto, or (ii) any violation of any Environmental Laws.

          (n) Bond Documents. There shall occur an "event of default" under any Bond Document (as defined therein).

          SECTION 7.2. Acceleration. Upon the occurrence of any Event of Default described in clause (ii) or (iii) of Section 7.1(e), the Commitments shall each automatically and immediately terminate and all unpaid Obligations shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including valuation and appraisement diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower, and the obligation of each Lender to make any Loan and of the Primary Issuing Lender to issue and of the Lenders to participate in any Letter of Credit hereunder shall thereupon terminate; and upon the occurrence and during the continuance of any other Event of Default, the Agent may, and at the direction of the Majority Lenders, shall, by written notice to the Borrower, immediately terminate the Commitments and/or declare all of the Obligations of the Borrower to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon, and the obligation of each Lender to make any Loan and of the Primary Issuing Lender to issue and of the Lenders to participate in any Letter of Credit hereunder shall thereupon terminate. In addition to and not in limitation of any other right available to the Lenders under any of the Loan Documents or otherwise at law or equity, upon the giving of such notice by the Agent, the Borrower shall be required to deposit immediately with the Agent on behalf of the Lenders, in immediately available funds, an amount equal to the Letter of Credit Obligations (the "Deposit"). The Borrower's obligation to pay the Deposit shall be absolute and unconditional, and the Deposit shall be deposited in a special collateral account with the Agent to ensure reimbursement of any drawings under such Letters of Credit and payment of all other amounts due and payable under any of the Loan
Documents regarding the Letters of Credit.

          SECTION 7.3. Injunctive Relief. The Borrower recognizes that in the event the Borrower fails to perform, observe or discharge any of its Obligations, any remedy of law may prove to be inadequate relief to the Agent or any Lender; therefore, the Borrower agrees that the Agent and each Lender, if the Agent or such Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages or inadequacy of damages as an available remedy therefor.

          SECTION 7.4. Bond Letters of Credit. In addition to the remedies otherwise described in this Article or in any other Loan Document or Bond Document, upon the occurrence of an Event of Default hereunder, the Agent (or any Issuing Lender, acting at the direction of the Agent) may exercise one or more of the following rights and remedies: (a) give notice of the occurrence of an Event of Default hereunder (or of an "event of default" under the applicable Reimbursement Agreement) to the applicable Bond Trustee directing an acceleration, redemption or tender of the applicable Bonds, thereby causing the applicable Bond Letter of Credit to terminate the number of days thereafter specified in such Bond Letter of Credit, (b) if permitted under the terms of the applicable Bond Letter of Credit, give notice that an amount drawn under a Bond Letter of Credit to pay interest on Bonds will not be reinstated, or (c) pursue any rights and remedies provided to any Issuing Lender and/or the Agent under the Bond Documents. Each Lender acknowledges that if the notice described in clause (b) of the preceding sentence is not delivered on a timely basis, the interest component of the applicable Bond Letter of Credit will reinstate in accordance with its terms.


                                 ARTICLE VIII.

                                   THE AGENT

          SECTION 8.1. Appointment and Authorization. Each Lender hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Notwithstanding the use of the term "Agent", the Agent's legal relationship with the Lenders shall not be one of agency, it being understood and agreed to by the Lenders that the Agent is an independent contractor for the Lenders.

          SECTION 8.2. Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

          SECTION 8.3. Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or Affiliate of the Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the value of any Collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries or Affiliates.

     SECTION 8.4.  Reliance by Agent.

          (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

          (b) For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has executed this Agreement, or an Assignment and Acceptance, shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to Lender, unless an officer of the Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from Lender prior to the initial Borrowing specifying its objection thereto and either such objection shall not have been withdrawn by notice to the Agent to that effect or Lender shall not have made available to the Agent Lender's ratable portion of such Borrowing.

          SECTION 8.5. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Majority Lenders in accordance with Article VII; provided that unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

          SECTION 8.6. Credit Decision. Each Lender expressly acknowledges that none of the Agent-Related Persons has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of any of the Agent-Related Persons.



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
          SECTION 8.7. Indemnification. Whether or not the transactions contemplated hereby shall be consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), ratably according to such Lender's Percentage from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans and the termination or resignation of the related Agent) be imposed on, incurred by or asserted against any such Person and which are in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. Without limiting the generality of the foregoing, if the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders in this Section shall survive the payment of all Obligations hereunder.

          SECTION 8.8. Agent in Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower and its Subsidiaries and Affiliates as though Bank of America were not the Agent hereunder and without notice to or consent of the Lenders. With respect to its Loans and interests in Letters of Credit issued hereunder, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and the "Lenders" shall include Bank of America in its individual capacity.



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
          SECTION 8.9. Successor Agent. The Agent may, and at the request of the Majority Lenders shall, resign as Agent upon thirty (30) days' notice to the Lenders. If the Agent shall resign as Agent under this Agreement, the Majority Lenders shall appoint from among the Lenders a successor representative for the Lenders. If no successor representative is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor representative from among the Lenders. Upon the acceptance of its appointment as successor representative hereunder, such successor representative shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor representative and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article XIII and Sections 9.4 and 9.11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor representative has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Lenders appoint a successor representative as provided for above. Upon resignation, the Agent shall execute and deliver such assignments and take such other actions as the Lenders shall reasonably request in order to transfer and assign its rights and interests under the Collateral Documents to the Lenders or any successor representative appointed by the Lenders; provided that any costs and expenses incurred by the Agent in taking such actions shall be reimbursed in accordance with Section 9.4(a).

          SECTION 8.10.  Collateral Matters.

          (a) The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

          (b) The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment in full of all Loans and all other Obligations payable under this Agreement and under any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which the Borrower or any Subsidiary of the Borrower owned no interest at the time the Lien was granted or at any time thereafter;
(iv) constituting property leased to the Borrower or any Subsidiary of the Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Subsidiary to be, renewed or extended;
(v) consisting of an instrument evidencing Debt or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Majority Lenders. Upon request by the Agent at any time, the Lenders will



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
confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 8.10(b).


                                  ARTICLE IX.

                                 MISCELLANEOUS

          SECTION 9.1. Amendments, etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Article IV, (b) increase any of the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, (e) change the percentage of any of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of the Lenders, which shall be required for the Lenders or any of them to take any action hereunder, or (f) amend this Section 9.1; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement.

          SECTION 9.2. Notices, etc. Unless otherwise specifically permitted herein, all notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to the Borrower, at its address at 900 Commerce Drive, Oak Brook, Illinois 60521,
Attention: Chief Financial Officer, with a copy to Ross & Hardies, 150 North Michigan Avenue, Chicago, Illinois 60601-7567, Attention: Lawrence R. Samuels; if to any Lender, an original party hereto, at its Domestic Lending Office specified opposite its name on Schedule II hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to Bank of America as the Primary Issuing Lender or the Agent, at its address at 231 South LaSalle Street, Chicago, Illinois 60697, Attention: Tracy J. Alfery, Vice President, with a copy to Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, Attention:
Michael L. Gold; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such telecopier, telegraphic, telex or cable notices and communications shall, when telecopied, telegraphed, telexed or cabled, be effective when telecopied delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, and all such mail notices and communications shall be effective five


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
(5) days after deposit in the mails; except that notices and communications by any of the above means to the Agent pursuant to Articles II, III or VIII shall not be effective until received by the Agent.

          SECTION 9.3. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 9.4. Costs and Expenses. The Borrower shall, whether or not the transactions contemplated hereby shall be consummated:

          (a) pay or reimburse Bank of America (including in its capacity as Agent) promptly after demand for all reasonable out-of-pocket costs and expenses incurred by Bank of America (including in its capacity as Agent) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the Attorney Costs incurred by Bank of America (including in its capacity as Agent) with respect thereto; provided that Bank of America (including in its capacity as Agent) shall not be entitled to reimbursement for costs and expenses associated with assignments and participations by any Lender with the exception of assignments or participations arranged at the request of the Borrower including assignments pursuant to Section 2.12(f);

          (b) pay or reimburse each Lender, the Issuing Lender and the Agent within five (5) Business Days after demand for all costs and expenses incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies (including in connection with any "workout" or restructuring regarding the Loans and other Obligations, and including in any Insolvency Proceeding or appellate proceeding) under this Agreement, any other Loan Document, and any such other documents, including Attorney Costs incurred by the Agent, either Issuing Lender and any Lender; and

          (c) pay or reimburse Bank of America (including in its capacity as Agent) within five (5) Business Days after demand for all reasonable appraisal (including the reasonable allocated cost of internal appraisal services), audit, environmental inspection and review (including the allocated cost of such internal services), search and filing costs, fees and expenses which are reasonably incurred or sustained by Bank of America (including in its capacity as Agent) in connection with the matters referred to under subsections (a) and
(b) of this Section.



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
          SECTION 9.5. Setoff. In addition to and not in limitation of any rights of any Lender under Applicable Law, each Lender shall, upon the occurrence and during the continuance of any Default described in Section 7.1(a) or Section 7.1(e), have the right to appropriate and apply to the payment of the Obligations owing to it and then due and unpaid, and, as security for such Obligations, the Borrower hereby grants to each Lender a continuing security interest in, any and all deposits or accounts of the Borrower then or thereafter maintained with such Lender or participant; provided that any such appropriation and application shall be subject to the provisions of Section 2.17. Each Lender agrees promptly to notify the Borrower and the Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 9.5 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

          SECTION 9.6. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Lender that such Lender has executed it, and thereafter shall be binding upon and inure to the benefit of each of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

          SECTION 9.7.  Assignments, Participations, etc.

          (a) Any Lender may at any time, with the written consent of the Borrower, the Agent and each Issuing Lender, which consents shall not be unreasonably withheld except during the existence of an Event of Default, assign and delegate to one or more Eligible Assignees (provided that no written consent of the Borrower, the Agent or either Issuing Lender shall be required in connection with any assignment and delegation by a Lender to a Lender Affiliate of such Lender) (each an "Assignee") all, or any ratable part of all, of the Loans, interests in Letters of Credit, the Commitment and the other rights and obligations of such Lender hereunder, in a minimum amount of $10,000,000 or, if less, all of such Loans, interests in Letters of Credit, the Commitment and the other rights and obligations of such Lender hereunder; provided that (i) the Borrower, the Agent and each Issuing Lender may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (A) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Agent by such Lender and the Assignee; (B) such Lender and its Assignee shall have delivered to the Borrower and the Agent an Assignment and Acceptance; and (C) the assignor Lender or Assignee has paid to the Agent a processing fee in the amount of $3,500.

          (b) From and after the date that the Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance,



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
shall have the rights and obligations of a Lender under the Loan Documents, and
(ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

          (c) Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitment arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitment of the assigning Lender pro tanto.

          (d)  The Agent shall maintain at its address referred to in Section
9.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, the Commitments, the principal amount of Loans owing to, and the face amount of the Letters of Credit issued by each Issuing Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent, each Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e) Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a "Participant") participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender (the "originating Lender") hereunder and under the other Loan Documents; provided that (i) the originating Lender's obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrower, the Agent and each Issuing Lender shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would extend the maturity or reduce the principal amount of, the rate of interest on or any fee payable with respect to the Loans or other obligations in which such Participant shall have purchased a Participation. In the case of any such Participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.



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
          (f) Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" by the Borrower and provided to it by the Borrower or any subsidiary of the Borrower, or by the Agent on the Borrower's or Subsidiary's behalf, in connection with this Agreement or any other Loan Document (and, regardless of whether it is identified as "confidential", all budgets and projections received by the Lenders pursuant to Section 6.4(g)), and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement; except to the extent such information (i) was or becomes generally available to the public other than as a result of a disclosure by the Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower; provided that such source is not bound by a confidentiality agreement with the Borrower known to the Lender; provided that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which such Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; and (D) to such Lender's independent auditors and other professional advisors. Notwithstanding the foregoing, the Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and to any prospective Transferee, such financial and other information in such Lender's possession concerning the Borrower or its Subsidiaries which has been delivered to Agent or the Lenders pursuant to this Agreement or which has been delivered to the Agent or Lender by the Borrower in connection with such Lender's credit evaluation of the Borrower prior to entering into this Agreement; provided that, unless otherwise agreed by the Borrower, such Transferee executes and delivers to the Borrower a confidentiality agreement under the terms of which such Transferee shall agree to keep such information confidential to the same extent required of the Lenders hereunder.

          (g) Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Lender may assign all or any portion of the Loans held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank; provided that any payment in respect of such assigned Loans made by the Borrower to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrower's obligations hereunder in respect to such assigned Loans to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder.

          SECTION 9.8. Survival of Warranties and Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Obligations hereunder.

          SECTION 9.9. Marshalling; Recourse to Security; Payments Set Aside. Neither any Lender nor the Agent shall be under any obligation to marshall any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. Recourse to security shall not be required at any time. To the extent that the Borrower makes a payment or payments to the Agent or the Lenders, or the Agent or the Lenders enforce their security interests or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

          SECTION 9.10. Limitation of Liability. To the extent permitted by applicable law, no claim may be made by the Borrower, the Agent, any Lender, or any other Person against the Agent or any other Lender or the Affiliates, directors, officers, employees, agents, attorneys and consultants of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Agent, the Borrower and the Lenders hereby waive, release and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

          SECTION 9.11. Indemnification. Whether or not the transactions contemplated hereby shall be consummated:

          (a) General Indemnity. The Borrower shall pay, indemnify, and hold each Lender, each Issuing Lender, the Agent, BankAmerica Securities, Inc. and its successors and assigns, and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to this Agreement, the Loans, the Letters of Credit or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person.

          (b)  Environmental Indemnity.

          (i) The Borrower hereby agrees to indemnify, defend and hold harmless each Indemnified Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs and the allocated cost of internal environmental audit or review services), which may be incurred by or asserted against such Indemnified Person in connection with or arising out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to any Environmental Claim arising out of or related to any Property subject to a Lien in favor of the Agent or any Lender. No action taken by legal counsel chosen by the Agent or any Lender in defending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or in any way impair the Borrower's obligation and duty hereunder to indemnify and hold harmless the Agent and each Lender.

          (ii) In no event shall any site visit, observation, or testing by the Agent or any Lender be deemed a representation or warranty that Hazardous Materials are or are not present in, on, or under the site, or that there has been or shall be compliance with any Environmental Law. Neither the Borrower nor any other Person is entitled to rely on any site visit, observation, or testing by the Agent or any Lender. Neither the Agent nor any Lender owes any duty of care to protect the Borrower or any other Person against, or to inform the Borrower or any other party of, any Hazardous Materials or any other adverse condition affecting any site or Property. Neither the Agent nor any Lender shall be obligated to disclose to the Borrower or any other Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Agent or any Lender.

          (c) Survival; Defense. The obligations in this Section 9.11 shall survive payment of all other Obligations. At the election of any Indemnified Person, the Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person's sole discretion, at the sole cost and expense of the Borrower. All amounts owing under this Section 9.11 shall be paid within thirty (30) days after demand.

          SECTION 9.12. Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. All judicial proceedings brought against the Borrower with respect to this Agreement or any other Loan Document may be brought in any state or federal court of competent jurisdiction in the State of Illinois, and by execution and delivery of this Agreement, the Borrower accepts, for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement or any of the other Loan Documents from which no appeal has been taken or is available. The Borrower irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its notice address specified on the signature pages hereof, such service to become effective ten (10) days after such mailing. EACH OF THE BORROWER, EACH ISSUING LENDER, THE AGENT, AND THE

LENDERS IRREVOCABLY WAIVES (A) TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND (B) ANY OBJECTION (INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Agent or any Lender to bring proceedings against the Borrower in the courts of any other jurisdiction.

          SECTION 9.13. Performance of Obligations. The Borrower agrees that the Agent, each Issuing Lender and the Lenders, or any one or more of them, may, but shall have no obligation to, make any payment or perform any act required of the Borrower under any Loan Document or take any other action which such party in its discretion deems necessary or desirable to protect or preserve the Collateral, including any action to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any Collateral.

          SECTION 9.14. Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and the other Loan Documents and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Loan Documents or any amendments or exhibits thereto.

          SECTION 9.15. Governing Law. This Agreement, the other Loan Documents, and the Letters of Credit shall be governed by, and construed in accordance with, the laws of the State of Illinois without regard to its conflicts of law principals.

          SECTION 9.16. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          SECTION 9.17. Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Borrower, the Lenders, each Issuing Lender and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof, except for the fee letter, and any prior arrangements made with respect to the payment by the Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Agent or the Lenders.

          SECTION 9.18. Designated Senior Indebtedness of Subsidiary Guarantors. The Borrower hereby designates all of the Obligations as "Designated Senior Indebtedness of Subsidiary Guarantors" as defined in, and for all purposes of, the Parent Indenture.


                                   * * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the Closing Date.


                                     UNITED STATES CAN COMPANY


                                     By:   /s/ Peter J. Andres
                                        -----------------------------------
                                        Name: Peter J. Andres
                                            -------------------------------
                                        Title: VP-Treasurer
                                              -----------------------------


                                     BANK OF AMERICA ILLINOIS,
                                       as Agent


                                     By: /s/ David L. Graham
                                        -----------------------------------
                                        Name: David L. Graham
                                            -------------------------------
                                        Title: Vice President
                                              -----------------------------


                                     BANK OF AMERICA ILLINOIS,
                                       as the Primary Issuing Lender, a Lender
                                       and individually


                                     By: /s/ Tracy J. Alfery
                                        -----------------------------------
                                        Name: Tracy J. Alfery
                                             ------------------------------
                                        Title: Vice President
                                              -----------------------------


                                     HARRIS TRUST AND SAVINGS BANK,
                                     as an Issuing Lender and a Lender


                                     By: /s/ Scott F. Geik
                                        -----------------------------------
                                        Name: Scott F. Geik
                                             ------------------------------
                                        Title: V.P.
                                              -----------------------------

                                        THE NORTHERN TRUST COMPANY,
                                         as a Lender


                                        By: /s/ Arthur J. Fogel
                                            ------------------------------
                                            Name: Arthur J. Fogel
                                                  ------------------------
                                            Title: VP
                                                  ------------------------


                                        SOCIETE GENERALE, CHICAGO,
                                         BRANCH, as a Lender


                                        By: /s/ Joseph A. Philbin
                                            ----------------------------
                                            Name: Joseph A. Philbin
                                                  ------------------------
                                            Title: Vice President
                                                  ------------------------

                                   EXHIBIT A

                       FORM OF ASSIGNMENT AND ACCEPTANCE

                        Dated ____________ ___, [199]__


          Reference is hereby made to the Amended and Restated Credit Agreement dated as of April 25, 1997[, heretofore amended] (the "Credit Agreement") among United States Can Company, a Delaware corporation (the "Borrower"), the Lenders (as defined in the Credit Agreement) and Bank of America Illinois, as an Issuing Lender and as the Agent for the Lenders (the "Agent"). Terms defined in the Credit Agreement are used herein as therein defined.

          _____________ (the "Assignor") and ____________ (the "Assignee") agree as follows:


          1. As of the Effective Date (as defined below), the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that certain interest of the Assignor in and to:


     __%  of the Loans owing to the Assignor;
     __%  of the Assignor's Commitment;
     __% of the interests in outstanding Letters of Credit in which the Assignor is a participant pursuant to the terms of the Credit Agreement ("Letter of Credit Participation");

and all of the other rights and obligations of the Assignor under the Credit Agreement and not explicitly mentioned above. After giving effect to such sale and assignment, (i) the Assignee's Commitment, the amount of Loans owing to the Assignee and the amount of Letter of Credit Participations held by the Assignee will be as set forth in Section 1 of Schedule 1, and (ii) the Assignee's Percentage will be as set forth in Section 2 of Schedule 1. The assignment set forth in this paragraph shall be without recourse to, or representation or warranty (except as expressly provided in this Assignment and Acceptance) by, the Assignor.

          2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or its Affiliates or the performance or observance by the

Borrower or its Affiliates of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

          3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of all financial information and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as its representative and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; [and] (vi) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Office the offices set forth beneath its name on the signature pages hereof [and (vii) assumes no duties or obligations held by the Assignor in its capacity as Agent under the Credit Agreement](1) [and (viii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty](2).

          4. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date of this Assignment and Acceptance shall be the date of acceptance thereof by the Agent, unless otherwise specified on Schedule 1 hereto (the "Effective Date"); provided that all of the requirements for an assignment set forth in Section 9.7 of the Credit Agreement shall have been satisfied as of such date.

          5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

          6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including all payments of principal, interest and fees with respect thereto) to the


------------

(1) If the Assignor is the Agent.
(2) If the Assignee is organized under the laws of a jurisdiction outside the United States.

Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

          7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Illinois.

          IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on
Schedule 1 hereto.



                                                [NAME OF ASSIGNOR]



                                                By: ___________________________
                                                    Title:


                                                [NAME OF ASSIGNEE]



                                                By: ___________________________
                                                Title:


Accepted this ___ day
of ____________, [199]__

BANK OF AMERICA ILLINOIS,
  as Agent



By: _________________________
    Title:

                                   Schedule 1
                                       to
                           Assignment and Acceptance
                         Dated _______________ __, 19__

Section 1.

       Assignee's Commitment:                     $_________

       Aggregate Outstanding Principal
         Amount of Loans owing to the
         Assignee:                                $_________

       Aggregate Outstanding Amount of
         Letter of Credit Participations
         held by the Assignee:                    $_________

Section 2.

       Assignee's Percentage(1):                  _________%

Section 3.

       Effective Date(2):___________ __, [199]__


------------

(1) A fraction equal to Assignee's Commitment divided by the Commitments of all of the Lenders, rounded upwards to the nearest whole multiple of 1/10,000; if assignment occurs prior to Incremental Syndication Section 2 should disclose percentages for periods prior to and after the Incremental Syndication.

(2)  This date should be no earlier than the date of acceptance by the Agent

                                   EXHIBIT B

                          FORM OF NOTICE OF BORROWING



Bank of America Illinois, as Agent
     for the Lenders parties to the
     Credit Agreement referred to below
231 South LaSalle Street
Chicago, Illinois  60697
Attention:  ________________


                                     [Date]

Ladies and Gentlemen:

          The undersigned, UNITED STATES CAN COMPANY, refers to the Amended and Restated Credit Agreement, dated as of April 25, 1997[, as heretofore amended] (the "Credit Agreement," the terms defined therein being used herein as therein defined), among the undersigned, the Lenders parties thereto, and Bank of America Illinois, as Agent for the Lenders, and as an Issuing Lender, and hereby gives you notice, irrevocably, pursuant to Section 2.4 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.4 of the Credit Agreement:

          Loans to be made on ________________, 19__:

         (1)  Base Rate Loans                          $______________
         (2)  Eurodollar Loans in Dollars              $______________
         (3)  Eurodollar Loans in _________
              (specify Alternative Currency)           $______________

                        Total                          $______________

The Interest Period for the Eurodollar Loans described above in clause (2) shall be ____ months and in clause (3) shall be ____ months.

          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

               (a) the representations and warranties contained in Loan Documents are correct in all material respects, both before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of each such date;

               (b) no event has occurred and is continuing, or would result from the Proposed Borrowing or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default; and

               (c) the aggregate principal amount of Loans outstanding plus the Letter of Credit Obligations will not exceed the Commitment Amount, both before and after giving effect to the Proposed Borrowing.


                                             Very truly yours,

                                             UNITED STATES CAN COMPANY




                                             By:__________________________
                                                 Title:

                                   EXHIBIT C

                             FORM OF CHANGE NOTICE



Bank of America Illinois,
     as Agent for the Lenders
     parties to the Credit
     Agreement referred to below
231 South LaSalle Street
Chicago, Illinois  60697
Attention:  ______________

                                     [Date]

Ladies and Gentlemen:

          The undersigned, UNITED STATES CAN COMPANY, refers to the Amended and Restated Credit Agreement, dated as of April 25, 1997[, as heretofore amended] (the "Credit Agreement"; the terms defined therein being used herein as therein defined), among the undersigned, the Lenders parties thereto, and Bank of America Illinois, as Agent for the Lenders, and as an Issuing Lender, and hereby gives you notice, irrevocably, pursuant to Section 2.6 of the Credit Agreement that the undersigned hereby requests that on _____________, 199__;

          (1) $______________________ of the presently outstanding amount of [Base Rate Loans] [Dollar denominated Eurodollar Loans having an Interest Period expiring on _____________________, 19__] [_____________ denominated Eurodollar
Loans having an Interest Period expiring on ________________, 19___],

          (2)  be [converted into] [continued as] [redenominated as],

          [ ] Base Rate Loans in the aggregate principal amount of $____________ and

          [ ] ____________ denominated Eurodollar Loans in the aggregate principal amount of $___________________ having an Interest Period of ________ months.

          The undersigned hereby certifies that both immediately before and immediately after giving effect to the conversion, continuation or redenomination of the Loans as requested herein, and the application of the proceeds therefrom, no Default or Event of Default shall exist or be continuing.


                                            UNITED STATES CAN COMPANY



                                            By: ______________________________

                                                Title: _______________________

                                   EXHIBIT D

                       FORM OF STANDARD LETTER OF CREDIT

                          IRREVOCABLE LETTER OF CREDIT
                                NUMBER _________



                             ____________ __, 19__



[BENEFICIARY]

Gentlemen:

          We hereby open our Irrevocable Letter of Credit Number __________ in your favor for the account of United States Can Company, a Delaware corporation (the "Account Party"), in a sum not to exceed ______________ U.S. Dollars (U.S. $_________), effective immediately and expiring at the close of banking business at our office referred to below on __________ __, 19__ (the "Stated Expiry Date").

          Funds under this Letter of Credit are available to you against your [one] sight draft in the form of Annex A attached hereto, drawn on us, marked "Drawn under United States Can Company Letter of Credit Number __________ ," accompanied by the following documents:

          [(a) _______________________________________
               _______________________________________
               _______________________________________
               _______________________________________


          (b)] your written and completed certificate, signed by you and dated the date of presentation, in the form of Annex B attached hereto.

Such draft and documents must be presented at our office located at ________________, Attention:______________________, [not prior to and] not later than the Stated Expiry Date. If we receive your draft and documents at such office, all in accordance with the terms and conditions of this Letter of Credit, at or prior to ______ A.M. (Chicago time) on a banking day, we will honor the same by payment in accordance with your instructions in same day funds on the date of presentation thereof, or, in the event of presentation after such hour, on the next banking day.

          Upon the earliest of (i) our honoring your draft[s] presented hereunder [in aggregate amount equal to the face amount hereof], (ii) the surrender to us by you of this Letter of Credit for cancellation, or (iii) the stated Expiry Date, this Letter of Credit shall automatically terminate.

          This Letter of Credit is not transferable, and partial drawings are [not] permitted.

          This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein [(including the ________________ )] excepting only the certificate and the draft referred to herein; and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except for such certificate and such draft.

          This Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments, revisions, supplements or replacements thereof.


                                       Very truly yours,




                                       ____________________________
                                            Authorized Signature

                                    ANNEX A

                                 FORM OF DRAFT


No.  ________________


     CITY AND DATE OF DRAFT _____________________________________

TO THE ORDER OF ________________________________________________
PAY_____________________________________________________________

     AT SIGHT.


FOR VALUE RECEIVED UNDER LETTER OF CREDIT NUMBER ________________

TO: ____________________
    ____________________
    ____________________


THIS DRAFT IS PAYABLE ONLY AT: __________________________
                               __________________________
                               __________________________


                            ________________________________
                                     SIGNATURE

                                   ANNEX A

                                FORM OF DRAFT


No. ________________

        CITY AND DATE OF DRAFT _________________________________

TO THE ORDER OF__________________________________________________

PAY______________________________________________________________

        AT SIGHT.

FOR VALUE RECEIVED UNDER LETTER OF CREDIT NUMBER______________________

TO:  ________________
     ________________
     ________________


THIS DRAFT IS PAYABLE ONLY AT:   ______________________
                                 ______________________
                                 ______________________


                          _____________________________
                                   SIGNATURE

                                    ANNEX B

                                  CERTIFICATE

                      IRREVOCABLE LETTER OF CREDIT NUMBER


          The undersigned, a duly authorized officer of ___________________ (the "Beneficiary"), hereby certifies to _____________________ (the "Bank"), with reference to Irrevocable Letter of Credit Number _________ (the "Letter of Credit," the terms defined therein being used herein as therein defined) issued by the Bank in favor of the Beneficiary, that:

          [(1) The _________________ accompanying this Certificate is the ___________________ referred to in the Letter of Credit, and the Beneficiary is the holder of the ______________.

          (2) The payment instructions accompanying this Certificate were determined in accordance with the terms and conditions of the _________________________.]


          IN WITNESS WHEREOF, the Beneficiary has executed and delivered this Certificate this __ day of _____________ , 19__.


                                             [BENEFICIARY]




                                             By: ______________________________
                                                     [Name and Title]

                                   EXHIBIT E

                        FORM OF LETTER OF CREDIT REQUEST


Bank of America Illinois,
 as Issuing Lender under
 the Credit Agreement
 referred to below
231 South LaSalle Street
Chicago, Illinois  60697
Attention:  _______________


                                     [Date]

Ladies and Gentlemen:

          The undersigned, UNITED STATES CAN COMPANY, refers to the Amended and Restated Credit Agreement, dated as of April 25, 1997 (the "Credit Agreement"; the terms defined therein being used herein as therein defined), among the undersigned, the Lenders parties thereto, and Bank of America Illinois, as Agent for the Lenders and as an Issuing Lender, and hereby gives you notice, irrevocably, pursuant to Section 3.2 of the Credit Agreement that the undersigned hereby requests the issuance of a Letter of Credit under the Credit Agreement (the "Requested Letter of Credit"), and in that connection sets forth below the information relating to the Requested Letter of Credit as required by
Section 3.2(a) of the Credit Agreement:

          (i) the Business Day of the issuance of the Requested Letter of Credit is ____________ ___, 19__;

          (ii) the expiry date of the Requested Letter of Credit is _____________ __, 19__, which is on or prior to the Commitment Termination Date;

          (iii) the beneficiary of the Requested Letter of Credit is ________________;

          (iv) the aggregate face amount of the Requested Letter of Credit is _______________; and

          (v) the special conditions for the Requested Letter of Credit are as follows:

          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the issuance of the Requested Letter of Credit:

          (i) the representations and warranties contained in the Loan Documents are correct in all material respects, both before and after giving effect to the issuance of the Requested Letter of Credit, as though made on and as of each such date;

          (ii) no event has occurred and is continuing, or would result from the issuance of such Letter of Credit, which constitutes a Default or an Event of Default; and

          (iii) the Letter of Credit Obligations will not exceed the Letter of Credit Availability, both before and after giving effect to the issuance of the Requested Letter of Credit.


                                             Very truly yours,

                                             UNITED STATES CAN COMPANY




                                             By: ___________________________
                                                 Title: ____________________

                                   EXHIBIT F

                   FORM OF OPINION OF THE BORROWER'S COUNSEL


                         [LETTERHEAD OF ROSS & HARDIES]



                                 April 25, 1997



To the Lenders, the Agent and the Issuing
 Lenders, each as defined in and each as
 party to the Amended and Restated
 Credit Agreement referred to below,
c/o Bank of America Illinois
231 South LaSalle Street
Chicago, Illinois  60697

      Re:  Secured Credit Facility for United States Can Company

Ladies and Gentlemen:

      We have acted as counsel to United States Can Company, a Delaware corporation (the "Borrower"), in connection with the execution and delivery of that certain Amended and Restated Credit Agreement (the "Credit Agreement"), dated as of April 25, 1997, by and among the Borrower, the financial institutions party thereto (collectively, the "Lenders"), Bank of America Illinois, acting as an Issuing Lender (in such capacity, the "Issuing Lender") and as the representative for the Lenders (in such capacity, the "Agent"), and the other "Loan Documents," as referred to and defined in the Credit Agreement, being executed and delivered in connection therewith. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Credit Agreement.

      This opinion is being delivered pursuant to Section 4.1(e) of the Credit Agreement.

      For purposes of rendering this opinion, we have examined the following:

      (i)  the Credit Agreement;

      (ii)  the Security Agreement;

April 25, 1997
Page 2




          (iii)  the Fee Letter;

          (iv) the Restated Certificate of Incorporation of the Borrower and all amendments thereto and restatements thereof;

          (v) the By-laws of the Borrower and all amendments thereto and restatements thereof;

          (vi) certificate of Good Standing furnished by the Secretary of State of Delaware;

          (vii) certificates of each of the Borrower's officers as to factual matters deemed relevant to the opinions expressed herein; and (viii) such other agreements, instruments and documents as we have deemed necessary or advisable in rendering this opinion.

          The documents referred to in clauses (i) through (iii) above are collectively referred to herein as the "Loan Documents."

          For the purposes of rendering this opinion, in addition to our examination and review of the Loan Documents and the other matters described above, we have examined and reviewed the other documents, instruments and schedules listed on the closing agenda prepared by counsel to the Lenders in connection with the consummation of the transactions contemplated by the Loan Documents; and we have also investigated such questions of law and have examined such corporate documents of the Borrower and U.S. Can Corporation (the "Parent"), certificates of public officials and of officers of the Borrower and the Parent, and such other documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. We have relied upon and assumed the accuracy of such certificates, documents and papers with respect to the factual matters set forth therein. In addition, we have assumed (i) the genuineness of the signatures of and authority of all persons signing all documents in connection with which this opinion is rendered, other than those persons signing the Loan Documents on behalf of the Borrower, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic original documents of all documents submitted to us as photocopies or as certified or conformed copies, (iv) the corporate power and authority of the Lenders and all parties, other than the Borrower, to enter into, and perform their obligations under, the Loan Documents and (v) the due authorization, execution and delivery of the Loan Documents by each party thereto, other than the Borrower.

          As to any facts material to this opinion which we did not independently verify, we have relied upon statements and representations of the Borrower and the Parent, each of their respective officers and other representatives and public officials.

April 25, 1997
Page 3


          Based on and subject to the foregoing, the qualifications and exceptions set forth herein, and an examination of the Loans Documents, we are of the opinion that:

          1. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power to own is properties and to carry on its businesses as presently conducted by it.

          2. The Borrower has the requisite corporate power and authority to enter into, execute and deliver each of the Loan Documents and to perform the transactions, covenants and obligations described therein or contemplated thereby in accordance with their respective terms.

          3. To the best of our knowledge, having made due inquiry, there is no material default by the Borrower under any order, writ, injunction or decree of any court, any applicable law, order, regulation or demand of any government agency or instrumentality, any material contract, lease, agreement, instrument or commitment, to which the Borrower is a party or by which the Borrower is bound, which has or would have a material adverse effect upon the condition, financial or otherwise, of the Borrower, or upon the ability of the Borrower to perform its obligations under the Loan Documents.

          4. All corporate and other proceedings or actions required under applicable law to be taken by or on behalf of the Borrower to authorize the execution and delivery of the Loan Documents, and the consummation of the transactions contemplated therein, have been taken, and the Loan Documents are the legal, valid and binding agreements of the Borrower, enforceable against the Borrower in accordance with their respective terms.

          5. The Loan Documents have been duly and validly executed and delivered by or on behalf of the Borrower, and neither the execution and delivery thereof, nor consummation of the transactions contemplated therein, nor compliance with, nor fulfillment of, the terms, conditions and provisions thereof, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute cause for acceleration of, any indebtedness or obligations of the Borrower or the Parent, including without limitation, the obligations evidenced by the Parent Indenture and those other evidences of indebtedness set forth in the financial statements referred to in Section 5.1(f) of the Credit Agreement, in each case of which we have knowledge, having made due inquiry, or a material violation of any applicable law, or any terms or provisions of the Borrower's Restated Certificate of Incorporation or By-laws, or to the best of our knowledge, having made due inquiry, any material contract, instrument, agreement, judgment, order, award or decree, to which the Borrower or the Parent is a party or by which either the Borrower or the Parent is bound.

April 25, 1997
Page 4



          6. The Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or to any other federal or state statute or regulation limiting its ability to incur indebtedness or its ability to consummate the transactions contemplated by the Loan Documents.

          7. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) and, assuming the Borrower applies the proceeds of Loans received by it under the Credit Agreement in the manner contemplated thereby, neither the making of the Loans to the Borrower nor the application by the Borrower of the proceeds of the Loans in accordance with the terms of the Credit Agreement will contravene the provisions of Regulations G, T, U or X issued by the Board of Governors of the Federal Reserve System.

          8. No consent or approval of, or other action by, any federal or state governmental or regulatory body, court or other person or entity, which has not been obtained or taken, is required for the execution, delivery or performance by the Borrower of the Loan Documents, except for the filings necessary to perfect a security interest in the "Collateral" (as defined in the Security Agreement).

          9. With the exception of any filings necessary to perfect a security interest in the Collateral, no authorization or approval or other action by, and no notice to or filing or recording with, any governmental authority, regulatory body or entity, which has not been obtained, filed, recorded or taken, is required as a condition to the validity or enforceability of any of the Loan Documents or any of the transactions contemplated thereby.

          10. To the best of our knowledge, having made due inquiry, there is no pending or threatened action or proceeding affecting the Borrower before any court, governmental agency or arbitrator which might adversely affect the Agent's security interest in the Collateral, or performance by the Borrower of the obligations to be preformed by each under the Loan Documents.

          The opinions set forth above are subject to the following qualifications:

          (a) The opinions related to validity, binding effect and enforceability of the Loan Documents set forth above, are subject o (i) limitations imposed by an applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, preferential transfer and similar laws affecting the validity or enforcement of creditors' rights generally and (ii) the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

April 25, 1997
Page 5



          (b) Certain remedial provisions of the Loan Documents may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the Loan Documents and odes not materially diminish the practical realization of the rights and benefits intended to be afforded by the Loan Documents.

          (c) We express no opinion as to the Borrower's rights in or title to any of the Collateral.

          (d) The words "due inquiry," as used in this opinion, shall mean the following: (i) that we have made inquiries of such officers or employees of the Borrower as we deemed appropriate with respect to the matters as to which we have conducted "due inquiry;" and (ii) that we have reviewed such documents and other matters which have been identified to us by such individuals in response to our inquiries and of which we are aware independently of such inquiries.

          The opinions express above are limited to the laws of the State of Illinois, the corporation law of the State of Delaware and the federal law of the United States, and we do not express any opinion herein concerning any other law.

          These opinions are furnished by us solely for your benefit, and the benefit of your participants and assignees, and they may not be relied upon, quoted form or delivered to any person other than your participants and assignees, your legal counsel and the legal counsel of your participants and assignees without our prior written consent.

          These opinions are rendered as of the date hereof and we assume no obligation to advise you of any changes which may occur hereafter.

                                             Very truly yours,

                                             [ROSS & HARDIES]

                                   EXHIBIT G


                         FORM OF COMPLIANCE CERTIFICATE


          I, ________________________, hereby do certify on behalf of United States Can Company, a Delaware corporation ( the "Borrower"), pursuant to
Section 6.4(b) of the Amended and Restated Credit Agreement dated as of April 25, 1997 (the "Credit Agreement"), by and among the Borrower, the financial institutions party to the Credit Agreement (the "Lenders"), and Bank of America Illinois, in its capacity as an Issuing Lender and in its capacity as the Agent for the Lenders, as follows:

          1. I am the duly elected, qualified and acting Chief Financial Officer of the Borrower.

          2. Attached hereto as Exhibit A is the Borrower's quarterly report on Form 10-Q, as filed with the Securities and Exchange Commission, for the Borrower's fiscal quarter ended ___________ __, 199_, which quarterly report contains consolidated financial statements of the Borrower and its Subsidiaries (the "Financial Statements") which fairly and accurately reflect the financial condition of the Borrower and its consolidated Subsidiaries as of the end of the periods set forth in such Financial Statements.

          3. No Default or Event of Default has occurred and is continuing under the Credit Agreement on the date hereof.

          4. For the fiscal periods covered by the Financial Statements, the Borrower and its consolidated Subsidiaries have complied with each of the covenants contained in Sections 6.2(a)(ii), 6.2(b)(iii), 6.2(c), 6.2(f), 6.2(g),
6.3 and 6.4(j) of the Credit Agreement.

          5. Set forth on Schedules A through E hereto are the calculations which provide the basis for the certification in paragraph 4 above.

          Terms which are capitalized but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the ____ day of _________, 199_.



                                        UNITED STATES CAN COMPANY


                                        By: ___________________________
                                             Title:  Chief Financial Officer

                                   Schedule A

                              Capital Expenditures



For the __________________ ended on ____________.

                                   Schedule B

                             Maximum Total Leverage

For the ____________________ ended on _____________.

                                   Schedule C

                           Maximum Domestic Leverage



For the ____________________ ended on _______________.

                                   Schedule D

                            Maximum Senior Leverage


For the _______________________ ended on _____________.

                                   Schedule E

                            Interest Coverage Ratio



For the _____________________ ended on _____________.

                                   SCHEDULE I

                                  DEFINITIONS


          "Affected Bank" has the meaning specified in Section 2.12(f).

          "Affiliate" means, with respect to any Person, any other Person:

          (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person;

          (ii) which beneficially owns or holds five percent (5%) or more of any class of the Voting Stock of such Person (or, in the case of a Person which is not a corporation, five percent (5%) or more of the equity interests);

          (iii) five percent (5%) or more of the Voting Stock (or, in the case of a Person which is not a corporation, five percent (5%) or more of the equity interests) of which, is beneficially owned or held, directly or indirectly, by such Person; or

          (iv) who is a director or officer of such Person or any such other Person referred to in clauses (i) through (iii) above.

The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

          "Agreement" has the meaning specified in the preamble.

          "Agent" means Bank of America, as agent for the Lenders, or such other institution as shall be appointed Agent, from time to time hereafter, pursuant to Section 8.9.

          "Agent-Related Persons" means Bank of America and any successor agent arising under Section 8.9, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "Alternative Currency" means Sterling, French Francs or any other lawful currency other than Dollars which is freely transferable and convertible into Dollars in the London interbank market as agreed to from time to time by the Lenders.

          "Applicable Eurodollar Margin," and "Applicable Commitment Fee Percentage" respectively mean, during any Pricing Period, the amount set forth below for such Applicable Eurodollar Margin or Applicable Commitment Fee Percentage, as the case may be, depending upon the Pricing Ratio as of the last day of the fiscal quarter most recently ended prior to the first day of such Pricing Period:

                                                       Applicable
                           Applicable                Commitment Fee
  Pricing Ratio             dollar                  Margin Percentage
  -------------           -----------               -----------------

 Less than
 0.50 to 1.00               0.625%                       0.20%

 Greater than or
 equal to 0.50 to
 1.00, but less than
 1.00 to 1.00                0.75%                       0.25%

Greater than or
equal to 1.00 to
1.00, but less than
1.50 to 1.00                0.875%                       0.25%

Greater than or
equal to 1.50 to
1.00, but less than
2.00 to 1.00                 1.00%                       0.30%

Greater than or
equal to 2.00 to 1.00        1.25%                      0.375%;

provided, however, that, if and for so long as the Borrower shall have failed to timely deliver a Compliance Certificate under Section 6.4(b) or Section 6.4(c) with respect to such fiscal quarter most recently ended, the Applicable Eurodollar Margin for such Pricing Period shall be 2.25% and the Applicable Commitment Fee Percentage for such Pricing Period shall be 0.875% respectively; and provided, further, that, notwithstanding the foregoing, for the period beginning on the Closing Date and ending on the first day of the first Pricing Period commencing after the Closing Date, the Applicable Eurodollar Margin shall be 0.75% and the Applicable Commitment Fee Percentage shall be 0.25%.

     "Applicable Law" with respect to any Person or matter means any law, rule, regulation, order, decree or other requirement having the force of law relating to such Person or matter and, where applicable, any interpretation thereof by any Person having jurisdiction with respect thereto or charged with the administration or interpretation thereof.

          "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Loan and such Lender's Eurodollar Office in the case of an Eurodollar Loan.

          "Assignee" has the meaning specified in Section 9.7.

          "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit A hereto.

          "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services which are performed specifically with respect to this Agreement, any other Loan Document or otherwise related to the relationship of the Lenders and the Borrower and all reasonable disbursements of internal counsel.

          "Availability" means, at any time, the then Commitment Amount minus the then Letter of Credit Obligations.

          "Bank of America" means Bank of America Illinois, an Illinois banking corporation.

          "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq.).

          "Base Rate" means the higher of:

          (i) the rate of interest publicly announced from time to time by Bank of America in Chicago, Illinois, as its "reference rate." It is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the reference rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change; and

          (ii)  0.50% per annum above the latest Federal Funds Rate.

          "Base Rate Loan" means a Loan denominated in Dollars which bears interest at or determined by reference to the Base Rate.

          "Benefit Plan" means a defined benefit plan as defined in Section
(3)(35) of ERISA (other than a Multiemployer Plan) in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

          "Bond Document" means any document or instrument entered into in connection with any Bonds and any amendment or supplement thereto.

          "Bond Indenture" means a trust indenture, bond resolution or other similar instrument pursuant to which Bonds are issued, including any amendments or supplements thereto.

          "Bond Letter of Credit" means a Letter of Credit issued to secure the payment of, or the obligations of the Borrower relating to, any Bonds.

          "Bond Trustee" means the trustee, or equivalent fiduciary, appointed under any Bond Indenture.

          "Bonds" means bonds, notes or other securities the repayment of which is secured by the obligation of the Borrower or any of its properties and, either in its entirety or in and part, by a Bond Letter of Credit.

          "Borrower" means United States Can Company, a Delaware corporation, and its successors and permitted assigns.

          "Borrower Group" has the meaning specified in the definition of "Permitted Tax Payment."

          "Borrowing" means a borrowing of Loans denominated in the same currency and made by all of the Lenders in accordance with their respective applicable Percentages, on the same Business Day, in accordance with Section 2.4.

          "Business Day" means a day of the year on which banks are not required or authorized to close in any of New York City, Chicago or San Francisco and, if the applicable Business Day relates to any Eurodollar Loan, a day of the year on which dealings are carried on in the London interbank eurodollar market and in the country of issue of the currency of such Eurodollar Loan.

          "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

          "Capital Expenditures" means, with respect to any Person, for any period the aggregate of all expenditures incurred by such Person during such period on a consolidated basis (whether or not paid in cash and including that portion of Capitalized Leases which is capitalized on the consolidated balance sheet of such Person during such period) which expenditures are required to be included in, or reflected by, the property, plant or equipment or similar fixed asset accounts on the balance sheet of such Person prepared in accordance with GAAP, provided that

Capital Expenditures shall not include any expenditures incurred in accordance with Section 6.2(a).

          "Capitalized Lease" means, with respect to any Person, any lease of any property by that Person as lessee, the obligation for Rentals with respect to which is required to be accounted for as a capital lease on the balance sheet of such person in accordance with GAAP.

          "Capitalized Rentals" means, as of the date of any determination, the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which the Borrower or any of its Subsidiaries is a lessee would be reflected as a liability on a consolidated balance sheet of the Borrower and its Subsidiaries.

          "Carryover Amount" has the meaning specified in Section 6.3(a).

          "CERCLA" has the meaning specified in the definition of "Environmental Laws."

          "Change Notice" shall have the meaning specified in Section 2.6.

          "Claims" means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

          "Closing Date" means the date on which all of the conditions precedent set forth in Section 4.1 are satisfied or waived by all of the Lenders.

          "Closing Date Assignment" has the meaning specified in Section 2.23.

          "Code" means the Uniform Commercial Code of the State of Illinois.

          "Collateral" means all Property and interests in Property now owned or hereafter acquired by the Borrower or any of its Affiliates in or upon which a Lien is granted under the Collateral Documents.

          "Collateral Documents" means the Security Agreement, the Subsidiary Documents, the bailee letters, consignee letters, landlord waivers, landlord waivers and consents, financing statements and all other similar agreements, assignments, instruments and documents delivered to the Agent at any time to create, evidence or perfect Liens securing the Obligations, and all amendments, supplements, modifications, renewals, replacements, restatements, consolidations, substitutions, and extensions of any of the foregoing.

          "Commitment" has the meaning specified in Section 2.1.

          "Commitment Amount" means $110,000,000 at all times prior to the Incremental Syndication and $125,000,000 at all times from and after the Incremental Syndication, in either case subject to reduction pursuant to Section 2.2.

          "Commitment Fee" shall have the meaning specified in Section 2.14(a).

          "Compliance Certificate" shall have the meaning specified in Section 6.4(b).

          "Commitment Termination Date" means April 25, 2002 or the earlier date of termination in whole of all of the Commitments pursuant to Section 2.2 or 7.2.

          "Consolidation Expense" means, for any period, the amount shown opposite the caption "Consolidation Expense," or a similar caption, on the Borrower's consolidated statement of operations for such period, prepared in accordance with GAAP.

          "Controlling Person" shall have the meaning specified in Section
7.1(k).

          "Customary Permitted Investments" means any Investment (i) in direct obligations issued by, or guaranteed by, the United States of America or any agency or instrumentality thereof, provided that such obligations mature within ninety (90) days of the date of acquisition thereof, (ii) in time deposits or negotiable certificates of deposit or money market securities issued by any bank or branch of a bank having an office in the United States which has capital and surplus of at least $500,000,000 in the aggregate at all times, payable on demand or maturing within ninety (90) days of the acquisition thereof; provided that with respect to such time deposits, negotiable certificates of deposit and money market securities, the Majority Lenders shall have at any time the right, upon notice to the Borrower, to reject any such bank as a bank in which such Customary Permitted Investments can be made, and (iii) investments in commercial paper rated P1 or A1 by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, and maturing not more than ninety (90) days from the date of creation thereof.

          "Customary Permitted Liens" means:

          (a) Liens (other than those arising with respect to any noncompliance with ERISA or Environmental Laws) for taxes, assessments or governmental charges, but only to the extent that (i) such taxes, assessments or charges are either not overdue or are being contested in good faith by appropriate proceedings, and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP and (ii) the aggregate amount of such claims which are being contested does not exceed $10,000,000;

          (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, suppliers and other Liens imposed by law created in the ordinary course of business of the Borrower and its Subsidiaries, but only to the extent that the amounts secured or to be secured by such Liens are either not overdue or are being contested in good faith and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

          (c)  Liens (other than any Lien imposed by ERISA or Environmental
     Laws) incurred or deposits made in the ordinary course of the Borrower's business or any of its Subsidiaries' businesses (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment of borrowed money or to stay a judgment pending an appeal thereof), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts, but only to the extent that the amounts secured or to be secured by such Liens are either not overdue or are being contested in good faith and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

          (d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real property, which are necessary for the conduct of the activities of the Borrower and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event impair their use in the operation of the business of the Borrower and its Subsidiaries;

          (e) Liens of or resulting from any judgment or award, other than any judgment or award that gives rise to an Event of Default, the time for appeal or petition for rehearing of which shall not have expired, or in respect of which the Borrower or any of its Subsidiaries shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured; and

          (f) extensions, renewals and replacements of any Lien referred to in subparagraphs (a) through (d) above, provided that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby.

          "Debt" means and includes, with respect to any Person, (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations which have been incurred in connection with the acquisition of property or services (including, without limitation, obligations to pay the deferred purchase price of property or services), excluding trade payables and accrued expenses incurred in the ordinary course of business, (iv) obligations secured by any Lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (v) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (vi) Capitalized
Rentals under any Capitalized Lease, (vii) all other obligations of such Person, except as otherwise specifically excluded under clause (iii) above, which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person (or identified in the footnotes to such balance sheet as known liability of such Person),
(viii) reimbursement obligations with respect to letters of credit, and
(ix) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

          "Debt Service Payments" means scheduled principal and interest payments under the Subordinated Intercompany Note to the extent Parent actually applies the proceeds of such payments to its payment of regularly scheduled payments of principal or interest in respect of the Parent Subordinated Debt, but only to the extent that such payments by the Borrower and the Parent, as the case may be, are not prohibited at such time by the subordination provisions or other applicable terms of the Parent Indenture, the Subordinated Intercompany Note, or any other instrument governing the Parent Subordinated Debt or Subordinated Intercompany Note.

          "Default" means an event which, with the lapse of time or the giving of notice, or both, would be an Event of Default.

          "Default Rate" has the meaning specified in Section 2.8.2.

          "Deferred Financing Charges" means the amount shown opposite the caption "Amortization of Deferred Financing Costs" in the Borrower's consolidated financial statements referred to in Section 5.1(f), or a similar caption in any subsequent financial statements of the Borrower and its consolidated Subsidiaries.

          "Deposit" has the meaning specified in Section 7.2.

          "Depreciation" means, with respect to any period, the total amounts added to depreciation, obsolescence, amortization, valuation and other Property reserves during such period, as reflected in the Borrower's consolidated balance sheet and determined in accordance with GAAP, but only to the extent deducted in computing Operating Income for such period.

          "DOL" means the United States Department of Labor. "Dollars" and the sign "$" each means lawful money of the United States of America.

          "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule II or in the

Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

          "Domestic EBITDA" means, with respect to any period, EBITDA for such period recalculated to exclude the operations and accounts of, and any intercompany elimination related to, the Foreign Subsidiaries.

          "Domestic Funded Debt" means, Total Funded Debt of the Borrower and its Subsidiaries excluding any such Debt which is solely the obligations of one or more Foreign Subsidiaries (and with respect to which neither the Borrower nor any Domestic Subsidiary has issued a Guaranty).

          "Domestic Subsidiary" means a direct or indirect Subsidiary of the Borrower which is organized under the laws of the United States of America or any State or possession thereof.

          "EBITDA" means, with respect to any period, as determined in accordance with GAAP, the sum for such period of (a) Operating Income plus (b) Depreciation; provided, however, that, (i) for purposes of computing the Borrower's and its consolidated Subsidiaries' EBITDA for the four (4) fiscal quarter period ending on June 30, 1997, all operations acquired by the Borrower or any such Subsidiaries by merger or other acquisition during either of the last two fiscal quarters of 1996 or the first fiscal quarter of 1997 shall be treated as having been acquired on a pro forma basis as of July 1, 1996, (ii) for purposes of computing the Borrower's and its consolidated Subsidiaries' EBITDA for the four (4) fiscal quarter period ending on September 30, 1997, all operations acquired by the Borrower or any such Subsidiary by merger or other acquisition during the last fiscal quarter of 1996 or the first fiscal quarter of 1997 shall be treated as having been acquired on a pro forma basis as of October 1, 1996, (iii) for purposes of computing the Borrower's and its consolidated Subsidiaries' EBITDA for the four (4) fiscal quarter period ending December 31, 1997, and each four (4) fiscal quarter period ending thereafter, all operations acquired by the Borrower and its Subsidiaries by merger or otherwise during such period shall be treated as having been acquired on a pro forma basis as of the first day of such period if, and only if, for purposes this clause (iii), such merger or acquisition either occurred prior to the Closing Date or was permitted under Section 6.2(a), and, with respect to each such merger and acquisition which has occurred after the Closing Date, the Borrower shall have delivered to the Agent copies of the audited annual financial statements of the Person who was, or whose operations were, acquired by the Borrower and its Subsidiaries pursuant to such merger or acquisition for the fiscal year of such Person which had most recently ended as of the date of such merger or acquisition and (iv) for purposes of computing the Borrower's and its consolidated Subsidiaries' EBITDA for any four (4) fiscal quarter period, the amount of EBITDA otherwise calculated pursuant to this definition shall be increased by the aggregate amount of that portion of any unusual charges incurred by the Borrower and its Subsidiaries during such period which will not result in the outlay of cash and is deducted in otherwise computing EBITDA for such period, but only to the extent such amount does not exceed $15,000,000 during such period and was not incurred with respect to any write-down or other revaluation of any of the Collateral which is either (x) outside of the ordinary course of business or (y) otherwise in an amount which exceeds five percent (5%) of the aggregate book value of the Collateral.

          "Eligible Assignee" means any bank, trust company, savings bank, savings and loan association, investment bank, insurance company, credit company, finance company, pension fund, mutual fund or other institutional investor unaffiliated with the Borrower or any Lender Affiliate.

          "Environmental Claim" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by the Borrower, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, as amended, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, and the Emergency Planning and Community Right-to-Know Act.

          "ERISA" means the Employee Retirement Income Security Act of 1974.

          "ERISA Affiliate" means any (a) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC) as the Borrower, (b) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the IRC) with the Borrower, and (c) member of the same affiliated service group (within the meaning of Section 414(m) of the IRC) as the Borrower, any corporation described in clause (a) above or any partnership or trade or business described in clause (b) above.

          "Eurodollar Loan" means a Loan denominated in Dollars or an Alternative Currency bearing interest, at all times during the Interest Period applicable to such Loan, at a rate of interest determined by reference to the Eurodollar Rate (Adjusted).

          "Eurodollar Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Office" opposite its name on Schedule II hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

     "Eurodollar Rate" means, relative to the Interest Period for each Eurodollar Loan comprising all or any part of the same Borrowing, the rate of interest equal to the average (rounded upwards, if necessary, to the nearest 0.0625%) of the rates per annum at which deposits in Dollars or in the relevant Alternative Currency in immediately available funds are offered to Bank of America's Eurodollar Office in the interbank eurodollar market as at or about 10:00 a.m., Chicago time, two (2) Business Days prior to the beginning of such Interest Period, for delivery on the first day of such Interest Period, in an amount approximately equal or comparable to the amount of Bank of America's Eurodollar Loan comprising part of such Borrowing and for a period equal to such Interest Period.

     "Eurodollar Rate (Adjusted)" means, relative to any portion of a Loan to be made, continued, or maintained as, or converted into, a Eurodollar Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 0.0625%) determined pursuant to the following formula:


                 Eurodollar Rate  =      Eurodollar Rate
                                   -----------------------------
                    (Adjusted)     1 -   the Eurodollar
                                         Reserve Percentage.

     "Eurodollar Reserve Percentage" means, relative to each Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentages in effect on each day of such Interest Period, as prescribed by the F.R.S. Board, for determining the maximum reserve requirements applicable to "Eurocurrency liabilities" pursuant to Regulation D or any other applicable regulation of the F.R.S. Board which prescribes reserve requirements applicable to "Eurocurrency liabilities" as currently defined in Regulation D.

     "Events of Default" has the meaning specified in Section 7.1.

     "Existing Agreement" has the meaning specified in Section 3.11.

     "Existing L/C's" has the meaning specified in Section 3.11.

     "Existing Lenders" has the meaning specified in Section 3.11.

     "Existing Loans" has the meaning specified in Section 3.11.

     "Federal Funds Rate" means, for any period, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)." If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotation") for such day under the caption "Federal Funds Effective

Rate." If on any relevant day the appropriate rate for such previous day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotation, the rate for such day will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any successor thereto.

     "Fee Letter" has the meaning specified in Section 2.14(b).

     "Foreign Employee Benefit Plan" means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of the Borrower, any of its Subsidiaries or any of its ERISA Affiliates, but which is not covered by ERISA pursuant to Section 4(b)(4) of ERISA.

     "Foreign Pension Plan" shall mean any Foreign Employee Benefit Plan which under applicable local law is required to be funded through a trust or other funding vehicle.

     "Foreign Subsidiary" means a direct or indirect Subsidiary of the Borrower which is organized under the laws of a jurisdiction other than the United States of America or any State or possession thereof.

     "Form 1001" has the meaning specified in Section 2.16(f)(i).

     "Form 4224" has the meaning specified in Section 2.16(f)(i).

     "French Francs" means the lawful currency of the Republic of France.

     "GAAP" means generally accepted accounting principles set forth in the rules, regulations, statements, opinions and pronouncements of the American Institute of Certified Public Accountants and of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which, subject to Section 1.4, are applicable to the circumstances as of the date of determination.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Group" has the meaning specified in Section 2.3.

     "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation, of any other Person (the "Primary Obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Debt or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Debt or obligation or (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation, or (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of the Primary Obligor to make payment of the Debt or obligation, or (iv) otherwise to assure the owner of the Debt or obligation of the Primary Obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Debt for borrowed money shall be deemed to be Debt equal to the principal amount of such Debt for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Debt equal to the maximum aggregate amount of such obligation, liability or dividend. Guaranties shall not include reimbursement obligations with respect to letters of credit but shall include guaranties of reimbursement obligations with respect to such letters of credit.

     "Harris" means Harris Trust and Savings Bank, an Illinois banking corporation.

     "Hazardous Materials" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, friable asbestos, or petroleum, including crude oil or any fraction thereof, and all substances identified under CERCLA as a pollutant or a contaminant.

     "Incremental Syndication" has the meaning specified in Section 2.1.2.

     "Indemnified Liabilities" has the meaning specified in Section 9.11(a).

     "Indemnified Person" has the meaning specified in Section 9.11(a).

     "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case, undertaken under United States Federal, state or foreign law, including the Bankruptcy Code.

     "Interest Coverage Ratio" means, with respect to any period, the ratio of the Borrower's and its consolidated Subsidiaries' (a) EBITDA for such period to (b) Interest Expense for the same period.



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




     "Interest Expense" means, with respect to any period, (A) the sum of (i) the aggregate amount of interest recognized by the Borrower and its consolidated Subsidiaries during such period in respect of Debt of the Borrower and its consolidated Subsidiaries (including, without limitation, all interest capitalized by the Borrower and its consolidated Subsidiaries during such period and all commissions, discounts and other fees and charges owed by the Borrower and its consolidated Subsidiaries with respect to letters of credit and bankers' acceptance financing and the net costs associated with Interest Rate Protection Agreements of the Borrower and its consolidated Subsidiaries), (ii) the aggregate amount of the interest component of Capitalized Rentals in respect of Capitalized Leases recognized by the Borrower and its consolidated Subsidiaries during such period, (iii) to the extent any Debt of any Person is guaranteed by the Borrower and its consolidated Subsidiaries, the aggregate amount of interest paid or accrued by such other Person during such period attributable to any such Debt, and (iv) preferred stock dividends in respect of preferred stock of Subsidiaries of the Borrower held by persons other than the Borrower or a wholly owned Subsidiary thereof, less (B) to the extent included in clause (A) above, amortization or write-off of Deferred Financing Charges, Consolidation Expense and any charge related to any premium or penalty paid in connection with redeeming or retiring any Debt prior to its stated maturity during such period, with the foregoing amounts in the case of both clause (A) and clause (B) above, as determined in accordance with GAAP. Notwithstanding the foregoing, Interest Expense, for any period, shall be calculated in such a manner that there is no duplication of any amounts attributable to the Parent Subordinated Debt, the Subordinated Guaranties and the Subordinated Intercompany Note.

     "Interest Period" means, relative to any Eurodollar Loan, the period from the date on which such Eurodollar Loan is made or continued as, or converted into, a Eurodollar Loan pursuant to Section 2.4 or 2.6 as the case may be, and, unless the maturity of such Eurodollar Loan is accelerated, the day which numerically corresponds to such date one, two, three or (if available) six months thereafter, as the Borrower may select in its relevant notice pursuant to Section 2.4 or 2.6, as the case may be; provided that:

     (a) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than ten different dates;

     (b) if there exists no numerically corresponding day in such month, such Interest Period shall end on the last Business Day of such month;

     (c) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is a Business Day falling in a new calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

     (d) the Borrower shall not be permitted to select, and there shall not be applicable, any Interest Period that would end later than the Commitment Termination Date.

     "Interest Rate Protection Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Borrower or any Subsidiary of the Borrower against fluctuations in interest rates or currency exchange rates.

     "Investment" means, as applied to any Person, any direct or indirect purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, of any other Person, and any direct or indirect loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, advances to employees, officers and directors and similar items made or incurred in the ordinary course of business), capital contribution by that Person to any other Person, including all Debt and accounts owed by that other Person which are not current assets or did not arise from sales of goods or services to that Person in the ordinary course of business and, in the case of the Borrower and any of its Subsidiaries, any transfers of property among such Persons. The amount of any Investment shall be determined in conformity with GAAP.

     "IRC" means the Internal Revenue Code of 1986.

     "IRS" means the Internal Revenue Service.

     "Issuing Lender" means Bank of America and, with respect to the Existing L/Cs, shall also mean Harris and Bank of America Illinois, as indicated on Schedule III.

     "Issuing-Lender Related Person" means the Issuing Lender, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Issuing Banks and Affiliates.

     "Lender Affiliate" means a Person engaged primarily in the business of commercial banking and that is a Subsidiary of a Lender or of a Person of which a Lender is a Subsidiary.

     "Lenders" means the institutions listed on the signature pages hereof and each institution that shall become a party hereto pursuant to
Section 9.7.

     "Letter of Credit" has the meaning specified in Section 3.1 and includes all Existing L/Cs.

     "Letter of Credit Availability" means, at any time of determination, an amount equal to the lesser of (a) $30,000,000 and (b) the Commitment Amount minus the outstanding principal balance of the Loans (determined on a Dollar equivalent basis) at such time.

     "Letter of Credit Fee" has the meaning specified in Section 3.3.



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
          "Letter of Credit Obligations" means at any time, but without duplication, an amount equal to the sum of (a) the aggregate amount available to be drawn under outstanding Letters of Credit, plus (b) all amounts drawn, but not yet reimbursed, under Letters of Credit.

          "Letter of Credit Request" has the meaning specified in Section 3.2.

          "Liabilities and Costs" means all liabilities, obligations, responsibilities, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, Attorney Costs, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

          "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance for the payment of money, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financial lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement (other than a financing statement filed by a "true" lessor pursuant to Section 9-408 of the Code or other comparable law of any jurisdiction) naming the owner of the asset to which such Lien relates as debtor under the Code or other comparable law of any jurisdiction.

          "Loan" has the meaning specified in Section 2.1.1.

          "Loan Documents" means this Agreement, the Existing Agreement, the Reimbursement Agreements, the Collateral Documents and all other agreements, instruments and documents heretofore, now or hereafter executed by or on behalf of any Loan Party and delivered to the Agent or any Lender in connection with this Agreement or the Existing Agreement, and all amendments, supplements, modifications, renewals, replacements, restatements, consolidations, substitutions, and extensions of any of the foregoing.

          "Loan Party" means each Person executing a Loan Document other than the Agent, an Issuing Lender, the Lenders and Affiliates thereof.

          "Majority Lenders" means, at any time, the Lenders having, in the aggregate, a Percentage of 66-2/3% or more of the total Percentages of all of the Lenders at such time.

          "Material Adverse Effect" means (a) a material adverse effect upon (i) the Agent's Lien on or rights with respect to any material (whether as to type, or as to amount or value in relation to the total amount of Collateral of such type) Collateral, (ii) the business, financial condition, operations, properties or prospects of the Borrower and its Subsidiaries, taken as a whole or the Parent and its Subsidiaries, taken as a whole, or (iii) the ability of the Borrower and its Subsidiaries, taken as a whole, to perform the Loan Documents to which they are a party or (b) the occurrence of an event which the Agent or the Majority Lenders determine could reasonably be expected to have a material adverse affect on the legality, validity or enforceability of this Agreement or any other Loan Document.

          "Material Foreign Subsidiary" means U.S.C. Europe N.V., a Netherlands Antilles corporation, or any other Foreign Subsidiary which (i) has generated or generates consolidated revenues during any fiscal quarter ending on or after December 31, 1996 which exceeded or exceeds twenty-five percent (25%) of the consolidated revenues of the Foreign Subsidiaries, taken as a whole, for such quarter, (ii) which has generated or generates consolidated net income during any fiscal quarter ending on or after December 31, 1996 which exceeded or exceeds twenty-five percent (25%) of the consolidated net income of the Foreign Subsidiaries, taken as a whole, for such quarter, or (iii) which has owned or owns consolidated assets as of the last day of any fiscal quarter ending on or after December 31, 1996 which exceeded or exceeds twenty-five percent (25%) of the consolidated assets of the Foreign Subsidiaries, taken as a whole, as of such date.

          "Multiemployer Plan" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA which is, or within the immediately preceding six
(6) years was, contributed to by the Borrower or any ERISA Affiliate.

          "Net Income" shall mean the consolidated net income of the Borrower and its Subsidiaries determined in accordance with GAAP, excluding non-cash extraordinary gains and losses recorded after March 31, 1994.

          "1933 Act" means the Securities Act of 1933.

          "1934 Act" means the Securities Exchange Act of 1934.

          "Notice of Borrowing" has the meaning specified in Section 2.2.

          "Obligations" means all loans, advances, debts, liabilities, obligations, covenants and duties of any kind or nature, present or future, owing by any Loan Party to any Lender, the Agent, or any Affiliate of any Lender or the Agent, or Person entitled to indemnification pursuant to this Agreement, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement, the Existing Agreement or under any other Loan Document or any Interest Rate Protection Agreement between any Loan Party and a Lender or Affiliate of a Lender (but only for so long as such Lender is a party to this Agreement), whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, foreign exchange or interest rate swap transactions or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, Attorney Costs and any other sum chargeable to any Loan Party under this Agreement or any other Loan Document.

          "Operating Income" means, with respect to any period, the amount shown opposite the caption "Operating Income," or a similar caption, on the Borrower's consolidated statement of operations for such period, prepared in accordance with GAAP.

          "originating Lender" has the meaning specified in Section 9.7(e).

          "Other Taxes" has the meaning specified in Section 2.16(b).

          "Parent" means U.S. Can Corporation, a Delaware corporation.

          "Parent Indenture" means that certain Indenture dated as of October 17, 1996 among the Parent, the Borrower and Harris Trust and Savings Bank, as Trustee, pursuant to which, among other thing, the Parent issued the Parent Subordinated Notes and the Borrower executed and delivered the Subordinated Guaranties.

          "Parent Subordinated Debt" means the Parent's payment and performance obligations with respect to the Parent Subordinated Notes and the Parent Indenture.

          "Parent Subordinated Notes" means those certain 10-1/8% Senior Subordinated Notes Due 2006 and Series B 10-1/8% Senior Subordinated Notes Due 2006 issued by the Parent pursuant to the Parent Indenture.

          "Participant" has the meaning specified in Section 9.7(d).

          "Payment Office" means, for Dollars, the principal office of Bank of America in Chicago and, for any Alternative Currency, such office of Bank of America as shall be from time to time selected by the Agent and notified by the Agent to the Borrower and the Lenders.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Percentage" means, relative to any Lender, its Percentage of the Commitment Amount as set forth opposite such Lender's name on Schedule II, or if such Lender has entered into an Assignment and Acceptance, the percentage set forth for such Lender in the Register maintained by the Agent pursuant to
Section 9.7(d).

          "Permit" means any permit, approval, authorization, license, variance, or permission required from any Governmental Authority under any Applicable Law.

          "Permitted Disposition" means any disposition made by the Borrower or any Subsidiary of the Borrower to any Person which is not the Borrower or a Subsidiary of the Borrower of (a) any of their respective obsolete equipment no longer necessary or useful to the operation of the business of the Borrower or such Subsidiary, as applicable; (b) any other asset or assets which do not constitute Collateral (other than up to $5,000,000 in net book value of assets constituting Collateral in each fiscal year) and the disposition of which is for a fair market price and results in cash and noncash proceeds in an aggregate amount for all such dispositions made by the Borrower and its Domestic Subsidiaries in any fiscal year of the Borrower and its Subsidiaries, not exceeding 5% of the consolidated total assets of the Borrower for the then immediately preceding fiscal year of the Borrower; (c) orderly liquidations of Customary Permitted Investments; (d) sales of inventory in the ordinary course of business consistent with the Borrower's and its Subsidiaries' past practices and (e) sale and leaseback transactions permitted under Section 6.2(l)(A).

          "Permitted Tax Payment" means, for any taxable year of the Borrower in which it joins in filing a consolidated Federal income tax return with the Parent, a payment by the Borrower to the Parent in an amount not in excess of the lesser of (i) the hypothetical consolidated Federal income tax liability (if any) of the affiliated group (within the meaning of Section 1504 of the Internal Revenue Code) of which the Borrower would be the common parent (the "Borrower Group") if it were not a member of another affiliated group for that or any other taxable year and (ii) the actual tax liability (if any) of the affiliated group of which the Borrower is actually a member for such year properly allocable to the Borrower Group; provided that such payment shall be made by the Borrower no earlier than the later of (A) the date on which the Parent is required to make Federal income tax payments for such year to the IRS and (B) the date on which such payments are actually made. In the event that the Parent and any member of the Borrower Group join in filing any combined or consolidated (or similar) foreign, state or local income or franchise tax returns, then Permitted Tax Payment shall include payments with respect to such foreign, state or local income or franchise taxes determined in a manner as similar as possible to that provided in the preceding sentence for Federal income taxes.

          "Person" means and includes any person, employee, individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party, Governmental Authority or a government or any political subdivision or agency thereof.

          "Plan" means an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

          "Pricing Period" means the period commencing on the forty-fifth (45th) day after the end of a fiscal quarter and ending on the forty-fourth (44th) day after the end of the succeeding fiscal quarter.

          "Pricing Ratio" means, as of last day of any fiscal quarter, a fraction equal to the Borrower's and its consolidated Subsidiaries' Senior Debt as of the last day of the then most recently ended fiscal quarter divided by the Borrower's and its consolidated Subsidiaries' EBITDA for the most recent four
(4) fiscal quarters then ended.

          "Primary Issuing Lender" means Bank of America in its capacity as an Issuing Lender.

          "Primary Obligor" has the meaning specified in the definition of "Guaranties."

          "Property" means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by the Borrower or any of its Subsidiaries.

          "Register" has the meaning specified in Section 9.7(d).

          "Reimbursement Agreement" means the reimbursement agreement, letter of credit application or similar agreement entered into by an Issuing Lender and the Borrower in connection with the issuance of a Bond Letter of Credit.

          "Reimbursement Obligation" has the meaning specified in Section 3.5.

          "Rentals" means and includes as of the date of any determination thereof all fixed rents (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property and including all payments on Capital Leases) payable by the Borrower or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Borrower or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed not only on the basis of the minimum rents, if any, required to be paid by the lessee but also on the basis of any additional rents whether based on sales volume or gross revenues or otherwise. With respect to leases providing for period of free rent or discounted rent, Rentals means the amount of the actual cash payments required under the lease, even though accounting convention may require that the rents be accrued on an amortized basis over the term of the lease.

          "Reportable Event" means any of the events described in Section 4043 of ERISA.

          "Restricted Payments" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of the Borrower (including, without limitation, any class of preferred stock) now or hereafter outstanding (except a dividend payable solely in shares or any warrants, options or other rights with respect thereto or rights to acquire shares, of common stock of the Borrower), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of the Borrower now or hereafter outstanding or any warrants, options or other rights with respect thereto, (iii) any payment or prepayment of principal of, premium, if any, or interest on, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt or the Parent Subordinated Debt, including, without limitation, under or with respect to the Subordinated Guaranties, the Parent Subordinated Notes or the Subordinated Intercompany Note, (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of any outstanding warrants, options or other rights to acquire shares of any class of capital stock of the Borrower or any of its Subsidiaries, and (v) the setting aside of funds for any of the foregoing.

          "Secured Parties" means, collectively, the Agent, each Issuing Lender, the Lenders and each other Person to whom any Obligations are owing, including, without limitation, each Person entitled to indemnification pursuant to Section 9.11.

          "Security" has the meaning specified in Section 2(1) of the 1933 Act.

          "Security Agreement" means that certain Amended and Restated Security Agreement of even date herewith, executed by the Borrower in favor of the Agent for the benefit of the Secured Parties to secure the Obligations.

          "Senior Debt" of the Borrower means the Borrower's Total Funded Debt minus all Subordinated Debt, in each case determined on a consolidated basis

          "SFAS 106" means the Statement of Financial Accounting Standards No. 106.

          "Sterling" means the lawful currency of the United Kingdom.

          "Subordinated Debt" means both (i) the obligations of the Borrower under any Guaranties executed by the Borrower with respect to the Parent Subordinated Debt, including, without limitation, under the Subordinated Guaranties, and (ii) unsecured indebtedness of the Borrower, which in each case is subordinated in right of payment to the Obligations and which contains terms and conditions which are acceptable to the Agent and the Majority Lenders in their reasonable discretion (including terms and conditions with respect to amounts, maturities, covenants, defaults, remedies and subordination), including, without limitation, the indebtedness evidenced by the Subordinated Intercompany Note.

          "Subordinated Guaranties" means those certain Senior Subordinated Guaranties executed and delivered by the Borrower in favor of the trustee with respect to, and holders of, the Parent Subordinated Debt and pursuant to which the Borrower unconditionally guarantees the payment of the Parent Subordinated Debt, each in the form attached to Parent Indenture.

          "Subordinated Intercompany Note" means that certain Subordinated Note dated October 17, 1996 in the original principal amount of $275,000,000 executed and delivered by the Borrower and made payable to the Parent.

          "Subsidiary" of any Person means any corporation, partnership, limited liability company or other association or entity of which more than fifty percent (50%) of the Voting Stock of such entity is at any time, directly or indirectly, owned by such Person.

          "Subsidiary Documents" has the meaning specified in Section 2.21.

          "Taxes" has the meaning specified in Section 2.16(a).

          "Termination Event" means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which the Borrower or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on the Borrower or any ERISA Affiliate under
Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan.

          "Total Funded Debt" of any Person means (i) all Debt for borrowed money or which has been incurred in connection with the acquisition of assets,
(ii) all Capitalized Rentals (other than Capitalized Rentals due within one year from the date of determination hereunder), and (iii) all Guaranties of Total Funded Debt of others, in each case, determined on a consolidated basis. Total Funded Debt of the Parent shall also include, without limitation (but without duplication), the Parent Subordinated Debt, and any renewals, replacements or extensions of such Parent Subordinated Debt, and any Subordinated Debt. "Total Funded Debt," when used with respect to the Borrower, shall mean the aggregate amount of all such Total Funded Debt of the Borrower and its Subsidiaries on a consolidated basis (eliminating intercompany items) and shall include the maximum amount of Parent Subordinated Debt which has been guaranteed by the Borrower and its Subsidiaries under the Subordinated Guaranties or otherwise and, without duplication with respect to such Subordinated Guaranties, the aggregate outstanding principal balance of the Subordinated Intercompany Note.

          "Total Leverage Ratio" has the meaning specified in Section 6.3(b).

          "Transferee" has the meaning specified in Section 9.7(d).

          "Type" has the meaning specified in Section 2.3.

          "Voting Stock" means Securities or other equity interests of any class or classes of a corporation, partnership, limited liability company or other association or entity the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the board of directors, managers, general partners, managing members or Persons performing similar functions.


                                   * * * * *

                                  SCHEDULE II

               LIST OF PERCENTAGES AND APPLICABLE LENDING OFFICES

NAME OF BANK                    DOMESTIC LENDING OFFICE         EURODOLLAR OFFICE
------------                    -----------------------         -----------------
Bank of America Illinois        231 South LaSalle Street        231 South LaSalle Street
                                Chicago, Illinois 60697         Chicago, Illinois 60697
                                Attn: Tracy J. Alfery           Attn: Tracy J. Alfery

          Commitment                                            $45,000,000
          Percentage (prior to Incremental
            Syndication)                                         40.9091%
          Percentage (after Incremental Syndication)             36.0000%


Harris Trust and Savings        111 West Monroe Street          111 West Monroe Street
  Bank                          Chicago, IL 60690               Chicago, IL 60690
                                Attn: Scott F. Geik             Attn: Scott F. Geik

          Commitment                                            $25,000,000
          Percentage (prior to Incremental                       22.7273%
            Syndication)
          Percentage (after Incremental Syndication)             20.0000%

The Northern Trust              50 South LaSalle Street         50 South LaSalle Street
  Company                       Chicago, IL  60675              Chicago, IL  60675
                                Attn: Arthur J. Fogel           Attn: Arthur J. Fogel

          Commitment                                            $20,000,000
          Percentage (prior to Incremental                       18.1818%
            Syndication)
          Percentage (after Incremental Syndication)             16.0000%


Societe Generale,               181 West Madison                181 West Madison
  Chicago Branch                Chicago, IL  60602              Chicago, IL  60602
                                Attn: Joseph A. Philbin         Attn: Joseph A. Philbin

          Commitment                                            $20,000,000
          Percentage (prior to Incremental                       18.1818%
            Syndication)
          Percentage (after Incremental Syndication)             16.0000%

                                  SCHEDULE III

                      EXISTING LOANS AND LETTERS OF CREDIT


A.  Existing Loans (aggregate principal outstanding): $65,800,000.00

B.  Existing L/C's


                 EXPIRY               FACE
   L/C #    DATE           AMOUNT                     BENEFICIARY
  ------- ---------        ------                     -----------
 *7228783       9/01/97         $  270,000.00      Safety National Casualty Corp.
 *7234802      11/22/97          2,775,636.00      Fireman's Fund Insurance Company
 *7246240       4/25/98            175,614.00      Indiana Department of Environmental
 *7287833      12/02/97          1,050,000.00      National Union Fire Insurance
**SPL34898     10/31/97          3,540,274.00      Shawmut Bank, N.A., as Trustee
**SPL33853      2/12/98          4,041,644.00      First National Bank of Chicago,
                                                    as Trustee


 *issued by Bank of America.
**issued by Harris.

                                  SCHEDULE IV

                           LIST OF CLOSING DOCUMENTS



                                   Attached.